Filed Pursuant to Rule 424(b)(3)

File No. 333-106033

CAMBRIDGE HEART, INC.

Prospectus Supplement No. 2 dated January 6, 2006

to the Prospectus dated May 18, 2004

This prospectus supplement supplements our prospectus dated May 18, 2004 in order to include the information contained in the following reports filed by Cambridge Heart, Inc. with the Securities and Exchange Commission (SEC): the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as amended by Amendment No. 1 thereto on Form 10-K/A, filed with the SEC on April 29, 2005, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, the Current Report on Form 8-K filed with the SEC on October 5, 2005 and the Current Report on Form 8-K filed with the SEC on October 27, 2005. This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement no. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2004

or

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal period from             to

Commission file number 0-20991

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	13-3679946 (I.R.S. Employer Identification No.)

1 Oak Park Drive, Bedford, MA (Address of Principal Executive Offices)	01730 (Zip Code)

(781) 271-1200

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

NONE

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

Title of class

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to the Form 10-K.  ☐

Indicate by check mark if the Company is an accelerated filer as defined in Rule 12b-2.    ☐  Yes    ☒  No

The aggregate market value of the common stock held by non-affiliates of the registrant was $24,480,431 based on the last reported sale price of the common stock on the OTC Bulletin Board on June 30, 2004.

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date: 39,203,893 shares of $0.001 par value common stock as of March 25, 2005.

Documents incorporated by reference:

Document Description	10-K Part
Portions of the Registrant’s Proxy Statement for the Annual Meeting of Stockholders, which will be filed within 120 days after the close of the Registrants fiscal year ended December 31, 2004	Part III

PART I

Item 1.	Business

Company Overview

We are engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, we are addressing a key problem in cardiac diagnosis—the identification of those at risk of sudden cardiac death. Our products incorporate our proprietary technology for the measurement of Microvolt T-Wave Alternans, and were the first diagnostic tools cleared by the U.S. Food and Drug Administration, which we call the FDA, to non-invasively measure Microvolt levels of T-Wave Alternans to predict the risk of sudden cardiac death. Microvolt T-Wave Alternans is an extremely subtle beat-to-beat fluctuation in the t-wave segment of a patient’s heartbeat. The use of our products and technology in the performance of a Microvolt T-Wave Alternans Test can detect these tiny heartbeat variations, measured down to one millionth of a volt. The test is conducted by elevating the patient’s heart rate through exercise, pharmacologic agents or pacing with electrical pulses. Our proprietary system and proprietary sensors, when placed on the patient’s chest, can acquire and analyze the heartbeat for Microvolt T-Wave Alternans.

Published clinical data in a broad range of patients with heart disease has shown that patients with symptoms of or at risk of life threatening arrhythmias who test positive for Microvolt T-Wave Alternans are at increased risk for subsequent sudden cardiac events including sudden death, while those who test negative are at minimal risk. Sudden cardiac arrest accounts for approximately one-third of all cardiac deaths, or over 400,000 deaths, in the United States each year, and is the leading cause of death in people over the age of 45.

All of our products, including our Heartwave System, CH 2000 Cardiac Stress Test System and Micro-V Alternans Sensors, have received 510(k) clearance from the FDA for sale in the United States. They have also received the CE mark for sale in Europe and have been approved for sale by the Japanese Ministry of Health, Labor and Welfare. Our 510(k) clearance allows our Microvolt T-Wave Alternans Test to be used to test anyone with known, suspected, or at risk of ventricular tachyarrhythmia and/or sudden cardiac death and allows the claim that our Microvolt T-Wave Alternans Test is predictive of those events.

We are engaged in one industry segment. Additional information regarding our operating segment is presented in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this Annual Report on Form 10-K, and financial information is provided in the financial statements contained in this Annual Report on Form 10-K.

Cambridge Heart was incorporated in Delaware in 1990. Our executive offices are located at 1 Oak Park Drive, Bedford, Massachusetts 01730. We maintain a website with the address www.cambridgeheart.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this Annual Report on Form 10-K. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission. In addition, we intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be publicly disclosed pursuant to the rules of the Securities and Exchange Commission.

Principal Products and Applications

The Heartwave

Our Heartwave System is used to perform a Microvolt T-Wave Alternans Test. A Microvolt T-Wave Alternans Test requires an elevated heart rate to provide an accurate result. The required heart rate of 110-120 beats per minute is typically achieved utilizing exercise as performed on a treadmill in a standard stress test. The heart rate can also be elevated through the use of pharmaceuticals or by directly pacing the patient often during an electrophysiologic study.

The Heartwave System can be used in conjunction with virtually all manufacturers’ stress test systems to elevate the heart rate. The Microvolt T-Wave Alternans Test is typically performed as a stand alone diagnostic procedure, but can also be performed in conjunction with a standard exercise stress test. The electrocardiographic signals are captured by the Micro-V Alternans Sensors placed at designated locations on the patient’s chest and analyzed by the Heartwave processor using our proprietary Analytic Spectral Method of measuring microvolt levels of t-wave alternans.

The Heartwave System includes:

•	a Pentium processor that provides almost real-time Microvolt T-Wave Alternans computations and storage of the 10 most recent tests;

•	an LCD touch screen that controls the operation of the processor, displays key test parameters and is the means of entering patient information;

•	a digital ECG amplifier that, working in concert with our Micro-V Alternans Sensors, makes alternans measurements possible to levels below one microvolt; and

•	a desk jet printer capable of providing printed trend reports with guided interpretation for quick, accurate analysis.

The CH 2000 Cardiac Stress Test System

Our CH 2000 is a diagnostic system designed to support a broad range of standard and physician-customized protocols for the conduct and measurement of cardiac exercise stress tests. When properly upgraded to activate our Microvolt T-Wave Alternans technology, it is also able to perform a Microvolt T-Wave Alternans Test. It is capable of controlling both treadmill and bicycle ergometers and is well suited for standard, nuclear or echocardiographic stress tests. The CH 2000 is compatible with standard electrodes for routine stress tests and our Micro-V Alternans Sensors for a Microvolt T-Wave Alternans Test.

Micro-V Alternans Sensors

Our Micro-V Alternans Sensors are single patient use, multi-segment electrodes. They are required to obtain good results from our Microvolt T-Wave Alternans Test as they work to reduce background noise and artifact, allowing the processor to properly and accurately analyze the heart’s electrical signal.

Clinical Studies

Over the years, various studies have shown Microvolt T-Wave Alternans (MTWA) to be an effective diagnostic tool for the identification of patients at risk of sudden death and life-threatening ventricular arrhythmias. Additionally, a negative result from a Microvolt T-Wave Alternans Test has been demonstrated to be a strong indication that the patient is at very low risk of ventricular tachyarrhythmia or sudden death, both of which we sometimes refer to as a sudden cardiac event. Clinical studies conducted on several thousand patients in most of the major high risk cardiac populations have shown that a Microvolt T-Wave Alternans Test positive result is at least as accurate a predictor of a future cardiac event as an invasive electrophysiology study. These studies have also shown that patients testing negative for Microvolt T-Wave Alternans are at very low risk of dying suddenly from a cardiac event. These studies have been published in a variety of peer reviewed journals such as the New England Journal of Medicine, Circulation, Journal of Cardiovascular Electrophysiology, Journal of the American College of Cardiology, and The Lancet.

In October 2004, the journal Circulation published the results of a National Institutes of Health sponsored prospective, multi-center study conducted by Dr. Daniel M. Bloomfield of Columbia University College of

Physicians and Surgeons. The study of 177 patients with a previous heart attack and poor pumping function (left ventricular ejection fraction of 30% or less), which are called MADIT II type patients, (a subset within a 549 patient heart failure study) compared the efficacy of our Microvolt T-Wave Alternans Test to QRS duration, a time measurement of a portion of the cardiac cycle, in predicting all cause mortality. The results of the study revealed that patients were 4.8 times more likely to die if they tested not-negative (positive or indeterminate) for Microvolt T-Wave Alternans than if they had a negative result. This result showed statistical significance (p=0.020) while the use of QRS duration did not achieve any statistical significance in risk stratifying this group of patients. Dr. Bloomfield concluded that among MADIT II type patients, Microvolt T-Wave Alternans is better than QRS duration at identifying a high risk group and also better at identifying a low risk group unlikely to benefit from implantable cardioverter defibrillator (ICD) therapy.

The following month, November 2004, Dr. Otto Costantini, Assistant Professor of Medicine, Case Western Reserve University and Director, Arrhythmia Prevention Center, MetroHealth Medical Center, presented data at the American Heart Association Annual Meeting in New Orleans demonstrating the efficacy of Microvolt T-Wave Alternans testing in 282 non-ischemic cardiomyopathy patients with an ejection fraction of less than 40%. These patients represent a different subset of the same 549 patient study previously mentioned that was conducted by Dr. Daniel Bloomfield. Of the 282 non-ischemic patients, 34% had a normal (negative) Microvolt T-Wave Alternans Test result, while 66% tested abnormal (positive or indeterminate). Among the patients with a normal MTWA test result, none experienced the study’s primary endpoint of death or sustained arrhythmia, while 11.8% of the patients with an abnormal test result experienced the primary endpoint. Dr. Costantini concluded that a normal Microvolt T-Wave Alternans Test result predicts a negligible risk of death or sustained ventricular tachycardia among patients with non-ischemic cardiomyopathy and that Microvolt T-Wave Alternans performs better than QRS duration and ejection fraction in predicting death or sustained ventricular arrhythmia. Of significance, according to Dr. Costantini, is that MTWA has a high negative predictive accuracy in both ischemic and non ischemic patients and that the use of ICD prophylaxis in patients with a normal MTWA test and an ejection fraction ≤30% may not be necessary.

We are in the final stages of patient enrollment for the Alternans Before Cardioverter Defibrillator (ABCD) trial which is sponsored by St. Jude Medical. This trial compares our Microvolt T-Wave Alternans Test with the invasive electrophysiology test. During the first quarter of fiscal 2005, patient enrollment in each of the following three important studies was concluded.

MASTER Study

The 653 patient, multi-center, MASTER I (Microvolt T-Wave Alternans Testing for Risk Stratification of Post MI Patients) clinical trial, sponsored by Medtronic, Inc., completed its enrollment. The purpose of this study is to show that MADIT II type patients with a normal Microvolt T-Wave Alternans Test result are at very low risk of dying suddenly versus those that test abnormal and therefore may not require ICD therapy. Each of the 653 patients met MADIT II criteria, meaning that they had all experienced a heart attack and had an ejection fraction ≤30%. All of the patients received a currently available Medtronic ICD as prophylactic therapy. Results of this study are expected to be available in 2006. An additional 400 patients with slightly better pumping function (ejection fraction of 30% to 40%) are being evaluated in a related registry.

REFINE Study

The enrollment in the 350 patient, multi-center, Risk Estimation Following Infarction – Noninvasive Evaluation Study, led by Dr. Derek Exner, University of Calgary Associate Professor of Medicine, Libin Cardiovascular Institute of Alberta, was completed. The primary hypothesis of the study is that Microvolt T-Wave Alternans testing will have a greater prognostic utility in predicting the endpoints of sudden cardiac death, resuscitated ventricular fibrillation or sustained ventricular tachycardia than various non-invasive parameters including signal averaged electrocardiogram, baroreceptor sensitivity and several Holter measures such as heart rate variability in patients who had experienced a recent myocardial infarction and have an ejection fraction of 50% or less. Study results are expected to be available in 2006.

CARISMA Study

Enrollment in a 300 patient multi-center study, conducted by Dr. Heikki Huikuri, Professor of Medicine, Oulu University Central Hospital in Finland, was also recently completed. The goal of the study is to assess the value of Microvolt T-Wave Alternans and several other invasive and non-invasive risk stratification methods as predictors risk of arrhythmia events heart attack survivors with an ejection fraction of less than or equal to 40%. All patients received a loop recorder to record arrhythmic events.

Marketing and Sales

Our technology and products are directed towards identifying individuals at risk of sudden cardiac death. Typically our target patient populations include those individuals with underlying cardiac disease. In the U.S., those populations include 7.8 million patients who have suffered a myocardial infarction, more commonly known as a heart attack, 4.9 million patients suffering from congestive heart failure (poor pumping function), and more than one million other patients suffering from conditions including syncope (fainting and dizziness) and non-ischemic dilated cardiomyopathy (damaged and enlarged heart). Therefore, the aggregate at-risk patient population exceeds 10 million. MADIT II and Sudden Cardiac Death-Heart Failure Trial (SCD-HeFT) type patients are relatively small but highly visible and important subsets of this at-risk patient population.

The target customer for our Heartwave System and Micro-V Alternans Sensors is the clinical cardiologist. Clinical cardiologists see the vast majority of patients with existing cardiac conditions. They control the referral pattern of their patients. They also prescribe and administer most diagnostic tests either in their office or as an outpatient procedure at the hospital. Our Microvolt T-Wave Alternans Test is a non-invasive tool used to identify which of their patients are at the highest risk of sudden cardiac death and, therefore, should be referred for more extensive testing and therapy. Conversely, it identifies patients at low risk who may be treated more conservatively, typically through drug therapy. The electrophysiologist is a cardiologist specializing in the electrical rhythm of the heart and, as such, their knowledge and opinion on the value of the Microvolt T-Wave Alternans Test is often solicited by the clinical cardiologist, the primary user of our test.

We face two significant challenges as a single product company. First, we must gain initial access to our target customer, the clinical cardiologist, in order to introduce them to our technology and our company. Second, many of the private insurance plans do not yet reimburse for a Microvolt T-Wave Alternans test which makes the tests less attractive from a financial standpoint. We have established relationships with a number of representatives from other companies selling cardiac products, including a number of ICD representatives to help facilitate better access to the customer. Often the utilization of Microvolt T-Wave Alternans in a cardiology practice results in the identification of individuals who are in need of ICD therapy. This creates a favorable environment for relationships with ICD representatives to help us gain access to our shared customers.

Throughout fiscal 2004, we maintained a direct sales organization in the U.S. comprising approximately 15 sales territories. The sales coverage was supplemented with field management and 3 clinical specialists. We have determined that this distribution channel is not optimal for Cambridge Heart at this point in time and, as such, have begun the process of modifying our field coverage to a hybrid sales distribution model consisting of a blend of direct sales representatives and independent manufacturers’ representatives. In January 2005, we reduced the number of territories covered by our direct sales representatives to six and have begun the process of engaging the services of independent manufacturers’ representatives to enhance and expand our coverage across the U.S. The six remaining direct representatives have demonstrated success in selling the Microvolt T-Wave Alternans technology in their territories, typically where reimbursement for the test is favorable. The independent representatives we hire will have existing relationships with our target customers resulting from the fact that they also sell other non-competing cardiology products and, therefore, have relationships with, and access to, our potential customers. We will provide clinical and technical support to the independent representatives with our field sales managers and clinical specialists. We believe that this hybrid structure will provide us with broader coverage, while reducing the amount of fixed selling costs normally associated with a totally direct selling organization.

In addition to the sales efforts already discussed, we have established partnerships and distribution agreements with third party organizations supporting our sales efforts around the world.

We are party to a distribution and license agreement with Burdick, Inc., a subsidiary of Quinton Cardiology Systems, Inc. that allows them to run our Microvolt T-Wave Alternans technology on their Quest® exercise stress test system. This agreement, signed in August 2003, extends through July 31, 2005.

In November 2004, we entered into a distribution agreement with Del Mar Reynolds Medical, a division of the Ferraris Group, Plc., appointing them as a non-exclusive distributor of our CH 2000 standard stress test system in the U.S. and selected territories outside the U.S. The initial term of this agreement is one year and is renewable by both parties in additional one year increments.

We also utilize a number of independent distributors to market our products outside the U.S. During the years ending December 31, 2002, 2003 and 2004, sales to international customers accounted for 19%, 9% and 14% of our business, respectively. We focus a majority of our sales and marketing resources on penetrating the U.S. market for Microvolt T-Wave Alternans testing with our Heartwave System. We believe that the U.S. market represents our largest business opportunity and, therefore, the majority of our sales and marketing efforts are directed towards this market.

Manufacturing

The in-house manufacturing process for our Heartwave and CH 2000 consists primarily of incoming inspection and final assembly of purchased components. Additionally, our operations group tests, inspects, packages and ships product. Components and sub-assemblies are purchased according to our specifications and are subject to inspection and testing. We rely on outside vendors to manufacture major components, a number of which are currently supplied by sole source vendors. We purchase components through purchase orders rather than long-term supply agreements and generally do not maintain large volumes of inventory. We purchase our Micro-V Alternans Sensors fully assembled and packaged from a third party supplier.

We believe that our facility in Bedford, Massachusetts will be adequate to meet our production requirements through November 30, 2005, the term of our current lease agreement. We are required to meet and adhere to the requirements of U.S. and international regulatory agencies, including Good Manufacturing Practices and Quality System Regulation requirements. Our manufacturing facilities are subject to periodic inspection by both U.S. and international regulatory agencies.

We last underwent a Quality System Regulation audit, conducted by the FDA, in August 2001. We passed the inspection with no observations. We are ISO 9001 certified allowing us to apply the CE Mark to all of our products. We are subject to semi-annual audits by our designated notified body, British Standards Institution, to maintain our ISO 9001 certification.

Research and Development

A substantial portion of our research and development investment is focused on our efforts to develop and design enhancements to our Microvolt T-Wave Alternans technology and products targeted at optimizing their functionality and ease of use. During fiscal 2004, we began development on the next generation Heartwave System, which will incorporate additional features intended to make our Microvolt T-Wave Alternans Test easier to perform and more beneficial for our customers. We expect the new product to be available during the first half of fiscal 2005.

During fiscal 2004, we continued to support the Alternans Before Cardioverter Defibrillator clinical trial, known as the ABCD Trial, that is being sponsored by St. Jude Medical, as well as the Medtronic, Inc. sponsored MASTER Study. The ABCD Trial is nearing completion of patient enrollment, while enrollment in the MASTER Study ended in the first quarter of fiscal 2005.

In 2004, we filled the staffing vacancies we had in our research and development organization at the end of fiscal 2003. As of December 31, 2004, we had four full time employees engaged in research and development activities along with several independent research and engineering consultants whose services are utilized as necessary.

Patents, Trade Secrets and Proprietary Rights

Some of the initial methods that we used in the measurement of Microvolt T-Wave Alternans are covered by a U.S. patent issued to The Massachusetts Institute of Technology. This patent is covered by an exclusive license agreement with MIT that continues through the year 2007. The license will then convert to a non-exclusive agreement for the remaining life of the patent unless MIT agrees to an extension of exclusivity. We have been issued an additional nineteen U.S. patents that include claims covering substantial changes and modifications to the initial methods covered by the original MIT patent. The expiration dates of these patents range from 2013 to 2021. During 2004, we received new patent issuances in the U.S. and Europe, which further protect our digital signal processing techniques and the Analytic Spectral Method of analyzing the signals for MTWA.

We continue to maintain our license agreement with MIT since it includes the original patent covering certain methods for the measurement of Microvolt T-Wave Alternans. This license agreement imposes various commercialization, sublicensing, insurance, royalty, product liability indemnification and other obligations on us. Our failure to comply with these requirements could result in conversion of the licenses from being exclusive to non-exclusive in nature or, in some cases, termination of the license. We believe that we are in compliance with all of these obligations.

We believe that our intellectual property and expertise, as originally licensed from MIT and substantially further developed by us, constitute an important competitive resource, and we continue to evaluate the markets and products that are most appropriate to exploit the expertise licensed and developed by us. In addition, we maintain an active program of intellectual property protection, both to assure that the proprietary technology developed by us is appropriately protected, and, where necessary, to assure that there is no infringement of our proprietary technology by competitive technologies.

Reimbursement

Reimbursement to healthcare providers by third party insurers is critical to the long-term success of our efforts to make the Microvolt T-Wave Alternans Test the standard of care for patients at risk of ventricular tachyarrhythmia or sudden death. In January 2002, Current Procedural Terminology Code 93025, known as a CPT code, became available for use by healthcare providers for filing for reimbursement for the performance of a Microvolt T-Wave Alternans Test. This code may be used alone, or in conjunction with, other diagnostic cardiovascular tests. This unique CPT code provides a uniform language used by healthcare providers to describe medical services but does not guarantee payment for the test. Coding is used to communicate to third party insurers about services that have been performed for billing purposes and can affect both the coverage decision and amount paid by third party insurers. Effective January 1, 2005, the Centers for Medicare and Medicaid Services, or CMS, published a revised Medicare payment amount for the CPT code for a Microvolt T-Wave Alternans Test of approximately $321.00. This represents an adjustment from the 2004 average of approximately $338.00.

Local Medicare carriers provide coverage for the Microvolt T-Wave Alternans Test in almost all 50 states. They are responsible for coverage of individuals who are a minimum of 65 years of age. This demographic is estimated to be approximately 50% of the potential patient population for Microvolt T-Wave Alternans testing. In the first quarter of fiscal 2005, the Centers for Medicare and Medicaid Services, known as CMS, expanded the indications for use of implantable cardioverter defibrillators, known as ICDs. As part of their expanded coverage decision, CMS announced that all patients receiving an ICD are required to be included in a national data registry as a condition of reimbursement. The registry requirement has been established with the intent of eventually providing guidance to the medical community as to which patients have the greatest chance of receiving benefit from these potentially life saving devices. In their coverage decision, CMS stated that this initial registry will be modified, and that they strongly encourage the inclusion of Microvolt T-Wave Alternans data as part of an expanded follow on registry. The inclusion of our test as part of the follow on registry could have a significant impact on our revenue opportunities in the future.

We continue to work with the private insurance carriers where coverage for our Microvolt T-Wave Alternans Test is not uniform. Utilizing current clinical and cost effectiveness information, we are working with an outside reimbursement consulting firm to gain positive reimbursement decisions from private insurance carriers such as Aetna and United Health Care. We have also encouraged physician advocacy and support in approaching the private carriers for a positive coverage decision.

Competition

We have both direct and indirect competitors. GE Medical Systems gained FDA 510(k) concurrence during 2003 for their T-Wave Alternans Algorithm for use with their Case 8000 Stress Exercise System. At the present time, we are not aware of any published, prospectively enrolled clinical studies that support and validate the use of this algorithm. We believe that the publication of substantial clinical data is necessary to successfully penetrate this emerging market. Indirect competition can come from other testing modalities such as invasive electrophysiology testing and the potential for implanting of ICDs in broad patient populations without the need for risk stratifying tests such as ours.

Government Regulation

We have received all necessary and required regulatory clearances from the FDA to market our products in the U.S. Our Heartwave, CH 2000, and Micro-V Alternans Sensors have received 510(k) clearance from the FDA for sale in the United States. The 510(k) clearance for the Heartwave and the CH 2000 includes the claim that they can measure Microvolt T-Wave Alternans, and the presence of Microvolt T-Wave Alternans in patients with known, suspected or at risk of ventricular tachyarrhythmia predicts increased risk of ventricular tachyarrhythmia and sudden death.

Any products manufactured or distributed by us are subject to comprehensive and continuing regulation by the FDA, including record keeping requirements, reporting of adverse experience with the use of the device, post-market surveillance, post-market registry and other actions deemed necessary by the FDA. The most recent FDA inspection of our record keeping, reporting and quality documentation system was concluded in August 2001. We passed the inspection with no observations.

We are also subject to regulation in each of the foreign countries in which we sell our products. Many of the regulations applicable to our products in these counties are similar to those of the FDA. We have obtained the requisite foreign regulatory approvals for sale of our Heartwave, CH 2000 and Micro-V Alternans Sensors in many foreign countries, including most of Western Europe. We believe that foreign regulations relating to the manufacture and sale of medical devices are becoming more stringent. The European Union adopted regulations requiring that medical devices such as our Heartwave, CH 2000 and Micro-V Alternans Sensors comply with the Medical Device Directives, which establish the requirements for CE marking of all products prior to their importation and sale. In 2001, we received ISO-9001 and CE certification for our Heartwave, CH 2000 and Micro-V Alternans Sensors. The Japanese Ministry of Health, Labor and Welfare has also approved our products for sale. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Employees

As of December 31, 2004, we had 35 full-time employees. None of our employees are represented by a collective bargaining agreement, and we have not experienced work stoppages. We believe that our relations with our employees are good.

Item 2.	Properties

Our facilities consist of approximately 11,000 square feet of office, research and manufacturing space located at 1 Oak Park Drive, Bedford, Massachusetts. This facility is under lease through November 30, 2005, and we have the option of extending the lease term for an additional twelve months. We believe that suitable additional space will be available to us, when needed, on commercially reasonable terms.

Item 3.	Legal Proceedings

We are not party to any material legal proceedings.

Item 4.	Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of our security holders, through solicitation of proxies or otherwise, during the fourth quarter of the year ended December 31, 2004.

Item 4A.	Executive Officers of the Registrant

The following table sets forth (i) the names and ages of our current executive officers; (ii) the position(s) presently held by each person named; and (iii) the principal occupations held by each person named for at least the past five years.

Name	Age	Position
David A. Chazanovitz	54	Chairman of the Board, Chief Executive Officer and President
Robert B. Palardy	56	Vice President, Finance and Administration and Chief Financial Officer
James Sheppard	45	Vice President, Operations
Robert LaRoche	49	Vice President, Sales and Marketing
Ali Haghighi-Mood	45	Vice President, Research and Development

David A. Chazanovitz. Mr. Chazanovitz has been our Chief Executive Officer since February 2001 and the President and a Director since October 2000. He assumed the title of Chairman of the Board of Directors in 2004. From July 1998 to September 2000, Mr. Chazanovitz served as the President of the Neurosciences Division of NMT Medical Inc., a medical device firm. From June 1996 to July 1998, Mr. Chazanovitz served as the President of the Septal Repair Division of NMT, following the merger of Innerventions, Inc. with NMT. Mr. Chazanovitz was a founder in 1995 of Innerventions, a developer of septal repair devices. Mr. Chazanovitz also previously served as the President of several divisions of C.R. Bard, Inc., a medical products and services firm, including Bard Ventures, Bard Electrophysiology and USCI Angiography. Mr. Chazanovitz holds a B.S. in Biology from City College of New York and an M.B.A. in Marketing from Long Island University.

Robert B. Palardy. Mr. Palardy has been our Vice President, Finance and Administration and Chief Financial Officer since November 1997. From 1990 to 1997, Mr. Palardy was Vice President, Finance and Information Services of Smith & Nephew Endoscopy, a company involved in the development, manufacture and sale of medical devices for arthroscopy. Mr. Palardy is a Certified Public Accountant and holds a B.S. degree in Accounting from LaSalle University.

James Sheppard. Mr. Sheppard has been our Vice President, Operations since August 1999. From 1996 to 1998, Mr. Sheppard was Vice President, Operations for NMT Medical, Inc., a medical device company. From 1995 to 1996, Mr. Sheppard served as Director of Manufacturing for Summit Technology, an ophthalmic device company and from 1982 to 1994 he served in several senior management positions at C.R. Bard, Inc., a healthcare products company. Mr. Sheppard holds a BS in Industrial Engineering from Virginia Polytechnic Institute and State University.

Robert LaRoche. Mr. LaRoche became our Vice President of Marketing in February 2003 and assumed the role of Vice President of Sales and Marketing in April 2003. From January 1999 to January 2003, Mr. LaRoche

was the President of Octant Marketing, Inc., a marketing consulting services company he founded specializing in the medical products industry. From 1997 to January 1999, Mr. LaRoche served as Director of Marketing/ Business Development for Circe Biomedical, a developer of bio-artificial organs and cell therapy. From 1994 to 1997, he was Vice President of Marketing and Sales for Vision Sciences, Inc., a medical device company and from 1985 to 1994 he held a variety of senior sales and marketing positions at C.R. Bard, Inc., a healthcare products company. Mr. LaRoche holds a B.S. in Marine Fisheries Biology from the University of Massachusetts.

Ali Haghighi-Mood, Ph.D. Dr. Haghighi-Mood has been our Vice President of Research and Development since July 2003. From January 2002 to July 2003, he served as our Director of Research and has worked in our research and development department since January 1997. Dr. Haghighi-Mood is the holder of several patents covering our Microvolt T-Wave Alternans technology including our proprietary Analytic Spectral Method for the measurement of T-wave Alternans. Dr. Haghighi-Mood holds a B.S. and an M.S. in Electrical Engineering from the University of Tehran and a Ph.D. in Biomedical Engineering from the University of Sussex in the U.K.

Executive officers of the Company are elected by and serve at the discretion of the Board of Directors. There are no family relationships among any of our executive officers or directors.

PART II

Item 5.	Market for Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

Shares of our common stock are traded on the National Association of Securities Dealers’ OTC Bulletin Board under the symbol “CAMH.OB”. On May 8, 2003, the listing of our shares moved from The Nasdaq SmallCap Market to the OTC Bulletin Board. Prior to August 2, 1996, our shares were not publicly traded. Our common stock is not traded on any market, foreign or domestic, other than the OTC Bulletin Board. The following table sets forth, for the periods indicated, the range of high and low sale prices of our common stock as reported on The Nasdaq SmallCap Market and the OTC Bulletin Board during the two most recent fiscal years.

	2003		2004
Period	High	Low	High	Low
First Quarter	$0.59	$0.30	$1.36	$0.83
Second Quarter	$0.80	$0.25	$1.10	$0.54
Third Quarter	$1.50	$0.60	$0.94	$0.36
Fourth Quarter	$1.50	$0.74	$0.72	$0.42

The depositary for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. On March 16, 2005, we had approximately 161 holders of common stock of record. This number does not include stockholders for whom shares are held in a “nominee” or “street” name.

Dividends

We have never declared or paid cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends, current and anticipated cash needs and other factors the board of directors deem relevant. In addition, if we were to pay dividends, such dividends would be paid to holders of our preferred stock, prior to any such distribution to holders of common stock, on a per share basis equal to the number of shares of common stock into which each share of preferred stock is then convertible.

Item 6.	Selected Financial Data

The following data, insofar as it relates to the years 2000, 2001, 2002, 2003 and 2004, have been derived from our audited financial statements. Our balance sheet dated as of December 31, 2003 and 2004 and the related statements of operations for each of the three years in the period ended December 31, 2004 are derived from the audited financial statements appearing elsewhere in this Annual Report on Form 10-K. This data should be read in conjunction with the financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Annual Report on Form 10-K. The historical results are not necessarily indicative of the results of operations to be expected in the future.

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$1,910	$3,112	$4,307	$6,945	$5,108
Cost of goods sold	1,879	2,431	3,061	3,203	2,342

Gross profit	31	681	1,246	3,742	2,766

Costs and expenses:
Research and development	2,694	1,845	1,388	944	774
Selling, general and administrative	5,509	5,702	5,868	6,193	5,752

Total costs and expenses	8,203	7,547	7,256	7,137	6,526

Loss from operations	$(8,172)	$(6,866)	$(6,010)	$(3,395)	$(3,760)
Interest income	585	413	104	20	58
Interest expense	(12)	(13)	(17)	(13)	(1)

Net loss	$(7,599)	$(6,466)	$(5,923)	$(3,388)	$(3,703)
Beneficial conversion feature	—	—	—	(1,533)	(2,604)

Net loss attributable to common stockholders	$(7,599)	$(6,466)	$(5,923)	$(4,921)	$(6,307)

Net loss per share—basic and diluted	$(0.50)	$(0.37)	$(0.30)	$(0.25)	$(0.21)
Weighted average shares outstanding—basic and diluted	15,331,565	17,340,789	19,450,062	19,663,460	29,622,673

	December 31,
	2000	2001	2002	2003	2004
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$11,455	$8,738	$3,093	$5,609	$7,647
Working capital	11,258	8,669	3,152	6,389	8,284
Long term debt	—	101	6	4	2
Total assets	13,975	11,900	6,189	8,520	9,650
Total liabilities	1,293	1,981	2,032	1,620	993
Preferred stock	—	—	—	4,589	3,702
Warrants to acquire preferred stock	—	—	—	1,024	2,526
Accumulated deficit	(36,635)	(43,102)	(49,024)	(52,412)	(56,115)
Stockholders’ equity	$12,682	$9,918	$4,156	$1,287	$2,429
Dividends—None

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, we are addressing a key problem in cardiac diagnosis—the identification of those at risk of sudden cardiac arrest. Our proprietary technology and products are the only diagnostic tools cleared by the U.S. Food and Drug Administration to non-invasively measure Microvolt levels of T-Wave Alternans, an extremely subtle beat-to-beat fluctuation in a patient’s heartbeat. Our Microvolt T-Wave Alternans Test is performed using our primary products, the Heartwave System in conjunction with our single patient use Micro-V Alternans Sensors. There are approximately 500 Heartwave units that have been sold in the U.S. since the product was introduced at the end of fiscal 2000.

In 2004 we experienced a 26% decline in our revenue. The approximate $1.8 million decline to $5.1 million in sales was primarily due to a lower volume of our core Alternans business in the United States as approximately $1 million of Heartwave Systems and Micro-V Alternans Sensors were sold into accounts in 2003 with the intention of participating in the Medtronic, Inc. sponsored MASTER Study. This revenue was non-recurring. Additionally, our 3-year distribution contract with Philips Medical for our CH 2000 Stress Test System ended causing a decrease in our non-core business during fiscal 2004. In November 2004, we signed a one-year distribution agreement with Del Mar Reynolds, Inc. to reestablish distribution of the CH 2000.

We spent considerable time in 2004 working on medical reimbursement issues to help ensure that our customers are paid for the performance of a Microvolt T-Wave Alternans test. Reimbursement is important to the overall success and revenue growth of Cambridge Heart as our customers require profitability from the diagnostic tests that they employ. We rely on the Centers for Medicare and Medicaid Services (CMS), also known as Medicare, for approximately 50% of the potential reimbursement coverage for our test since approximately one-half of the potential base of patients is at least 65 years old. The remaining 50% of our potential patients are covered through private insurance plans such as Blue Cross/Blue Shield, Aetna and United Healthcare. Medicare and Blue Cross/Blue Shield typically operate through local carriers making it a challenge to obtain reimbursement as many different insurance carriers exist across the country.

During 2004, we were successful in gaining new reimbursement policies from CareFirst Blue Cross/Blue Shield which covers approximately 3.2 million patient lives in Maryland, Delaware, Washington, D.C. and northern Virginia and Blue Cross/Blue Shield of Michigan which covers approximately 5 million patient lives. Policies covering Medicare patients in California, Illinois, Minnesota, Michigan, Wisconsin and several other states were broadened during fiscal 2004. We continue to work with various reimbursement experts and our physician customers to advocate on behalf of their patients for coverage of the Microvolt T-Wave Alternans Test. We are targeting the private carriers which cover multiple states and therefore large numbers of covered lives.

Following the presentation of the Sudden Cardiac Death – Heart Failure Trial (SCD-HeFT) trial at the American College of Cardiology in March 2004, Medtronic, Inc, the study sponsor, applied to CMS for significantly expanded coverage indications for ICD implantation. The SCD-HeFT study demonstrated that individuals in New York Heart Association Class II and III Heart Failure who have left ventricular ejection fraction (a measure of the hearts pumping efficiency) less than or equal to 35%, suffer lower mortality rates if they have an ICD than those individuals who are optimally treated on appropriate heart medications. The study showed a statistically significant, albeit quite modest, result as the annual mortality rate decreased only 1.6% points from 7.2% to 5.6% per year. Throughout the year CMS went through a formal process of evaluating the prospect of additional ICD coverage. Along with members of the medical community, we presented substantial amounts of data to CMS showing that patients, similar to SCD-HeFT patients, who test Microvolt T-Wave Alternans normal or negative are at very low risk of sudden cardiac death and, therefore, may not benefit from defibrillator therapy. We also demonstrated the potential cost savings this could have to CMS. In January 2005, following the publication on the SCD-HeFT Study in of the New England Journal of Medicine, CMS granted coverage for ICD therapy to this patient population while expressing concern that many of the patients will receive no benefit from the ICD therapy. As such, CMS has established a data registry to collect further information on these patients with the eventual desire to better advise and guide the medical community regarding which patients may or may not benefit from implantable defibrillators. CMS’s initial data registry, which is their start at this process, is collecting only cursory information about the patient, the implant and any procedural complications. CMS has already begun work on a follow-on registry, which is of significance to us as CMS stated in their decision that they “strongly encourage the inclusion of Microvolt T-Wave Alternans testing in the follow-on registry and any other data collection protocols.” We intend to work closely with CMS and all other stakeholders in developing the follow on registry and expect that the inclusion of Microvolt T-Wave Alternans could have a favorable impact on our ability to improve our revenue. No specific timetable for announcement and implementation of the follow on registry has been set at this time.

We have always recognized the importance of access to our customer, the clinical cardiologist, as a key element to the sale of our Heartwave System. While we had improved access to our target customers in fiscal 2003 due to the influence of the MASTER Study, we have since experienced increased challenges in gaining access on our own. In an effort to improve our access to target customers, we established relationships with various third party independent representatives who normally call on the same customers. We pay these representatives modest rewards for their assistance. At the beginning of fiscal 2005, we modified our sales distribution channel to a hybrid blend of direct and independent sales representatives. We reduced our direct sales coverage from approximately 15 territories to 6 territories where our direct sales representatives have demonstrated the ability to gain access to our customers. We will cover the rest of the territories with independent representatives, many of whom sell implantable defibrillators, have access to the cardiologist, and do not carry products that would be competitive to us. We will provide clinical and technical support to these independent representatives through our direct field sales managers, clinical specialists and home office personnel. This adjustment in our distribution structure will have the added benefit of reducing the fixed selling costs normally associated with a totally direct sales organization.

In order for our business to be profitable, we must be successful in our efforts to expand the installed base of Heartwave Systems and continually increase the number of Microvolt T-Wave Alternans Tests being performed in order to increase the usage of our Micro-V Alternans Sensors. Revenue growth from both our Heartwave and Micro-V Alternans Sensors delivers improved gross profits since both products carry attractive gross profit margins and manufacturing overhead costs are leveraged with volume growth.

At December 31, 2004, approximately 51% of our 35 direct employees were engaged in the selling or marketing of our technology and products, which accounts for approximately 60% of our total operating expenses incurred during fiscal 2004. An additional 23% of employees were dedicated to product manufacturing and customer support, while the remainder of our organization is involved in product research and development or administrative support.

During fiscal 2005, we will remain focused on revenue growth from the sale of our Heartwave System and disposable Micro-V Alternans Sensors in the U.S. We will continue to work on expanding reimbursement coverage from private insurers across the U.S., as well as participating in the design and development of a follow-on ICD data registry for Medicare patients to ensure the inclusion of our Microvolt T-Wave Alternans Test as one of its required data elements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management’s discussion and analysis of the financial condition and results of operations is based upon the financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. Note 2 of the notes to the financial statements contained in this Annual Report on Form 10-K includes a summary of our significant accounting policies and methods used in the preparation of our financial statements. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to the fair value of preferred stock and warrants, revenue recognition, incentive compensation, product returns, bad debt allowances, inventory valuation, investments, intangible assets, income taxes, warranty obligations, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and estimates affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Revenue from the sale of product to all of our customers is recognized upon shipment of goods provided that risk of loss has passed to the customer, all of our obligations have been fulfilled, persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collectibility is probable. Revenue from the sale of product to all of our third party distributors with whom we have a relationship is subject to the same recognition criteria. These distributors provide all direct repair and support services to their customers. Under Emerging Issue Task Force (“EITF”) 00-21, in multiple element arrangements, separate elements can be considered separate units of accounting when the delivered unit has value to a customer on a stand alone basis and there is objective and reliable evidence of the fair value of the undelivered element. We regularly sell maintenance agreements with the Heartwave System. Revenue from maintenance contracts is recognized separately based on amounts charged when sold on a stand alone basis and is recognized over the term of the underlying agreement. Additionally, revenue associated with the service of new systems sold is recognized in the period in which the service is provided. Payments of $162,575 at December 31, 2004 ($148,275 at December 31, 2003) received in advance of services being performed is recorded as deferred revenue and included in current liabilities in the accompanying balance sheet.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the non-payment of outstanding amounts due to us from our customers. We determine the amount of the allowance by evaluating the customer’s credit history, current financial condition and payment history. We make a judgment as to the likelihood we will experience a loss of all or some portion of the outstanding balance. Our estimate of $102,500 represents 84% of the total unpaid balance in excess of 90 days past due date and 9% of our total accounts receivable at December 31, 2004. Our actual experience of customer receivables written off directly during fiscal 2004 was $14,900 ($2,671 during fiscal 2003). Accordingly, we believe we have an adequate allowance, however additional write-offs could occur if future results significantly differ from our expectations.

Inventory Valuation

We regularly assess the value of our inventory for estimated obsolescence or unmarketable inventory. If necessary, we write-down our inventory value to the estimated fair market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required from time to time that could adversely affect our operating results for the fiscal period in which such write-downs are affected.

Capitalized Software

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require that we exercise considerable judgment with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. The cost of consultants utilized in the development of new features and functionality of our Microvolt T-Wave Alternans software is capitalized as incurred and amortized on a straight-line basis over its estimated life upon release to the market. The estimated life used for the amortization of the costs is three years. At each balance sheet date, these costs are evaluated for impairment by comparing the net realizable value of the product containing the software to the unamortized capitalized cost of that software. The amount by which the unamortized capitalized cost of the software exceeds this net realizable value, if any, is written off. As of December 31, 2004, no such write-offs have been made. The net realizable value is determined as the estimated future gross revenue from that product containing the software reduced by the estimated future costs of completing and disposing of that product. If no future revenues were achieved, then we would be required to write off the balance of the unamortized software costs, which is $38,685 at December 31, 2004.

Product Warranty

We warrant all of our non-disposable products as to compliance with their specifications and that the products are free from defects in material and workmanship for a period of 12 months from the date of delivery. We maintain a reserve for the estimated costs of potential future repair of our products during this warranty period. The amount of the reserve is based on our actual return and repair cost experience. If the rate and cost of future warranty activities materially differs from our historical experience, additional costs would have to be reserved that could materially affect our results of operations.

Results of Operations

The following table presents, for the periods indicated, our revenue by product line and geographic region. This information has been derived from our Statement of Operations included elsewhere in this Annual Report on Form 10-K. You should not draw any conclusions about our future results from our revenue for any period.

							% Inc/(Dec)	% Inc/(Dec)
	2002	% of Total	2003	% of Total	2004	% of Total	2004 vs 2003	2003 vs 2002
Alternans Products:
U.S. (core business)	$2,522,503	59%	$5,127,570	74%	$3,479,831	68%	-32%	103%
Europe	136,651	3%	184,477	2%	245,276	5%	33%	35%
Asia/Pacific	271,247	6%	54,300	1%	54,000	1%	-1%	-80%
Rest of World	17,340	0%	1,200	0%	38,800	1%	3133%	-93%

Total	2,947,741	68%	5,367,547	77%	3,817,907	75%	-29%	82%
Stress Products:
U.S	981,699	23%	1,169,774	17%	932,780	18%	-20%	19%
Europe	201,663	5%	190,032	3%	246,918	5%	30%	-6%
Asia/Pacific	121,614	3%	192,198	3%	107,896	2%	-44%	58%
Rest of World	54,660	1%	25,360	0%	2,250	0%	-91%	-54%

Total	1,359,636	32%	1,577,364	23%	1,289,844	25%	-18%	16%

Total Revenues	$4,307,377	100%	$6,944,911	100%	$5,107,751	100%	-26%	61%

Fiscal 2004 Compared to Fiscal 2003

REVENUE

Total revenue for fiscal 2004 and 2003 was $5,107,751 and $6,944,911, respectively, a decrease of 26%. Revenue from the sale of our Microvolt T-Wave Alternans products, which we call our Alternans Products, was $3,817,907 during fiscal 2004 compared to $5,367,547 during fiscal 2003, a decrease of 29% and accounted for 75% and 77% of total revenue for fiscal 2004 and fiscal 2003, respectively. Approximately $1.7 million of revenue recognized during fiscal 2003 came from the sale of equipment to participants in the MASTER Study as well as to Philips Medical Systems under a distribution agreement that expired at the end of fiscal 2003. During fiscal 2004, these non-recurring sales accounted for approximately 90% of our decline in total revenue and 64% of our decline in revenue from the sale of Alternans Products.

During fiscal 2004, revenue from our core business, which consists of U.S. sales of our Heartwave, Micro-V Alternans Sensors and other Alternans Products sold through our distribution partners, decreased 32% and accounted for 68% of total revenue for fiscal 2004 compared to 74% of total revenue for fiscal 2003. During fiscal 2004, the non-recurring sale of Alternans Products to participants in the MASTER Study accounted for approximately 60% of the revenue decrease. Revenue from the sale of Alternans Products outside the U.S. for fiscal 2003 and 2004 was $239,977 and $338,076, respectively, an increase of 41%.

The average selling price of our Heartwave System in the U.S. increased approximately 17% during fiscal 2004, while the average selling price of our Micro-V Alternans Sensors increased 6% during the same period. The installed base of our Heartwave Systems in the U.S. is now approaching 500 units.

During fiscal 2004, revenue from the sale of our CH 2000 stress test system and associated product components was $1,289,844 compared to $1,577,364 in fiscal 2003, a decrease of 18%. During fiscal 2003, approximately 70% of our revenue from the sale of CH 2000 stress test systems came from sales to Philips Medical Systems. In November 2004, we entered into a new non-exclusive distribution agreement with Del Mar Reynolds Medical. At this time, we do not anticipate that this new agreement will provide comparable sales volume.

GROSS PROFIT

Gross Profit was 54% of total revenue in fiscal 2004 unchanged from fiscal 2003. Manufacturing labor and overhead costs declined 9% in fiscal 2004 due to cost controls. Average selling prices in the U.S. for both the Heartwave and Micro-V Alternans Sensors increased in fiscal 2004. We anticipate gross profit margins in fiscal 2005 will continue to be affected by sales volume and selling price changes.

OPERATING EXPENSES

The following table presents, for the periods indicated, our operating expenses. This information has been derived from our Statement of Operations included elsewhere in this Annual Report on Form 10-K. You should not draw any conclusions about our future results from our operating expenses for any period.

	2003	% of Total Revenue	2004	% of Total Revenue	% Inc/(Dec) 2004 vs 2003
Operating Expenses:
Research and development	$944,325	14%	$774,285	15%	-18%
Selling, general and administrative	6,192,723	89%	5,751,875	113%	-7%

Total	$7,137,048	103%	$6,526,160	128%	-9%

RESEARCH AND DEVELOPMENT

Research and development expenses were $774,285 in fiscal 2004 compared to $944,325 in fiscal 2003, a decrease of 18%. During fiscal 2004, we were able to substantially reduce the costs associated with third party consulting services, while filling staffing vacancies. We also funded a project to design and develop the next generation Heartwave System and continued our support of the ABCD Clinical Trial, the MASTER Study and several other clinical studies of our Microvolt T-Wave Alternans technology during fiscal 2004. We anticipate the next generation Heartwave System will be introduced in fiscal 2005. We expect that research and development spending will increase modestly in fiscal 2005.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses were $5,751,875 in fiscal 2004 compared to $6,192,723 in fiscal 2003, a decrease of 7%. Selling and marketing costs, which accounted for 68% of total SG&A in fiscal 2004, decreased 5% from fiscal 2003. While expenditures in support of our efforts to expand Medicare and private insurance reimbursement for our Microvolt T-Wave Alternans Test increased more than 500% during fiscal 2004, spending on marketing materials and advertising placements declined 37% from fiscal 2003. Administrative costs, which accounted for 32% of total SG&A in fiscal 2004, decreased 12% from fiscal 2003. Lower compensation costs accounted for the majority of the decrease. We anticipate that fixed selling costs, which represented 47% of total SG&A costs in fiscal 2004, will decline in fiscal 2005 due to the modifications planned for our U.S. sales distribution network that will reduce these costs and increase sales compensation costs that vary with sales volume.

INTEREST INCOME/INTEREST EXPENSE

Interest income was $57,776 in fiscal 2004 compared to $20,297 in fiscal 2003, an increase of 185%. The increase is primarily the result of increased amounts of invested cash during most of fiscal 2004 and the increases in short-term interest rates during fiscal 2004. Interest expense was $799 in fiscal 2004 compared to $13,300 in fiscal 2003. The decrease is the result of the repayment of our credit line with Silicon Valley Bank in October 2003.

NET LOSS

As a result of factors described above, net loss attributable to common stockholders was $6,306,737 in fiscal 2004 as compared to a net loss of $4,920,910 in fiscal 2003. The reported amounts include non-cash financing charges associated with the sale of our preferred stock in December 2004 and May 2003. Details of these charges, which amounted to $2,603,884 and $1,533,280, for fiscal 2004 and 2003, respectively, are described in the Liquidity and Capital Resources section of this Annual Report on Form 10-K. The amounts of the beneficial conversion features have been immediately accreted and the accretions will result in deemed dividends as the preferred stock is immediately convertible. The deemed dividends have been reflected as adjustments to net loss applicable to common stockholders on our Statement of Operations. We reported a net loss of $3,702,853 and $3,387,630 for fiscal 2004 and 2003, respectively, before consideration of the beneficial conversion feature.

Fiscal 2003 Compared to Fiscal 2002

REVENUE

Total revenue for fiscal 2003 and 2002 was $6,944,911 and $4,307,377, respectively, an increase of 61%. Revenue from the sale of our Alternans Products was $5,367,547 during fiscal 2003 compared to $2,947,741 during fiscal 2002, an increase of 82% and accounted for 77% and 68% of total revenue for fiscal 2003 and fiscal 2002, respectively.

During fiscal 2003, revenue from our core business, which consists of U.S. sales of our Heartwave, Micro-V Alternans Sensors and other Alternans Products sold through our distribution partners, increased 103% and accounted for 74% of total revenue for fiscal 2003 compared to 59% of total revenue for fiscal 2002. The average selling price of our Heartwave System in the U.S. increased 13% during fiscal 2003 compared to fiscal 2002, while the selling price of our Micro-V Alternans Sensors increased an average of 18% during the same period. The balance of the 103% increase in our revenue from the sale of Alternans Products was primarily the result of growth in units sold of all Alternans Products. During fiscal 2003, we sold approximately 50 Heartwave Systems to customers participating in the MASTER Study. Revenue from the sale of our Micro-V Alternans Sensors increased 87% in fiscal 2003 compared to fiscal 2002. This increase was due to the increase in the installed base of our Heartwave Systems in the U.S. Revenue from the sale of disposable Micro-V Alternans Sensors accounted for 32% of our core business revenue in fiscal 2003 compared to 34% in fiscal 2002.

Revenue from the sale of Alternans Products outside the U.S. declined from $425,238 in fiscal 2002 to $239,977 in fiscal 2003. During 2002, our Japanese distributor, Fukuda Denshi, purchased an initial quantity of Heartwave Systems in anticipation of receiving approval of their application for registration of our Heartwave System with the Japanese Ministry of Health, Labor and Welfare. The approval from the Japanese Ministry of Health, Labor and Welfare was delayed, and was not received until later in fiscal 2003. As a result, additional sales in Japan were delayed.

During fiscal 2003, revenue from the sale of our CH 2000 stress test system and associated product components was $1,577,364 compared to $1,359,636 in fiscal 2002, an increase of 16%. The increase was primarily from the growth in unit sales of product in the U.S. Revenue from the sale of these products accounted for 23% of total revenue in fiscal 2003 compared to 32% in fiscal 2002. Sales to our U.S. customers including our exclusive distributor Philips Medical Systems accounted for 74% of our total stress product sales in fiscal 2003 compared to 72% in fiscal 2002. Our distribution agreement with Philips Medical Systems that granted them exclusive rights to distribute our CH 2000 stress test system in the U.S. and non-exclusive rights outside the U.S. expired at the end of fiscal 2003. Revenue from sales of stress products under this agreement accounted for 14% and 19% of total revenue for fiscal 2003 and fiscal 2002, respectively.

GROSS PROFIT

Gross Profit was 54% of total revenue in fiscal 2003 compared to 29% in fiscal 2002. The impact of sales volume growth in fiscal 2003 from the sale of Heartwave Systems and disposable Micro-V Alternans Sensors in the U.S. accounted for approximately 73% of the increase in gross profit. Increases in average selling prices in the U.S. of these products represent the majority of the remaining gross profit improvement. Gross profit margins in fiscal 2004 continued to be affected by sales volume and selling price changes.

OPERATING EXPENSES

The following table presents, for the periods indicated our operating expenses. This information has been derived from our Statement of Operations included elsewhere in this Annual Report on Form 10-K. You should not draw any conclusions about our future results from our operating expenses for any period.

	2002	% of Total Revenue	2003	% of Total Revenue	% Inc/(Dec) 2003 vs 2002
Operating Expenses:
Research and development	$1,387,946	32%	$944,325	14%	-32%
Selling, general and administrative	5,867,795	136%	6,192,723	89%	6%

Total	$7,255,741	168%	$7,137,048	103%	-2%

RESEARCH AND DEVELOPMENT

Research and development expenses were $944,325 in fiscal 2003 compared to $1,387,946 in fiscal 2002, a decrease of 32%. We continued to focus our efforts on the development and design of enhancements to our existing Microvolt T-Wave Alternans technology. These programs were less costly than the product development programs funded during fiscal 2002 and, therefore, contribute to a large portion of the expense decrease in fiscal 2003. In addition, we experienced some staff turnover in the research and development organization during fiscal 2003 that also contributed to lower costs in fiscal 2003. These vacancies were filled during the first quarter of 2004.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses were $6,192,723 in fiscal 2003 compared to $5,867,795 in fiscal 2002, an increase of 6%. Selling and marketing costs, which accounted for 66% of total SG&A, increased 4% over fiscal 2002. Selling expenses increased 13% during fiscal 2003 compared to fiscal 2002 primarily as the result of increases in earned compensation by our U.S. sales personnel related to the growth in revenue from our core business during fiscal 2003. Marketing expenses declined 26% in fiscal 2003 compared to fiscal 2002 primarily due to reductions in advertising and promotional expenditures. Administrative expenses increased 10% in fiscal 2003 compared to fiscal 2002 primarily as a result of a 33% increase in insurance costs and legal costs associated with our stock delisting and non-capitalized financing activities.

INTEREST INCOME/INTEREST EXPENSE

Interest income was $20,297 in fiscal 2003 compared to $104,253 in fiscal 2002, a decrease of 81%. The decrease was primarily the result of lower amounts of invested cash during most of fiscal 2003 and the decline in short-term interest rates during fiscal 2003. Interest expense was $13,300 in fiscal 2003 compared to $17,053 in fiscal 2002. The decrease was the result of the repayment of our credit line with Silicon Valley Bank in October 2003.

NET LOSS

As a result of factors described above, net loss attributable to common stockholders was $4,920,910 in fiscal 2003 as compared to a net loss of $5,922,685 in fiscal 2002. The reported amount for fiscal 2003 included a non-cash financing charge associated with the sale of our Series A Convertible Preferred Stock in May 2003, in the amount of $1,533,280. The details of this charge are described in the Liquidity and Capital Resources section of this Annual Report on Form 10-K. The amount of the beneficial conversion feature was immediately accreted and the accretion resulted in a deemed dividend as the preferred stock does not have a redemption term. The deemed dividend was reflected as an adjustment to net loss applicable to common stockholders on our Statement of Operations. We reported a net loss of $3,387,630 for fiscal 2003 before consideration of the beneficial conversion feature.

Inflation and Income Taxes

Inflation did not have a significant effect on our results of operations for any of the years in the three-year period ended December 31, 2004.

We have not recorded a provision for income taxes for the years 1999 through 2004 because we incurred net losses in each of such years. At December 31, 2004, we had federal and state net operating loss carryforwards of approximately $44,227,000 and $29,594,000, respectively, as well as $1,150,000 of federal and $696,000 of state tax credit carryforwards, available to offset future taxable income and income tax liabilities, respectively. These carryforwards generally expire in the years 2004 through 2024 and may be subject to annual limitations as a result of changes in our ownership. There can be no assurance that changes in ownership in future periods or continuing losses will not significantly limit our use of net operating loss and tax credit carryforwards.

We have generated taxable losses from operations since inception and, accordingly, have no taxable income available to offset the carryback of net operating losses. In addition, although our operating plans anticipate taxable income in future periods, such plans provide for taxable losses over the near term and make significant assumptions, which cannot be reasonably assured, including market acceptance of our products by customers. We have provided a full valuation allowance of approximately $23,002,000 at December 31, 2004 for our deferred tax assets since, in our opinion, realization of these future benefits is not sufficiently assured (defined as a likelihood of slightly more than 50 percent).

Quarterly Financial Results

The following tables set forth a summary of our unaudited quarterly results of operations for 2004 and 2003. In the opinion of management, this information has been prepared on the same basis as the audited financial statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the quarterly information when read in conjunction with the audited financial statements and Notes thereto included elsewhere in this Annual Report on Form 10-K. The quarterly operating results are not necessarily indicative of future results of operations.

	Three Months Ended (Unaudited)
	March 31, 2004	June 30, 2004	Sept 30, 2004	Dec 31, 2004
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$1,266	$1,168	$1,279	$1,395
Cost of goods sold	565	586	583	608

Gross profit	701	582	696	787
Costs and expenses:
Research and Development	163	172	203	236
Selling, general and administrative	1,560	1,615	1,311	1,266

Total costs and expenses	1,723	1,787	1,514	1,502

Loss from operations	(1,022)	(1,205)	(818)	(715)
Interest income	7	8	15	28
Interest expense	—	—	—	(1)

Net loss	$(1,015)	$(1,197)	$(803)	$(688)
Beneficial conversion feature	—	—	—	(2,604)

Net loss attributable to common stockholders	$(1,015)	$(1,197)	$(803)	$(3,292)

Net loss per common share—basic and diluted	$(0.04)	$(0.04)	$(0.03)	$(0.10)

	Three Months Ended (Unaudited)
	March 31, 2003	June 30, 2003	Sept 30, 2003	Dec 31, 2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$1,104	$1,627	$1,954	$2,260
Cost of goods sold	711	730	880	881

Gross profit	393	897	1,074	1,379
Costs and expenses:
Research and Development	221	330	232	161
Selling, general and administrative	1,415	1,600	1,489	1,690

Total costs and expenses	1,636	1,930	1,721	1,851

Loss from operations	(1,243)	(1,033)	(647)	(472)
Interest income	5	3	5	7
Interest expense	(6)	(3)	(2)	(2)

Net loss	$(1,244)	$(1,033)	$(644)	$(467)
Beneficial conversion feature	—	(1,533)	—	—

Net loss attributable to common stockholders	$(1,244)	$(2,566)	$(644)	$(467)

Net loss per common share—basic and diluted	$(0.06)	$(0.13)	$(0.03)	$(0.02)

	As a Percentage of Total Revenues Three Months Ended (Unaudited)
	March 31, 2004	June 30, 2004	Sept 30, 2004	Dec 31, 2004
Statement of Operations Data:
Revenue	100%	100%	100%	100%
Cost of goods sold	45%	50%	46%	44%

Gross profit	55%	50%	54%	56%
Costs and expenses:
Research and Development	13%	15%	16%	16%
Selling, general and administrative	123%	138%	103%	91%

Total costs and expenses	136%	153%	118%	107%

Loss from operations	-81%	-103%	-64%	-51%
Interest income	1%	1%	1%	2%
Interest expense	0%	0%	0%	0%

Net loss	-80%	-102%	-63%	-49%

Beneficial conversion feature	0%	0%	0%	-187%
Net loss attributable to common stockholders	-80%	-102%	-63%	-236%

	As a Percentage of Total Revenues Three Months Ended (Unaudited)
	March 31, 2003	June 30, 2003	Sept 30, 2003	Dec 31, 2003
Statement of Operations Data:
Revenue	100%	100%	100%	100%
Cost of goods sold	64%	45%	45%	39%

Gross profit	36%	55%	55%	61%
Costs and expenses:
Research and Development	20%	20%	12%	7%
Selling, general and administrative	128%	98%	76%	75%

Total costs and expenses	148%	118%	88%	82%

Loss from operations	-112%	-63%	-33%	-21%
Interest income	0%	0%	0%	0%
Interest expense	-1%	0%	0%	0%

Net loss	-113%	-63%	-33%	-21%

Beneficial conversion feature	0%	-94%	0%	0%
Net loss attributable to common stockholders	-113%	-157%	-33%	-21%

Liquidity and Capital Resources

Cash, cash equivalents and marketable securities were $7,646,963 at December 31, 2004 compared to $5,609,244 at December 31, 2003, an increase of $2,037,719. This increase is consistent with the net cash proceeds from the sale of our Series A and Series B Convertible Preferred Stock of $484,985 and $4,697,904, respectively, net of cash used for operating activities of $3,082,833. Accounts receivable, net of allowance for doubtful accounts at December 31, 2004 decreased $780,089, or 44%, reflecting the decrease in sales at the end of fiscal 2004 compared with fiscal 2003. Inventory at December 31, 2004 increased $21,464 or 5%, compared to fiscal 2003. Prepaid expenses at December 31, 2004 decreased $8,949, or 5%, compared to fiscal 2003. Fixed asset additions during fiscal 2004 totaled $140,575.

On May 12, 2003, we entered into an agreement for the sale of $6.5 million of our Series A Convertible Preferred Stock (the “Series A stock”) to Medtronic, Inc. and a group of private investors. On May 12 2003, we sold 696,825 shares of our Series A stock at a purchase price of $4.42 per share providing us with gross proceeds of $3,079,966. In addition, we issued warrants for the purchase of an additional 773,724 shares at a purchase price of $4.42 per share with monthly expiration dates beginning September 1, 2003 and ending February 1, 2004. During fiscal 2003, investors purchased 663,999 shares of our Series A stock through the exercise of these warrants providing us with additional proceeds of $2,934,876. During fiscal 2004, investors exercised the remaining warrants for the purchase of 109,725 shares of our Series A stock providing us with gross proceeds of $484,985.

As part of the financing, we also issued to both Medtronic and the private investors warrants exercisable for 471,703 shares of our Series A stock. The exercise price of Medtronic’s warrant is $4.42 and the exercise price per share of the warrants issued to the other investors is $5.525. These warrants expire on January 1, 2009. Each share of Series A stock is convertible into 13 shares of our common stock.

During 2003 and 2004, investors exercised their rights to convert 79,182 and 1,006,755 shares of our Series A stock into 1,029,366 and 13,087,815 shares of our common stock, respectively. We had 1,281,642 and 384,612 shares of Series A stock and warrants for the purchase of an additional 548,510 and 471,703 shares of Series A stock outstanding at December 31, 2003 and 2004, respectively.

On December 6, 2004, we entered into an agreement for the sale of $5 million of our Series B Convertible Preferred Stock (the “Series B stock”) to certain institutional and other private investors. Under the terms of the financing, we issued and sold 5,000 shares of our Series B stock at a purchase price of $1,000 per share. Each share of Series B stock is convertible into approximately 2,222 shares of our common stock at a conversion price of $0.45 per share. The conversion price of the Series B stock is subject to adjustment in certain circumstances. If we issue shares of common stock at a purchase price below the conversion price of the Series B stock, the conversion price of the Series B stock will be adjusted to equal such purchase price. Investors in the financing also received warrants to purchase an additional 2,500 shares of our Series B stock. The exercise price of the warrants is $1,100 per share.

The net proceeds from the sale of the securities have been allocated between the Series B stock and the warrants based on their relative fair values, on our Balance Sheet. The final closing price of our common stock as listed on the National Association of Securities Dealers’ OTC Bulletin Board on December 6, 2004 was $0.57 per share and as a result, the Company has valued the warrants and the beneficial conversion feature reflecting the December 6, 2004 commitment date and the most beneficial per share discount available to the preferred shareholders and warrant holders. A beneficial conversion feature was recorded as of the original transaction date as the consideration allocated to the convertible security, divided by the number of common shares into which the security converts, was below the fair value of the common stock at the convertible instruments issuance. The value of the beneficial conversion feature recorded related to the Series B stock financing was $2,603,884. The amount of the beneficial conversion feature was immediately accreted and the accretion resulted in a deemed dividend as the Series B stock is immediately convertible. The deemed dividend was reflected as an adjustment to net loss applicable to common stockholders on our Statement of Operations for the year ended December 31, 2004.

In connection with the sale of our Series B stock, we also issued to the placement agent for the transaction a warrant exercisable for a total of 953,333 shares of common stock. The warrant expires on December 6, 2009. The exercise price of the warrant is $0.495 per share of common stock.

We had 5,000 shares of Series B stock and warrants for the purchase of an additional 2,500 shares of Series B stock outstanding at December 31, 2004.

Our financial statements have been prepared on a “going concern basis,” which assumes we will realize our assets and discharge our liabilities in the normal course of business. We have experienced recurring losses from operations of $6,009,885, $3,394,627 and $3,759,830 for the fiscal years ended December 31, 2002, 2003 and 2004, respectively, and recurring negative cash flow from operations of $5,705,073, $2,537,077 and $3,082,833 for the fiscal years ended December 31, 2002, 2003 and 2004, respectively. In addition, we have an accumulated deficit at December 31, 2004 of $56,114,777. If we are unable to generate sufficient revenue to sustain operations, we will need to seek additional sources of financing. There is no certainty that such efforts will be successful.

Under the terms of our license, consulting and technology agreements, we are required to pay royalties on sales of our products. Minimum license maintenance fees under these license agreements, which are creditable against royalties otherwise payable for each year, are $10,000 per year through 2007. We are committed to pay an aggregate of $30,000 of such minimum license maintenance fees subsequent to December 31, 2004.

We anticipate that our existing cash resources will be sufficient to satisfy our cash requirements for at least the next twelve months.

Contractual Obligations and Commercial Commitments

Our contractual obligations as of December 31, 2004 are included in the table below.

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual Obligations
Capital Lease Obligations	$3,681	$2,103	$1,578
Operating Lease Obligations	$148,234	$127,704	$18,215	$2,315
Purchase Obligations	$30,000	$10,000	$20,000

Total	$181,915	$139,807	$39,793	$2,315	$—

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating parts of our business that are not consolidated into our financial statements. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

New Accounting Pronouncements

FASB Statement No. 123 (Revised 2004), Share-Based Payment (SFAS 123R) was issued in December, 2004. SFAS 123R replaces SFAS 123, Accounting for Stock-Based Compensation (SFAS 123), and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires that we recognize the compensation cost related to share-based payment transactions with employees in our financial statements beginning with the first interim reporting period that begins after June 15, 2005 (the effective date). The compensation cost will be measured based upon the fair value of the instrument issued. Share-based compensation transactions with employees covered within SFAS 123R include share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

SFAS 123 included a fair-value-based method of accounting for share-based payment transactions with employees, but allowed us to continue to apply the guidance in APB 25 provided that we disclose in the footnotes to our financial statements the pro forma net income if the fair-value-based method been applied. We currently report share-based payment transactions with employees in accordance with APB 25 and provide the required disclosures (see Note 2 to the financial statements included in this annual report). Beginning with the first interim reporting period beginning after the effective date, we will be adopting the modified prospective application of SFAS 123R. The modified prospective application transition method requires the application of this standard to all new awards issued after the effective date, all modifications, repurchased or cancellations of existing awards after the effective date, and unvested awards at the effective date.

For unvested awards, the compensation cost related to the remaining ‘requisite service’ that has not been rendered at the effective date will be determined by the compensation cost calculated currently for pro forma disclosures under SFAS 123. Based on the current options outstanding, we anticipate the adoption of this statement to result in approximately $139,000 of compensation cost to be recognized in the year of adoption.

FASB Statement No. 153, Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29 (SFAS 153) was issued on December 16, 2004. APB Opinion No. 29, Accounting for Nonmonetary Transactions (APB 29) required that nonmonetary exchanges be accounted for at fair value, subject to certain exceptions. SFAS 153 has removed the exception for nonmonetary exchanges of similar productive assets, and replaced it with an exception for exchanges that lack commercial substance. The provisions of SFAS 153 are effective prospectively for all nonmonetary asset exchanges in fiscal periods beginning after June 15, 2004. We do not anticipate that this pronouncement will have any impact on our reported results.

Emerging issues Task Force 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share, was issued in March 2004. EITF 03-06 is intended to clarify what is a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for reporting periods beginning after March 31, 2004. The adoption of this pronouncement did not have an impact on our financial position, results of operations or cash flows as we incurred a net loss for 2002, 2003 and 2004. This pronouncement will have an impact if and when we incur net income and at that time we will evaluate whether our existing securities meet the definition of a “participating security” under the provisions of EITF 03-06.

Factors Which May Affect Future Results

This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth below and elsewhere in this Annual Report on Form 10-K.

Risks Related to our Operations

We depend on our Microvolt T-Wave Alternans technology for a significant portion of our revenues, and if it does not achieve broad market acceptance, our ability to execute our business plan and achieve meaningful revenues will be limited.

We believe that our ability to succeed in the future will depend, in large part, upon the successful commercialization and market acceptance of our Microvolt T-Wave Alternans technology. Market acceptance will depend upon our ability to demonstrate the diagnostic advantages and cost-effectiveness of this technology. The failure of our Microvolt T-Wave Alternans technology to achieve broad market acceptance, the failure of the market for our products to grow or to grow at the rate we anticipate, or a decline in the price of our products due to competitive pressures or a decline in the availability of reimbursement, would reduce our revenues and further limit our ability to succeed. This could have a material adverse effect on the market price of our common stock. We can give no assurance that we will be able to successfully commercialize or achieve market acceptance of our Microvolt T-Wave Alternans technology or that our competitors will not develop competing technologies that are perceived to be superior to our technology.

We have never been able to fund our operations from cash generated by sales of our products, and if we cannot meet our capital requirements through the sale of debt or equity securities on terms favorable to us, we may not be able to continue as a going concern.

We have incurred substantial operating losses through December 31, 2004 and may never generate substantial revenues or achieve profitability on a quarterly or annual basis. We have financed our operating losses through the public and private sale of shares of our common stock and preferred stock. We do not expect to generate sufficient cash from our business to fund our operations for the foreseeable future, so that if we cannot obtain additional capital through equity or debt financings we will likely be unable to continue as a going concern. This would have a material adverse effect on our operations and the market price of our common stock. In the current economic environment, financing for technology and medical device companies has become increasingly difficult to obtain. Any additional financing may not be available in the amount we need or on terms favorable to us, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Cambridge Heart by our stockholders would be reduced and the securities issued could have rights, preferences and privileges more favorable than those of our current stockholders.

Our sale of additional shares of common stock or any other securities exchangeable for shares of common stock is likely to dilute the book value of our common stock.

Our authorized capital includes 75,000,000 shares of common stock, of which 50,842,031 shares were issued and outstanding as of December 31, 2004 (assuming the conversion of all shares of preferred stock outstanding on such date). Our board of directors has the authority, without further action or vote of our stockholders, to issue all or a part of any authorized but unissued shares of our common stock. Such stock issuances may be made at a price which reflects a discount from the then-current trading price of our common stock. In addition, in order to raise capital that we need at today’s stock prices, we would likely need to issue securities which are convertible into or exercisable for a significant number of shares of our common stock. These issuances would dilute your percentage ownership interest, which will have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our common stock. You may incur additional dilution of net tangible book value if holders of stock options or warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock.

At December 31, 2004, 384,612 shares of our Series A stock were outstanding, which are currently convertible into 4,999,956 shares of our common stock. At December 31, 2004, investors held warrants to acquire an additional 471,703 shares of our Series A stock, which are currently convertible into 6,132,139 shares of our common stock. In December 2004, we issued 5,000 shares of our Series B stock in a private placement, which are currently convertible into 11,111,111 shares of our common stock, as well as warrants to acquire an additional 2,500 shares of our Series B stock, which are currently convertible into 5,555,555 shares of our common stock. In addition, common stock warrants were given to the placement agent to acquire an additional 953,333 shares of our common stock.

You will incur additional dilution of net tangible book value if the holders of our preferred stock convert their shares of preferred stock into shares of our common stock. As of December 31, 2004, investors had exercised their rights to convert 1,085,937 shares of Series A stock into 14,117,181 shares of our common stock.

Our quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in volatility in our stock price.

Our quarterly revenues and operating results have varied in the past and are likely to continue to vary significantly from quarter to quarter. This may lead to volatility in our stock price. These fluctuations are due to several factors relating to the sale of our products, including:

•	the timing, of our sales transactions;

•	unpredictable sales cycles;

•	the timing of introduction and market acceptance of new products or product enhancements by us or our competitors;

•	changes in our operating expenses;

•	product quality problems; and

•	personnel changes and fluctuations in economic and financial market conditions.

We believe that period-to-period comparisons of our results of operations are not necessarily meaningful. There can be no assurance that future revenues and results of operations will not vary substantially. It is also possible that in future quarters our results of operations will be below the expectations of investors, analysts or our announced guidance, if any. In any such case, the price of our common stock could be materially adversely affected.

Financial investors may have interests different than you or our management, and may be able to impact corporate actions requiring stockholder approval because they own a significant amount of our common stock.

In connection with the December 2004 financing, we issued securities which are currently convertible into approximately 44.3% of the total number of shares of our common stock (on an as-converted basis) that were outstanding immediately prior to such issuance. Under certain circumstances these securities may become convertible into an even greater number of shares of common stock. In future financings we may also issue securities that are convertible into or exercisable for a significant number of shares of our outstanding common stock. Financial investors may have short-term financial interests different from our long-term goals and the long-term goals of our other stockholders. In addition, based on the significant ownership of our outstanding common stock, financial investors may be able to affect corporate actions requiring stockholder approval.

We will likely need additional financing for our future capital needs and may not be able to raise additional funds on terms acceptable to us, if at all.

We believe that the financial resources available to us, including our current working capital, will be sufficient to finance our planned operations and capital expenditures for at least the next 12 months. If during this time we are unable to increase our revenue and achieve positive cash flow, we will need to raise additional funds. We may also need additional financing sooner if:

•	we decide to accelerate our research and development efforts;

•	we decide to expand our marketing and sales capabilities faster than currently planned;

•	we develop new or enhanced services or products ahead of schedule;

•	we decide to undertake new sales and/or marketing initiatives;

•	we are required to defend or enforce our intellectual property rights;

•	sales of our products do not meet our expectations in the United States or internationally;

•	we need to respond to competitive pressures; or

•	we decide to acquire complementary products, businesses or technologies.

We can provide no assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs which would significantly limit our ability to implement our business plan. In addition, we may have to issue securities that may have rights, preferences and privileges senior to our common stock. If we are unable to obtain sufficient additional funding when needed, we may have to significantly cut back our operations, sell some or all of our assets, license potentially valuable technologies to third parties and/or cease operations. In addition, if we raise additional capital by issuing additional equity or convertible debt securities, our existing stockholders could suffer significant dilution.

The results of future clinical studies may not support the usefulness of our technology.

We are continuing to participate in clinical studies relating to our Microvolt T-Wave Alternans technology and Micro-V Alternans Sensors in order to more firmly establish the predictive value of such technologies. Although studies on high-risk patients to date have indicated that the measurement of Microvolt T-Wave Alternans to predict the vulnerability to ventricular arrhythmia and sudden cardiac death is excellent in certain patient populations, we do not know whether the results of such studies on other patient populations will continue to be favorable. Any clinical studies or trials which fail to demonstrate that the measurement of Microvolt T-Wave Alternans is at least comparable in accuracy to alternative diagnostic tests, or which otherwise call into question the cost-effectiveness, efficacy or safety of our technologies, would have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty responding to changing technology.

The medical device market is characterized by rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competitive innovations. However, we may not be successful in identifying, developing and marketing new products or enhancing our existing products. In addition, we can give no assurance that new products or alternative diagnostic techniques may be developed that will render our current or planned products obsolete or inferior. Rapid technological development by competitors may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to such products.

We depend exclusively on third parties to support the commercialization of our products internationally.

We market our products internationally through independent distributors. These distributors also distribute competing products under certain circumstances. The loss of a significant international distributor could have a material adverse effect on our business if a new distributor, sales representative or other suitable sales organization cannot be found on a timely basis in the relevant geographic market. Because we rely on distributors for international sales, any revenues we receive in those territories will depend upon the efforts of our distributors. Furthermore, we cannot be sure that a distributor will market our products successfully or that the terms of any future distribution arrangements will be acceptable to us. In fiscal 2004, 14% of our revenue came from the sale of product to international distributors.

We face substantial competition in the market for cardiac diagnostic devices from substantially larger and better financed competition, which may result in others discovering, developing or commercializing competing products more successfully than we do.

Competition from competitors’ medical devices that diagnose cardiac disease is intense and likely to increase. Our success will depend on our ability to develop products and apply our technologies, as well as our ability to establish and maintain a market for our products. We compete with manufacturers of electrocardiogram stress tests, the conventional method of diagnosing ischemic heart disease, as well as with manufacturers of other invasive and non-invasive tests, including EP testing, electrocardiograms, Holter monitors, ultrasound tests and systems of measuring cardiac late potentials. GE Medical Systems has introduced an analysis system it claims can measure t-wave alternans. GE Medical Systems has received concurrence from the FDA of its 510(k) allowing it to distribute the product in the United States. Many of our current as well as prospective competitors have substantially greater capital resources, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer broad, well-established product lines and ancillary services not offered by Cambridge Heart. Some of our competitors also enjoy long-term or preferential supply arrangements with physicians and hospitals which may act as a barrier to market entry.

We obtain critical components and subassemblies for the manufacture of our products from a limited group of suppliers, and if our suppliers fail to meet our requirements we may be unable to meet customer demand and our customer relationships would suffer.

We do not have long-term contracts with our suppliers. Our dependence on a single supplier or limited group of smaller suppliers for critical components and sub-assemblies exposes us to several risks, including:

•	a potential for interruption, or inconsistency in the supply of components or sub-assemblies, leading to backorders and product shortages;

•	a potential for inconsistent quality of components or sub-assemblies supplied, leading to reduced customer satisfaction or increased product costs and delays in shipments of our products to customers and distributors; and

•	inconsistent pricing.

From time to time in the past, we have experienced temporary difficulties in receiving timely shipment of key components from our suppliers. We can give no assurance that we would be able to identify and qualify additional suppliers of critical components and sub-assemblies in a timely manner. Further, a significant increase in the price of one or more key components or sub-assemblies included in our products could seriously harm our results of operations.

Risks Related to the Market for Cardiac Diagnostic Equipment

If we are not able to both obtain and maintain adequate levels of third-party reimbursement for our products, it would have a material adverse affect on our business.

Our revenues are primarily derived from sales of our Heartwave systems and Micro-V Alternans Sensors. Our ability to successfully commercialize these products depends on our first obtaining, and then maintaining, adequate levels of third-party reimbursement for use of these products by our customers. The amount of reimbursement in the United States that is available for clinical use of the Microvolt T-Wave Alternans Test varies. In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payers will seek to deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payer, or is experimental, investigations unnecessary or inappropriate. We do not know whether the reimbursement level in the United States for the Microvolt T-Wave Alternans Test will increase in the future or that reimbursement amounts will not reduce the demand for, or the price of, the Heartwave system. Difficulties in obtaining reimbursement, or the inadequacy of the reimbursement obtained, for Microvolt T-Wave Alternans Tests using the Heartwave system could have a material adverse effect on our business.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Although we maintain product liability insurance in the United States and in other countries in which we conduct business, including clinical trials and product marketing and sales, such coverage may not be adequate. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent commercialization of our Heartwave systems, cause a significant financial burden on Cambridge Heart, or both, which in either case could have a material adverse effect on our business, financial condition and ability to market both systems as currently contemplated.

Our ability to build a successful business depends on our ability to first obtain, and then maintain, patent protection for our products and technologies.

Our success will depend, in large part, on our ability to obtain patent protection for our products both in the United States and in other countries and then enforce these patents. However, the patent positions of medical device companies, including Cambridge Heart, are generally uncertain and involve complex legal and factual questions. We can give no assurance that patents will issue as a result of any patent applications we own or license or that, if patents do issue, the claims allowed will be sufficiently broad to protect our proprietary technologies. In addition, any issued patents we own or license may be challenged, invalidated or circumvented, and the rights granted under issued patents may not provide us with competitive advantages. We also rely on unpatented trade secrets to protect our proprietary technologies, and we can give no assurance that others will not independently develop or otherwise acquire substantially equivalent techniques, or otherwise gain access to our proprietary technologies, or disclose such technology or that we can ultimately protect meaningful rights to such unpatented proprietary technologies.

Any claim by others that we infringe their intellectual property rights, whether intentionally or otherwise, could materially and adversely affect our business.

Our success will depend, in part, on our ability to avoid infringing the intellectual property rights of others and/or breaching the licenses upon which our products and technologies are based. We have licensed significant technology and patents from third parties, including patents and technology relating to Microvolt T-Wave Alternans licensed from The Massachusetts Institute of Technology. Our license of patents and patent applications impose various commercialization, sublicensing, insurance, royalty and other obligations on our part. If we fail to comply with these requirements, licenses could convert from being exclusive to non-exclusive in nature or could terminate, either of which would adversely affect our business.

Any future litigation over intellectual property rights would likely involve significant expense on our part as well as distract our management from day-to-day business operations.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to us, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of others’ proprietary rights. In particular, our competitors and other third parties hold issued patents and are assumed to hold pending patent applications, which may result in claims of infringement against us or other patent litigation. We also may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions, which could result in substantial cost.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

We own financial instruments that are sensitive to market risk as part of our investment portfolio. The investment portfolio is used to preserve our capital until it is used to fund operations, including research and development activities. None of these market-risk sensitive instruments are held for trading purposes. We invest our cash primarily in money market mutual funds and U.S. government and other investment grade debt securities. We evaluate these investments quarterly to determine the fair value of the portfolio. Our investment portfolio includes only marketable securities with active secondary or resale markets to help assure liquidity. We have implemented policies regarding the amount and credit ratings of investments. Due to the conservative nature of these policies, we do not believe our portfolio has a material exposure due to market risk.

See note 2 to the financial statements contained in the Annual Report on Form 10-K for a description of our other financial instruments. We carry the amounts reflected in the balance sheet of cash and cash equivalents, trade receivables, and trade payables at fair value at December 31, 2004 due to the short maturities of these instruments.

We have not had any material exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could cause our products to be less attractive in foreign markets.

Item 8. Financial Statements and Supplementary Data

CAMBRIDGE HEART, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Cambridge Heart, Inc.:

We have audited the balance sheet of Cambridge Heart, Inc. (a Delaware corporation) as of December 31, 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 financial statements referred to above present fairly, in all material respects, the financial position of Cambridge Heart, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the Unites States of America.

Vitale, Caturano and Company, Ltd.

Boston, Massachusetts

February 9, 2005

Report of Independent Registered Public Accounting Firm

To Board of Directors and
Stockholders of Cambridge Heart, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Cambridge Heart, Inc. at December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 25, 2004

CAMBRIDGE HEART, INC.

BALANCE SHEET

	December 31,
	2003	2004
Assets
Current assets
Cash and cash equivalents	$5,609,244	$2,896,963
Marketable securities	—	4,750,000
Accounts receivable, net of allowance for doubtful accounts of $100,000 and $102,500 at December 31, 2003 and 2004, respectively	1,762,885	982,796
Inventory	469,811	491,276
Prepaid expenses and other current assets	163,221	154,272

Total current assets	$8,005,161	$9,275,307
Fixed assets, net	235,875	207,761
Other assets	278,511	166,539

	$8,519,547	$9,649,607

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$644,723	$345,876
Accrued expenses	969,077	643,431
Current portion of capital lease obligation	2,103	2,103

Total current liabilities	1,615,903	991,410
Capital lease obligation, net of current portion	3,681	1,578

Total liabilities	1,619,584	992,988
Commitments and contingencies (Note 13)
Convertible Preferred Stock, $.001 par value; 2,000,000 shares authorized at December 31, 2003 and 2004, respectively; 1,281,642 and 389,612 shares issued and outstanding at December 31, 2003 and 2004, respectively. Liquidation preference and redemption value of $5,664,858 and $6,699,985 as of December 31, 2003 and 2004, respectively	4,588,814	3,701,891
Warrants to acquire Convertible Preferred Stock of 548,510 and 474,203 shares issued and outstanding at December 31, 2003 and 2004, respectively	1,024,150	2,526,156

	5,612,964	6,228,047
Stockholders’ equity:
Common Stock, $.001 par value; 75,000,000 shares authorized; 21,178,907 and 34,730,964 shares issued and outstanding at December 31, 2003 and 2004, respectively	21,179	34,731
Additional paid-in capital	53,770,911	58,566,847
Accumulated deficit	(52,411,924)	(56,114,777)
Less: deferred compensation	(93,167)	(58,229)

Total stockholders’ equity	1,286,999	2,428,572

	$8,519,547	$9,649,607

The accompanying notes are an integral part of these financial statements.

CAMBRIDGE HEART, INC.

STATEMENT OF OPERATIONS

	Year Ended December 31,
	2002	2003	2004
Revenue	$4,307,377	$6,944,911	$5,107,751
Cost of goods sold	3,061,521	3,202,490	2,341,421

Gross profit	1,245,856	3,742,421	2,766,330
Costs and expenses:
Research and development	1,387,946	944,325	774,285
Selling, general and administrative	5,867,795	6,192,723	5,751,875

Loss from operations	(6,009,885)	(3,394,627)	(3,759,830)
Interest income	104,253	20,297	57,776
Interest expense	(17,053)	(13,300)	(799)

Net loss	$(5,922,685)	$(3,387,630)	$(3,702,853)
Beneficial conversion feature (Note 8 and 9)	—	(1,533,280)	(2,603,884)

Net loss attributable to common stockholders	$(5,922,685)	$(4,920,910)	$(6,306,737)

Net loss per common share-basic and diluted	$(0.30)	$(0.25)	$(0.21)

Weighted average common shares outstanding-basic and diluted	19,450,062	19,663,460	29,622,673

The accompanying notes are an integral part of these financial statements.

CAMBRIDGE HEART, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock, $.001 par		Additional paid-in Capital			Total stockholders’ equity
	Number of Shares	Par Value		Accumulated deficit	Deferred compensation
Balance at December 31, 2001	19,266,751	$19,267	$53,010,063	$(43,101,609)	$(9,463)	$9,918,258

Issuance of common stock through the exercise of stock options, warrants and employee stock purchase plan	236,589	$236	$208,596			$208,832
Compensation related to non-employee stock options granted			$(57,460)			$(57,460)
Amortization of deferred compensation					$9,463	$9,463
Net loss				$(5,922,685)		$(5,922,685)

Balance at December 31, 2002	19,503,340	$19,503	$53,161,199	$(49,024,294)	$—	$4,156,408

Conversion of Series A preferred stock to common stock	1,029,366	$1,029	$204,420			$205,449
Issuance of common stock through the exercise of stock options, warrants and employee stock purchase plan	155,576	$156	$51,194			$51,350
Compensation related to non-employee stock options granted			$137,440			$137,440
Issuance of restricted stock	490,625	$491	$216,658		$(175,332)	$41,817
Amortization of deferred compensation					$82,165	$82,165
Net loss				$(3,387,630)		$(3,387,630)

Balance at December 31, 2003	21,178,907	$21,179	$53,770,911	$(52,411,924)	$(93,167)	$1,286,999

Conversion of Series A preferred stock to common stock	13,087,814	$13,088	$4,097,308			$4,110,396
Issuance of common stock warrants to non-employees			$457,409			$457,409
Issuance of common stock through the exercise of stock options, warrants and employee stock purchase plan	358,368	$358	$77,775			$78,133
Compensation related to non-employee stock options granted			$24,204			$24,204
Issuance of restricted stock	105,875	$106	$139,240		$(49,340)	$90,006
Amortization of deferred compensation					84,278	84,278
Net loss				$(3,702,853)		$(3,702,853)

Balance at December 31, 2004	34,730,964	$34,731	$58,566,847	$(56,114,777)	$(58,229)	$2,428,572

The accompanying notes are an integral part of these financial statements.

CAMBRIDGE HEART, INC.

STATEMENT OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

	Year ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net loss	$(5,922,685)	$(3,387,630)	$(3,702,853)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	575,413	505,012	315,490
Loss on disposal of fixed assets	2,004	—	—
Stock based compensation expense (benefit)	(47,997)	350,834	111,477
Provisions for allowance for bad debts	8,390	55,000	2,500
Changes in operating assets and liabilities:
Accounts receivable	(176,666)	(654,133)	777,589
Inventory	5,777	198,078	(21,464)
Prepaid expenses and other current assets	(112,666)	90,713	8,949
Other assets	(28,844)	4,838	(34,829)
Accounts payable and accrued expenses	(7,799)	300,211	(539,692)

Net cash used for operating activities	(5,705,073)	(2,537,077)	(3,082,833)

Cash flows from investing activities:
Purchases of fixed assets	(131,597)	(12,913)	(140,576)
Capitalization of software development costs	(75,900)	(1,600)	—
Purchases of marketable securities	—	—	(4,750,000)
Proceeds from the maturity of marketable securities	4,574,805	2,001,231	—

Net cash provided by investing activities	4,367,308	1,986,718	(4,890,576)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs of $188,195 and $759,505 in 2003 and 2004, respectively		5,826,648	5,182,889
Proceeds from issuance of common stock	208,832	43,603	78,239
Proceeds from (payment on) bank credit line	58,810	(802,829)	—
Net cash provided by financing activities	267,642	5,067,422	5,261,128

Net increase (decrease) in cash and cash equivalents	(1,070,123)	4,517,063	(2,712,281)
Cash and cash equivalents, beginning of year	2,162,304	1,092,181	5,609,244

Cash and cash equivalents, end of year	$1,092,181	$5,609,244	$2,896,963

Supplemental Disclosure of Cash Flow Information

During 2002, 2003 and 2004 the Company paid $17,053, $13,300 and $799, respectively, in interest expense.

Supplemental Disclosure of Non-Cash Financing Activities

During 2003 and 2004, investors exercised their rights to convert 79,182 and 1,006,755 shares of Series A Convertible Preferred Stock into 1,029,366 and 13,087,814 shares of the Company’s common stock, respectively, at a conversion price of $0.34 per share.

During 2004, the Company issued a warrant for the purchase of 953,333 shares of its common stock to the agent in connection with the sale of the Series B stock. The warrant was valued using the Black Scholes model at $457,409 and is recorded as a non-cash issuance cost.

The accompanying notes are an integral part of these financial statements.

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS

1. The Company

Cambridge Heart, Inc. (the “Company”) was incorporated in Delaware on January 16, 1990 and is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. The Company sells its products primarily to cardiology group practices, hospitals and research institutions. The Company is subject to risks common to companies in the biotechnology, medical device and diagnostic industries, including but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with governmental regulations.

The Company’s financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. The Company has experienced recurring losses from operations of $6,009,885, $3,394,627 and $3,759,830 for the fiscal years ended December 31, 2002, 2003 and 2004, respectively, and recurring negative cash flow from operations of $5,705,073, $2,537,077 and $3,082,833 for the fiscal years ended December 31, 2002, 2003 and 2004, respectively. In addition, the Company has an accumulated deficit of $56,114,777 at December 31, 2004. The Company anticipates that it has sufficient cash resources to satisfy its cash requirements through at least December 31, 2005. If the Company is unable to generate sufficient revenue to sustain operations, it will need to seek additional sources of financing. There is no certainty that such efforts would be successful.

2. Summary of Significant Accounting Policies

Significant accounting policies followed by the Company are as follows:

Cash Equivalents and Marketable Securities

The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. Marketable securities consist of cash invested in municipal bonds with a triple “A” credit rating. In accordance with Statement of Financial Accounting Standards (SFAS) 115, “Accounting for Certain Investments in Debt and Equity Securities,” these investments have been classified as available-for-sale securities and have been reported at fair value, with unrealized gains and losses, if any, excluded from earnings and reported as a separate component of shareholders’ equity. These securities are redeemable at their face value, and bear interest at variable rates which are adjusted on a frequent basis. Accordingly, these investments are subject to minimal credit and market risk. These securities amount to $0 and $4,750,000 at December 31, 2003 and 2004, respectively, and no realized or unrealized gains or losses have been recognized during the periods presented. The short-term commercial paper, short-term securities of state government agencies with maturities less than three months from date of purchase and money market securities, totaling $4,612,732 and $2,727,591 at December 31, 2003 and 2004, respectively, are classified as cash equivalents. All of the marketable securities have been recorded at amortized cost, which approximates fair market value. The Company maintains its cash and cash equivalents in bank deposit accounts, which may, at times, exceed Federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Revenue Recognition and Accounts Receivable

Revenue from the sale of product to all of the Company’s customers is recognized upon shipment of goods provided that risk of loss has passed to the customer, all of the Company’s obligations have been fulfilled, persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collectibility is probable. Revenue from the sale of product to all of our third party distributors with whom we have a relationship is subject to the same recognition criteria. These distributors provide all direct repair and support services to their

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

customers. Under Emerging Issue Task Force (“EITF”) 00-21, in multiple element arrangements, separate elements can be considered separate units of accounting when the delivered unit has value to a customer on a stand alone basis and there is objective and reliable evidence of the fair value of the undelivered element. The Company regularly sells maintenance agreements with the Heartwave System. Revenue from maintenance contracts is recognized separately based on amounts charged when sold on a stand alone basis and is recorded over the term of the underlying agreement. Payments of $162,575 at December 31, 2004 ($148,275 at December 31, 2003) received in advance of services being performed is recorded as deferred revenue and included in current liabilities in the accompanying balance sheet.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off when identified. The Company’s actual experience of customer receivables written off directly during fiscal 2004 was $14,900 ($2,671 during fiscal 2003). The Company provided $2,500 and $55,000 for allowance for doubtful accounts during the years ended December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003 the allowance for doubtful accounts was $100,000 and $102,500, respectively.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires that companies either recognize compensation expense for grants of stock options and other equity instruments based on fair market value, or provide pro forma disclosure of net income (loss) and net income (loss) per share in the notes to the financial statements. At December 31, 2002, 2003 and 2004, the Company had four stock-based compensation plans. The Company accounts for employee awards under those plans using the intrinsic value method under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no compensation cost has been recognized under SFAS 123 as amended by SFAS 148 – “Accounting for Stock-Based Compensation – Transition and Disclosure” for the Company’s employee stock option plans. Had compensation cost for the awards under those plans been determined based on the grant date fair market values, consistent with the method required under the recognition provisions of SFAS 148, the Company’s net loss and net loss per share would have been reduced to the pro forma amounts indicated below:

	Year ended December 31,
	2002	2003	2004
Net loss attributable to common stockholders:
As reported	$5,922,685	$4,920,910	$6,306,737
Stock-based compensation (expense) included in reported net loss	47,997	(350,834)	(111,477)
Total stock-based compensation under the fair-value-based method for all awards	697,240	825,681	540,579

Pro forma	$6,667,922	$5,395,757	$6,735,839

Net loss per share:
As reported-basic and diluted	$0.30	$0.25	$0.21
Pro forma-basic and diluted	$0.34	$0.27	$0.23

The fair value of each option grant under SFAS 123 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2002, 2003 and 2004, respectively: (i) dividend yield of 0% for all periods; (ii) expected volatility of 50% for 2002 and 2003 and 118% for 2004; (iii) risk free interest rates of 3.82%, 2.43% and 3.78%; and (iv) expected option terms of 4 years for all periods.

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company evaluates its estimates on an on-going basis, including those related to incentive compensation, revenue recognition, product returns, allowance for doubtful accounts, inventory valuation, investments valuation, intangible assets, income taxes, warranty obligations, the fair value of preferred stock and warrants, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which then form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Net Loss Per Share

Consistent with SFAS No. 128, “Earnings Per Share,” basic loss per share amounts are based on the weighted average number of shares of common stock outstanding during the period. Diluted loss per share amounts are based on the weighted average number of shares of common stock and potential dilutive common stock outstanding during the period. The impact of options to purchase 3,196,200, 5,049,518 and 5,267,625 shares of common stock, warrants for the purchase of 1,370,400, 1,319,695 and 2,102,532 shares of common stock, warrants for the purchase of 0, 548,515 and 471,703 shares of Series A Convertible Preferred Stock, warrants for the purchase of 0, 0, and 2,500 shares of Series B Convertible Preferred Stock, 0, 1,281,642 and 384,612 shares of Series A Convertible Preferred Stock and 0, 0 and 5,000 shares of Series B Convertible Preferred Stock have been excluded from the calculation of diluted weighted average share amounts as their inclusion would have been anti-dilutive for 2002, 2003 and 2004, respectively.

Emerging issues Task Force 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share, was issued in March 2004. EITF 03-06 is intended to clarify what is a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for reporting periods beginning after March 31, 2004. The adoption of this pronouncement did not have an impact on our financial position, results of operations or cash flows as the Company incurred a net loss for 2002, 2003 and 2004. This pronouncement will have an impact if and when the Company incurs net income and at that time we will evaluate whether our existing securities meet the definition of a “participating security” under the provisions of EITF 03-06.

Comprehensive Income

Comprehensive income is comprised of two components, net income and other comprehensive income. For the years ended December 31, 2002, 2003 and 2004 the Company had no other comprehensive income.

Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and accrued expenses approximate their fair values at December 31, 2003 and 2004.

Inventories

Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which include allocations of labor and overhead. Standard cost approximates actual cost on a first-in, first-out method.

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method based on estimated useful lives. Repair and maintenance costs are expensed as incurred. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income.

Segment Reporting

Management uses consolidated financial information in determining how to allocate resources and assess performance. For this reason, the Company has determined that it is engaged principally in one industry segment. See Note 15 with respect to significant customers and with respect to sales in other geographic areas.

Research and Development and Capitalized Software Development Costs

Research, engineering and product development costs, except for certain software development costs, are expensed as incurred. Capitalization of software development costs begins upon the establishment of technological feasibility of both the software and related hardware as defined by Statement of Financial Accounting Standards No. 86, “Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed,” and ceases upon the general release of the products to the public. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies.

The Company amortizes software development costs on a straight-line basis over the estimated economic life of the product generally 3 years. The Company evaluates these costs for impairment at each balance sheet date by comparing the net realizable value of the product containing the software to the unamortized capitalized costs of that software. The amount by which the unamortized capitalized cost of the software exceeds the net realizable value of the software is written off. The net realizable value is determined as the estimated future gross revenues from that product containing the software reduced by the estimated future costs of completing and disposing of that product.

Costs capitalized at December 31, 2003 and 2004, which are included in other assets in the accompanying balance sheet, were $1,482,728 and $1,482,728, net of accumulated amortization of $1,325,155 and $1,444,043, respectively.

Licensing Fees and Patent Costs

The Company has entered into a licensing agreement giving the Company the exclusive rights to certain patents and technologies and the right to market and distribute any products developed, subject to certain covenants. Payments made under this licensing agreement and costs associated with patent applications have generally been expensed as incurred, because recovery of these costs is uncertain. However, certain costs associated with patent applications for products and processes which have received regulatory approval and are available for commercial sale have been capitalized and are being amortized over their estimated economic life of 5 years. The amount of unamortized cost capitalized at December 31, 2004 was $119,297 compared to $112,380 at December 31, 2003, which is included in other assets in the accompanying balance sheet.

New Accounting Pronouncements

FASB Statement No. 123 (Revised 2004), Share-Based Payment (SFAS 123R) was issued in December, 2004. SFAS 123R replaces SFAS 123, Accounting for Stock-Based Compensation (SFAS 123), and supersedes

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires that the Company recognize the compensation cost related to share-based payment transactions with employees in financial statements beginning with the first interim reporting period that begins after June 15, 2005 (the effective date). The compensation cost will be measured based upon the fair value of the instrument issued. Share-based compensation transactions with employees covered within SFAS 123R include share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

SFAS 123 included a fair-value-based method of accounting for share-based payment transactions with employees, but allowed the Company to continue to apply the guidance in APB 25 provided that it discloses in the footnotes to our financial statements the pro forma net income if the fair-value-based method been applied. The Company currently reports share-based payment transactions with employees in accordance with APB 25 and provide the required disclosures (see Note 2 to the financial statements included in this annual report). Beginning with the first interim reporting period beginning after the effective date, the Company will be adopting the modified prospective application of SFAS 123R. The modified prospective application transition method requires the application of this standard to all new awards issued after the effective date, all modifications, repurchased or cancellations of existing awards after the effective date, and unvested awards at the effective date.

For unvested awards, the compensation cost related to the remaining ‘requisite service’ that has not been rendered at the effective date will be determined by the compensation cost calculated currently for pro forma disclosures under SFAS 123. Based on the current options outstanding, we anticipate the adoption of this statement to result in approximately $139,000 of compensation cost to be recognized in the year of adoption.

FASB Statement No. 153, Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29 (SFAS 153) was issued on December 16, 2004. APB Opinion No. 29, Accounting for Nonmonetary Transactions (APB 29) required that nonmonetary exchanges be accounted for at fair value, subject to certain exceptions. SFAS 153 has removed the exception for nonmonetary exchanges of similar productive assets, and replaced it with an exception for exchanges that lack commercial substance. The provisions of SFAS 153 are effective prospectively for all nonmonetary asset exchanges in fiscal periods beginning after June 15, 2004. We do not anticipate that this pronouncement will have any impact on our reported results.

Reclassifications

Certain prior years amounts have been reclassified to conform to the 2004 presentation.

3. Inventory

Inventories consisted of the following at December 31, 2003 and 2004, respectively:

	December 31,
	2003	2004
Raw materials	$394,650	$466,172
Work in process	5,895	2,777
Finished goods	69,266	22,327

	$469,811	$491,276

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

4. Fixed Assets

Fixed assets consist of the following:

	Estimated useful lives (years)	December 31,
		2003	2004
Computer equipment	3-5	$657,760	$704,678
Manufacturing equipment	5	418,158	418,158
Office furniture	7	87,028	87,028
Sales demonstration and clinical equipment	3	993,200	1,086,857

		2,156,146	2,296,721
Less-accumulated depreciation		1,920,271	2,088,960

		$235,875	$207,761

The Company recorded depreciation expense of $238,382 and $168,689 for the years ended December 31, 2003 and 2004, respectively.

5. Other Assets

Other assets consist of the following:

	Estimated useful lives (years)	December 31,
		2003	2004
Capitalized software development costs	3	$1,482,728	$1,482,728
Patents	5	193,719	228,548
Other assets		8,557	8,557

		1,685,004	1,719,833
Less-accumulated amortization		1,406,493	1,553,294

		$278,511	$166,539

The Company recorded amortization expense of $266,630 and $146,801 for the years ended December 31, 2003 and 2004, respectively.

6. Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2003	2004
Accrued employee compensation	$439,062	$168,451
Deferred revenue	148,275	162,575
Accrued consulting costs	109,900	27,995
Accrued product warranty costs	58,202	28,235
Accrued professional fees	61,000	94,750
Accrued other	152,638	161,425

	$969,077	$643,431

For the years ended December 31, 2002, 2003 and 2004, the Company incurred product warranty expenses of $12,185, $26,144 and $62,973, respectively.

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

7. Line of Credit

On October 30, 2003, the Company paid the remaining $83,462 due under its Loan and Security Agreement with Silicon Valley Bank, which expired on November 9, 2003. The agreement provided a borrowing base of 80% of eligible accounts receivable as defined in the Security and Loan agreement, up to a maximum borrowing of $1,200,000, payable on demand. Under the terms of the agreement, the Company issued a warrant to Silicon Valley Bank for the purchase of 21,053 shares of its common stock at an exercise price of $2.28 with certain anti-dilution provisions on September 26, 2002. As a result of the May 2003 financing, the Company was required to adjust the number of shares issuable upon exercise of the warrant and the exercise price of the warrant to 37,015 shares and $1.30, respectively. The Company incurred interest expense of $17,053 and $13,300 in fiscal 2002 and 2003, respectively.

8. Convertible Preferred Stock

Total shares of Convertible Preferred Stock issued and outstanding at December 31, 2003 and 2004, respectively are as follows:

	December 31,
	2003	2004
Series A Convertible Preferred
Shares issued and outstanding	1,281,642	384,612
Liquidation preference and redemption value	$5,664,858	$1,699,985

Series B Convertible Preferred
Shares issued and outstanding	—	5,000
Liquidation preference and redemption value	—	$5,000,000

Total Convertible Preferred
Shares issued and outstanding	1,281,642	389,612
Liquidation preference and redemption value	$5,664,858	$6,699,985

The preferred stock is entitled to dividends when and if declared by the Board of Directors prior to the payment of any such dividends to the holders of common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of the preferred stock then outstanding are entitled to be paid out of the assets of the corporation before any payment is made to the holders of common stock. Each holder of the preferred stock is entitled to the number of votes equal to the number of shares of common stock the preferred stock is convertible into on any matter preserved to the stockholders of the Company for their action at any meeting of the stockholders of the corporation.

Series A Convertible Preferred Stock

The Company’s authorized capital stock includes 2,000,000 shares of $0.001 par value preferred stock. The preferred stock may be issued at the discretion of our Board of Directors (without further stockholder approval) with such designations, rights and preferences as the Board of Directors may determine from time to time. This preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights, which may be more expansive than the rights of the holders of the common stock.

On May 12, 2003, the Company entered into an agreement for the sale of $6.5 million of Series A Convertible Preferred Stock (the “Series A stock”) to Medtronic, Inc. and a group of private investors. On May 12, 2003, the Company sold 696,825 shares of our Series A stock at a purchase price of $4.42 per share

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

providing us with gross proceeds of $3,079,966. In addition, the Company issued warrants for the purchase of an additional 773,724 shares at a purchase price of $4.42 per share with monthly expiration dates beginning September 1, 2003 and ending February 1, 2004. During fiscal 2003, investors purchased 663,999 shares of our Series A stock through the exercise of these warrants providing the Company with additional proceeds of $2,934,876. During fiscal 2004, investors exercised the remaining warrants for the purchase of 109,725 shares of Series A stock providing the Company with gross proceeds of $484,985.

As part of the financing, the Company also issued to both Medtronic and the private investors warrants exercisable for 471,703 shares of our Series A stock. The exercise price of Medtronic’s warrant is $4.42 and the exercise price per share of the warrants issued to the other investors is $5.525. These warrants expire on January 1, 2009. Each share of Series A stock is convertible into 13 shares of the Company’s common stock.

The net proceeds from the sale of the securities have been allocated between the preferred stock and the warrants, based on their relative fair values, on the Company’s Balance Sheet. The final closing price of the Company’s common stock as listed on the National Association of Securities Dealers’ OTC Bulletin Board on May 12, 2003 was $0.46 per share and as a result, the Company has valued the warrants and the beneficial conversion feature reflecting the May 12, 2003 commitment date and the most beneficial per share discount available to the preferred shareholders and warrant holders. A beneficial conversion feature was recorded as of the original transaction date as the consideration allocated to the convertible security, divided by the number of common shares into which the security converts, was below the fair value of the common stock at the convertible instruments issuance. The value of the beneficial conversion feature recorded related to the Series A stock financing was $1,533,280. The amount of the beneficial conversion feature was immediately accreted and the accretion resulted in a deemed dividend as the Series A stock is convertible immediately. The deemed dividend was reflected as an adjustment to net loss applicable to common stockholders on the Company’s Statement of Operations for the year ended December 31, 2003. The issuance of additional shares of Series A stock or warrants under this financing may result in an additional beneficial conversion feature being recorded.

During 2003 and 2004, investors exercised their rights to convert 79,182 and 1,006,755 shares of Series A stock into 1,029,366 and 13,087,814 shares of the Company’s Common Stock amounting to $349,984 and $4,449,857, respectively. The Company had 1,281,642 and 384,612 shares of Series A stock and warrants for the purchase of an additional 548,510 and 471,703 shares of Series A stock outstanding at December 31, 2003 and 2004, respectively.

Series B Convertible Preferred Stock

On December 6, 2004, the Company entered into an agreement for the sale of $5 million of Series B Convertible Preferred Stock (the “Series B stock”) to certain institutional and other private investors. Under the terms of the financing, the Company issued and sold 5,000 shares of Series B stock at a purchase price of $1,000 per share. Each share of Series B stock is convertible into approximately 2,222 shares of the Company’s common stock at a conversion price of $0.45 per share. The conversion price of the Series B stock is subject to adjustment in certain circumstances. If the Company issues shares of common stock at a purchase price below the conversion price of the Series B stock, the conversion price of the Series B stock will be adjusted to equal such purchase price. Investors in the financing also received warrants to purchase an additional 2,500 shares of Series B stock. The exercise price of the warrants is $1,100 per share.

In connection with the sale of the Company’s Series B stock, the Company also issued to the placement agent for the transaction a warrant exercisable for a total of 953,333 shares of the Company’s common stock. The warrant expires on December 6, 2009. The exercise price of the Series B warrant is $.495 per share of common stock. The Company has valued the warrants using the Black Scholes model as of its date of issue and has recorded $457,409 as a non-cash issuance cost associated with the sale of the Series B stock.

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The net proceeds from the sale of the securities have been allocated between the Series B stock and the Series B warrants, based on their relative fair values, on the Company’s Balance Sheet. The final closing price of the Company’s common stock as listed on the National Association of Securities Dealers’ OTC Bulletin Board on December 6, 2004 was $0.57 per share and as a result, the Company has valued the Series B warrants and the beneficial conversion feature reflecting the December 6, 2004 commitment date using the Black Scholes model. A beneficial conversion feature was recorded as of the original transaction date as the consideration allocated to the convertible security, divided by the number of common shares into which the security converts, was below the fair value of the common stock at the convertible instruments issuance. The value of the beneficial conversion feature recorded related to the Series B stock financing was $2,603,884. The amount of the beneficial conversion feature was immediately accreted and the accretion resulted in a deemed dividend as the Series B stock was convertible immediately. The deemed dividend was reflected as an adjustment to net loss applicable to common stockholders on the Company’s Statement of Operations for the year ended December 31, 2004.

The Company had 5,000 shares of Series B stock and warrants for the purchase of an additional 2,500 shares of Series B stock outstanding at December 31, 2004.

9. Stockholders’ Equity

Common Stock

The Company’s Board of Directors has authorized 75,000,000 shares of the Company’s $0.001 par value common stock. At December 31, 2004, the Company had 34,730,964 shares outstanding.

Warrants

During 2001, the Company had entered into agreements with holders of previously issued warrants for the purchase of 737,832 shares of common stock. Pursuant to these agreements, the exercise price per share of each warrant was reduced to $1.50 in exchange for a shortened exercise period and the requirement that the warrants be exercised for cash. Of these amended warrants, warrants for the purchase of 183,629 were exercised in 2002. These warrants were originally granted in connection with the sale of the Company’s common stock, and as such, any value associated with these warrants was accounted for entirely within the equity section of the financial statements at the time of sale and all cash received for the sale of the Company’s common stock and these warrants in excess of their par value was recorded as additional paid-in-capital at the time of sale. Therefore, all adjustments resulting from the repricing and subsequent exercise of these warrants during 2002, was recorded as additional paid-in-capital. There were no warrants with amended terms outstanding at December 31, 2002.

A roll-forward of outstanding warrants for the purchase of common stock of the Company for the years ended December 31, 2002, 2003 and 2004 are summarized as follows:

	December 31, 2002		December 31, 2003		December 31, 2004
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Outstanding at beginning of year	1,548,326	$2.76	1,370,400	$2.94	1,319,695	$1.71
Issued	21,053	2.28	119,515	0.64	953,333	0.50
Exercised	(183,629)	1.50			(82,500)	0.34
Canceled	(15,350)	1.50	(170,220)	3.43	(87,996)	3.59

Outstanding at end of year	1,370,400	$2.94	1,319,695	$1.71	2,102,532	$1.13

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Total warrants for the purchase of common stock outstanding at December 31, 2004 by expiration date were as follows:

	Number of Shares	Exercise Price Per Share	Expiration Date
Common stock warrants	480,000	$3.500	September 14, 2005
Common stock warrants	632,184	$0.285	December 21, 2006
Common stock warrants	37,015	$1.297	September 26, 2007
Common stock warrants	953,333	$0.495	December 6, 2009

	2,102,532

10. Stock Plans

1993 and 1996 Stock Option Plans

During 1993, the Company adopted the 1993 Incentive and Non-Qualified Stock Option Plan (the “1993 Plan”) and in 1996 the Board of Directors authorized the 1996 Equity Incentive Plan (the “1996 Plan”). The Plans provide for the grant of incentive and non-qualified stock options to management, other key employees, consultants and directors of the Company. No new awards may be made under the 1993 Plan. In 1999, the Board of Directors authorized and the stockholders approved an amendment to the 1996 Plan to increase the total number of shares authorized for issuance under the plan from 1,000,000 to 1,300,000 shares of the Company’s common stock. The total shares of common stock that may be issued pursuant to the exercise of options granted under the 1993 and 1996 Plans are 939,500. Of this amount, 939,500 are exercisable at December 31, 2004. Under the terms of both plans, incentive stock options may not be granted at less than fair market value of the Company’s common stock at the date of the grant and for a term not to exceed ten years.

1996 Director Option Plan

During 1996, the Board of Directors authorized the issuance of up to 100,000 shares of the Company’s common stock pursuant to its 1996 Director Option Plan (the “Director Plan”). Under the Director Plan, outside directors of the Company who are not otherwise affiliated with the Company are entitled to receive options to purchase 10,000 shares of common stock upon their initial election to the Board of Directors. The total number of shares of common stock that were issued pursuant to the exercise of options granted under the 1996 Director Plan were 50,000. Of this amount 29,159 are exercisable at December 31, 2004.

2001 Stock Incentive Plan

During 2003, the Board of Directors authorized and the stockholders approved an amendment of the 2001 Stock Incentive Plan to increase the total number of shares authorized for issuance under the plan from 1,700,000 to 5,000,000 shares of the Company’s common stock to eligible employees, officers, directors, consultants and advisors in the form of stock options or shares of restricted stock up to a maximum of 770,000 shares. A total of 490,625 and 105,875 shares of restricted stock were granted under the 2001 Plan during 2003 and 2004, respectively, of which restrictions had lapsed with respect to 295,000 shares at December 31, 2004. The total shares of common stock that may be issued pursuant to the exercise of options granted under the 2001 Plan are 4,278,125. Of this amount 1,679,235 are exercisable at December 31, 2004. Under the terms of the plan, incentive stock options may not be granted at less than fair market value of the Company’s common stock at the date of the grant and for a term not to exceed ten years.

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

All options granted during 2002, 2003 and 2004 have exercise prices equal to the fair market value of the common stock at the date of grant. Transactions under all of the Company’s stock option plans during the years ended December 31, 2002, 2003 and 2004 are summarized as follows:

	December 31, 2002		December 31, 2003		December 31, 2004
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at beginning of year	2,954,000	$2.63	3,196,200	$2.43	4,696,393	$1.50
Granted	403,950	1.23	2,557,875	0.65	1,206,000	0.72
Exercised	—	—	(7,500)	0.46	(253,143)	0.22
Canceled/Forfeited	(161,750)	3.09	(1,050,182)	2.20	(381,625)	1.07

Outstanding at end of year	3,196,200	$2.43	4,696,393	$1.50	5,267,625	$1.42

Exerciseable at end of year	2,060,897	2.52	2,324,222	2.09	2,647,895	1.99

Weighted average fair value of options granted during the year		$0.43		$0.69		$0.42

The following table summarizes information about stock options outstanding under all of the Company’s stock option plans at December 31, 2004:

Range of exercise prices	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number of Options Exerciseable	Weighted Average Exercise Price of Options Exerciseable
$0.20—$0.50	698,000	6.04	$0.41	551,503	$0.40
$0.51—$1.00	2,379,125	9.00	$0.62	428,242	$0.61
$1.01—$2.50	697,000	8.05	$1.37	362,650	$1.51
$2.51—$4.00	1,315,500	5.51	$2.76	1,127,500	$2.78
$4.01—$9.38	178,000	3.63	$6.29	178,000	$6.29

	5,267,625	7.43	$1.42	2,647,895	$1.99

At December 31, 2004, 5,267,625 shares of common stock were reserved for issuance upon exercise of the options issued under the Company’s stock option plans and there are 679,417 options available for future grant. Outstanding options generally vest on a pro rata basis over a period of three to five years.

The Company has recorded compensation expense (benefit) related to options granted to non-employee consultants for services rendered, totaling $(57,460) in 2002, $227,341 in 2003, and $24,204 in 2004 based on the market price of our common stock.

1996 Employee Stock Purchase Plan

In June 2004, the stockholders voted to increase the number of shares authorized under the 1996 Employee Stock Purchase Plan to eligible employees from 300,000 to 600,000 shares of the Company’s common stock. Under the Purchase Plan, the Company is authorized to make one or more offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The term of individual offerings, which are set by the Board of Directors, may be for periods of twelve months or less and may be different for each offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower.

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Pursuant to the 1996 Employee Stock Purchase Plan, the Company issued 52,960, 148,076 and 71,916 shares of common stock at an average price of $0.80, $0.32 and $0.69 during 2002, 2003 and 2004 respectively. At December 31, 2004, the Company had 240,298 shares of common stock reserved for issuance under the Purchase Plan.

11. Income Taxes

The income tax benefit consists of the following:

	Year ended December 31,
	2002	2003	2004
Income tax benefit:
Federal	$2,179,333	$1,592,941	$337,727
State	(45,865)	(213,348)	186,604

	$2,133,468	$1,379,593	$524,331
Deferred tax asset valuation allowance	(2,133,468)	(1,379,593)	(524,331)

	$—	$—	$—

Deferred tax assets (liabilities) are comprised of the following:

	Year ended December 31,
	2002	2003	2004
Net operating loss carryforwards	$16,201,442	$17,168,246	$17,878,008
Research and development tax credit carryforwards	1,609,747	1,606,446	1,606,292
Capitalized research and development	3,518,767	3,668,370	3,618,403
Other	113,731	211,410	130,095

Gross deferred tax assets	21,443,687	22,654,472	23,232,798
Capitalized software	(249,497)	(64,881)	(120,150)
Fixed assets	(71,774)	(65,737)	(43,772)
Patent costs	(24,428)	(46,272)	(66,962)

Net deferred tax assets	$21,097,988	$22,477,582	$23,001,914
Deferred tax asset valuation allowance	(21,097,988)	(22,477,582)	(23,001,914)

	$—	$—	$—

The Company has generated taxable losses from operations since inception and, accordingly, has no taxable income available to offset the carryback of net operating losses. In addition, although management’s operating plans anticipate taxable income in future periods, such plans provide for taxable losses over the near term and make significant assumptions which cannot be reasonably assured. Based upon the weight of all available evidence, the Company has provided a full valuation allowance for its deferred tax assets since, in the opinion of management, realization of these future benefits is not sufficiently assured (defined as a likelihood of slightly more than 50 percent).

Approximately $1,391,694 of the deferred tax asset attributable to net operating loss carryforwards was generated by the exercise of certain non-qualified stock options. Any future utilization of this amount will be credited directly to additional paid-in-capital, and not the income tax provision.

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

	Year ended December 31,
	2002	2003	2004
Statutory U.S. federal tax rate	(35.0)%	(35.0)%	(35.0)%
State taxes, net of federal tax benefit	(6.2)	(5.6)	(5.9)
Non-deductible expenses	0.2	2.4	1.8
Federal research and development credits	(1.3)	(0.1)	(0.1)
Other	6.3	10.9	0.6
Valuation allowance on deferred tax assets	36.0	27.4	38.6

	—%	—%	—%

As of December 31, 2004, the Company has approximately $44,227,000 federal and $29,594,000 state net operating loss carryforwards and $1,150,000 and $696,000 of federal and state research and development credits, respectively, which may be used to offset future federal and state taxable income and tax liabilities, respectively. In 2004, approximately $3,808,000 of state net operating loss carryforwards expired. The credits and carryforwards expire in various years ranging from 2005 to 2023.

An ownership change, as defined in the Internal Revenue Code, resulting from the Company’s issuance of additional stock may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income and tax liabilities. The amount of the annual limitation is determined based upon the Company’s value immediately prior to the ownership change. The Company has determined that ownership changes have occurred at the time of the Series A Preferred Stock issuance in 1993 and the Series B Preferred Stock issuance in 1995, but has not yet determined the amount of the annual limitations. However, management does not believe that such limitations would materially impact the Company’s ability to ultimately utilize its carryforwards, provided sufficient taxable income is generated in future years, although the limitations may impact the timing of such utilization. Subsequent significant changes in ownership could further affect the limitations in future years.

12. Savings Plan

In January 1995, Cambridge Heart adopted a retirement savings plan for all employees pursuant to Section 401(k) of the Internal Revenue Code. Employees become eligible to participate on the first day of the calendar quarter following their hire date. Employees may contribute any whole percentage of their salary, up to a maximum annual statutory limit. The Company is not required to contribute to this plan. The Company made no contributions to this plan in 2002, 2003 or 2004.

13. Commitments and Contingencies

Guarantor Arrangements

The Company enters into indemnification provisions under its agreements with other companies in its ordinary course of business, typically with business partners and customers. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company maintains a products

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

liability insurance policy that limits its exposure. Based on the Company’s historical activity in combination with its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2003 and 2004.

The Company warrants all of its non-disposable products as to compliance with their specifications and that the products are free from defects in material and workmanship for a period of 12 months from the date of delivery. The Company maintains a reserve for the estimated costs of potential future repair of our products during this warranty period. The amount of reserve is based on the Company’s actual return and repair cost experience. The Company has $58,202 and $28,235 of accrued warranties at December 31, 2003 and 2004, respectively.

	December 31,
	2003	2004
Balance at beginning of period	$40,260	$58,202
Provision for warranty for units sold	44,086	33,006
Cost of warranty incurred	(26,144)	(62,973)

Balance at end of period	$58,202	$28,235

Operating Leases

The Company has various non-cancelable operating leases for office space and equipment which expire through 2005. Certain of these leases provide the Company with various renewal options. Total rent expense under all operating leases was approximately $198,150, $193,029 and $137,886 for the years ended December 31, 2002, 2003 and 2004, respectively. At December 31, 2004, future minimum rental payments under the non-cancelable leases are $127,704 and $20,530 for fiscal 2005 and 2006 and beyond, respectively.

Contingencies

The Company has certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

License Maintenance Fees

Under the terms of certain license, consulting and technology agreements, the Company is required to pay royalties on sales of its products. Minimum license maintenance fees under the license agreement, which can be credited against royalties otherwise payable for each year, are $10,000 per year through 2007. The Company is committed to pay an aggregate of $30,000 of such minimum license maintenance fees subsequent to December 31, 2004 as the technology is used. License maintenance fees paid during 2002, 2003 and 2004 amounted to $30,000, $10,000 and $10,000, respectively. The future minimum license maintenance fee commitments at December 31, 2004 are approximately as follows:

2005	$10,000
2006	10,000
2007	10,000

$30,000

CAMBRIDGE HEART, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

During the term of these license agreements, the Company is obligated to pay a royalty (ranging from 1.5% to 2.0%) based on net sales of any products developed from the licensed technologies. The license maintenance fees described above are creditable against royalties otherwise payable for such year.

14. Related Party Transactions, Including Royalty Obligations

License Agreement/Consulting and Technology Agreement

The Company is party to a consulting and technology agreement with a member of the Company’s Board of Directors. This individual is also Chairman of the Company’s Scientific Advisory Board. This agreement required the Company to pay a consulting fee of $135,000 during fiscal 2002. The agreement, which was amended effective May 7, 2003 and extends through May 31, 2015, required the Company to pay consulting fees of $45,000 in fiscal 2003 and to make a restricted stock award of 100,000 shares of its common stock. The restrictions on these shares lapsed on January 1, 2004. In connection with these restricted shares in 2003, the Company recorded additional non-cash consulting fees of $89,900. All cash and non-cash consulting fees are included in research and development expense in the accompanying statement of operations. The agreement also required that the Company pay, during fiscal 2002 and 2003, a royalty of 1% of net sales of products developed from certain technologies developed by this individual. The amended agreement required that, during fiscal 2003 and 2004, the Company pay a royalty of 1% of net sales of these products up to the total net sales of these products recorded by the Company during the previous fiscal year and a royalty of 1.5% of net sales of these products in excess of the net sales of these products recorded by the Company during the previous fiscal year. This formula for the payment of royalties was in effect through the end of fiscal 2004. Beginning in fiscal 2005, the amended agreement requires the Company to pay a royalty equal to 1.5% of all net sales of products developed from certain technologies developed by this individual.

If the Company chooses to sublicense these products to an unrelated third party, the royalty will be based on 7% of the gross revenue received from the unrelated third party for products developed from the technology. The agreement, as amended in fiscal 2003, required the Company to grant a stock option to purchase 300,000 shares vesting on the date of the grant.

The Company recognized royalty expense in connection with these agreements of $49,302, $113,131 and $69,852 during fiscal 2002, 2003 and 2004, respectively.

15. Major Customers, Export Sales and Concentration of Credit Risk

One customer accounted for 19%, 14% and 7% of total revenues and 29%, 10% and 2% of the accounts receivable balance as of December 31, 2002, 2003, and 2004, respectively. During the years ended December 31, 2002, 2003 and 2004, international sales accounted for 19%, 9% and 14% of the total revenues, respectively. Company policy does not require collateral on accounts receivable balances.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As the Company previously reported in its Current Report on Form 8-K dated November 24, 2004, the Company changed its independent public accounting firm for the fiscal year ending December 31, 2004 from PricewaterhouseCoopers LLP to Vitale, Caturano & Company, Ltd.

Item 9A.	Controls and Procedures.

(a) Evaluation of Disclosure Controls and Procedures.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934), as of December 31, 2004. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2004, our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

(b) Changes in Internal Controls Over Financial Reporting.

There has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) under the Securities Exchange Act of 1934) during the fiscal quarter ended December 31, 2004 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART III

Item 10.	Directors And Executive Officers Of The Registrant

The information required by this Item 10 and not already provided in Item 4A will be contained in our proxy statement for our 2005 Annual Meeting of Stockholders, which we intend to file within 120 days following our fiscal year ended December 31, 2004, and such information is incorporated herein by reference.

We have adopted a written code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We intend to disclose any amendments to, or waivers from, our code of business conduct and ethics on our website which is located at www.cambridgeheart.com.

Item 11.	Executive Compensation

Information required by this Item 11 will be contained in our proxy statement for our 2005 Annual Meeting of Stockholders, which we intend to file within 120 days following our fiscal year ended December 31, 2004, and such information is incorporated herein by reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Information required by this Item 12 will be contained in our proxy statement for our 2005 Annual Meeting of Stockholders, which we intend to file within 120 days following our fiscal year ended December 31, 2004, and such information is incorporated herein by reference.

Item 13.	Certain Relationships and Related Transactions

Information required by this Item 13 will be contained in our proxy statement for our 2005 Annual Meeting of Stockholders, which we intend to file within 120 days following our fiscal year ended December 31, 2004, and such information is incorporated herein by reference.

Item 14.	Principal Accountant Fees and Services

Information required by this Item 14 will be contained in our proxy statement for our 2005 Annual Meeting of Stockholders, which we intend to file within 120 days following our fiscal year ended December 31, 2004, and such information is incorporated herein by reference.

PART IV

Item 15.	Exhibits, Financial Statement Schedules

(a) Financial Statements.

For a list of the financial information included herein, see Index to the Financial Statements on page 30 of this Annual Report on Form 10-K.

(b) List of Exhibits.

The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Annual Report on Form 10-K.

(c) Financial Statement Schedules.

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the accompanying financial statements or notes thereto.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 30, 2005.

CAMBRIDGE HEART, INC.
By:	/S/ DAVID A. CHAZANOVITZ
David A. Chazanovitz Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID A. CHAZANOVITZ David A. Chazanovitz	Chairman, President, Chief Executive Officer (Principal Executive Officer)	March 30, 2005

/S/ ROBERT B. PALARDY Robert B. Palardy	Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2005

/S/ RICHARD J. COHEN Richard J. Cohen	Director	March 30, 2005

/S/ KENNETH HACHIKIAN Kenneth Hachikian	Director	March 30, 2005

/S/ ROBERT P. KHEDERIAN Robert P. Khederian	Director	March 30, 2005

/S/ JEFFREY J. LANGAN Jeffrey J. Langan	Director	March 30, 2005

/S/ REED MALLECK Reed Malleck	Director	March 30, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K/A

Amendment No. 1

FOR ANNUAL AND TRANSITION REPORTS

PURSUANT TO SECTIONS 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒	Annual Report pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

For the fiscal year ended December 31, 2004

or

☐	Transaction Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from to

Commission file number 0-20991

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	13-3679946
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Oak Park Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 271-1200

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

NONE

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

Title of class

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to the Form 10-K.  ☐

Indicate by check mark if the Company is an accelerated filer as defined in Rule 12b-2.  ☐ Yes    ☒  No

The aggregate market value of the common stock held by non-affiliates of the registrant was $24,480,431 based on the last reported sale price of the common stock on the OTC Bulletin Board on June 30, 2004.

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date: 39,203,892 shares of $0.001 par value common stock as of April 26, 2005.

CAMBRIDGE HEART, INC.

INDEX TO ANNUAL REPORT ON FORM 10-K/A

AMENDMENT NO. 1

EXPLANATORY NOTE

We are filing this amendment to our Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on March 30, 2005, solely for the purpose of amending and supplementing Part III of the Annual Report on Form 10-K. This amendment changes our Annual Report only by including information required by Part III (Items 10, 11, 12, 13 and 14). In addition, we are also including the Item 31.3 and 31.4 exhibits required by the filing of this amendment.

PART III

Item 10. Directors and Executive Officers of the Registrant

Background of Directors and Executive Officers

Set forth below are the name and age of each of our current directors and the positions and offices held by him with us, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director. Information concerning the background of our executive officers is included in Part I, Item 4A of this Annual Report on Form 10-K. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

DAVID A. CHAZANOVITZ	Director since 2000
Age: 54

Mr. Chazanovitz has been our Chief Executive Officer since February 2001 and the President and a Director since October 2000. Mr. Chazanovitz assumed the title of Chairman of the Board of Directors in 2004. From July 1998 to September 2000, Mr. Chazanovitz served as the President of the Neurosciences Division of NMT Medical Inc., a medical device firm. From June 1996 to July 1998, Mr. Chazanovitz served as the President of the Septal Repair Division of NMT, following the merger of Innerventions, Inc. with NMT. Mr. Chazanovitz was a founder in 1995 of Innerventions, a developer of septal repair devices. Mr. Chazanovitz also previously served as the President of several divisions of C.R. Bard, Inc., a medical products firm, including Bard Ventures, Bard Electrophysiology and USCI Angiography. Mr. Chazanovitz holds a B.S. in Biology from City College of New York and an M.B.A. in Marketing from Long Island University.

RICHARD J. COHEN, M.D., Ph.D.	Director since 1993
Age: 54

Dr. Cohen, our scientific founder, has been a consultant to us since February 1993. Dr. Cohen is the Whitaker Professor of Biomedical Engineering at the Massachusetts Institute of Technology in the Harvard-MIT Division of Health Sciences and Technology, where he has been on the faculty since 1979. Dr. Cohen is also on the staff of the Brigham and Women’s Hospital in Boston. From 1985 to 1995, Dr. Cohen was the Director of the Harvard-MIT Center for Biomedical Engineering located at The Massachusetts Institute of Technology, and he is currently the Leader of the Cardiovascular Alterations Team of the National Space Biomedical Research Institute. Dr. Cohen has authored over 200 published research articles and 18 issued United States patents. Dr. Cohen holds A.B. and M.D. degrees from Harvard University and a Ph.D. in Physics from The Massachusetts Institute of Technology.

KENNETH HACHIKIAN	Director since 2004
Age: 55

Mr. Hachikian has been a Principal and Partner of the Stonegate Group, Ltd., a boutique investment banking and financial advisory firm, since 2003, and President of Belmont Capital Partners, LLC, a private investment firm, since 1996. From 1991 to 1994. Mr. Hachikian served as President of LINC Scientific Leasing, Inc., and, from 1983 to 1989, as President and CEO of Wellesley Medical Management, Inc. Mr. Hachikian has been an owner and/or senior executive of several other businesses in various industries throughout his over 30 year business career. Mr. Hachikian previously served as Manager of J.O. Pollack LLC. In 2001, an involuntary petition for relief under Chapter 7 of the United States Bankruptcy Code was filed against J.O. Pollack LLC. The case was heard before the United States Bankruptcy Court for the Northern District of Illinois, and the assets of J.O. Pollack LLC were liquidated and distributed to its creditors. Mr. Hachikian holds an M.B.A. from Harvard Graduate School of Business Administration and a B.A. in Economics from Harvard University.

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ROBERT P. KHEDERIAN	Director since 2002
Age: 52

Mr. Khederian has served as our lead independent director since April 2005. Mr. Khederian is the Chairman of Belmont Capital Partners, LLC, a venture capital firm he founded in 1996. From 1984 through 1996, Mr. Khederian served as Chairman of Medical Specialties Group, Inc., a nationwide distributor of medical products he founded. Since 1998, Mr. Khederian has been Chairman and founder of Provident Corporate Finance LLC, an investment banking firm based in Boston. Mr. Khederian is also a director of Inverness Medical Innovations, Inc. and is a member of its Audit and Compensation Committees.

JEFFREY J. LANGAN	Director since 1999
Age: 60

Mr. Langan has been an independent consultant with Maine Point Associates since July 1999. From January 2001 to January 2002, Mr. Langan served as President and Chief Executive Officer of Nexigent Inc., a firm that provides internet-based services for pharmaceutical clinical trials. From November 1997 to July 1999, Mr. Langan served as President and Chief Executive Officer of Idexx Laboratories, Inc., a veterinary diagnostic and software firm, and, from April 1996 to November 1997, as President and Chief Executive Officer of Thermedics Detection, Inc., which produces measurement and detection systems. Mr. Langan was also General Manager of the Healthcare Information Management Division and General Manager of the Clinical Systems Business Unit for Hewlett-Packard Medical Systems from May 1989 to April 1996. Mr. Langan holds a B.S. in Mechanical Engineering from Villanova University, an M.S. in Engineering Mechanics from Rensselaer Polytechnic Institute and an M.B.A from the Harvard University Graduate School of Business Administration.

REED MALLECK	Director since 2004
Age: 53

Since November 2002, Mr. Malleck has been Chief Operating Officer and Chief Financial Officer of Radianse, Inc., a developer and marketer of RF technologies. From June 2000 to November 2002, Mr. Malleck served as Chief Operating Officer and/or Chief Financial Officer of GE Medical Systems Navigation and Visualization Inc. (formerly Visualization Technology, Inc.). Mr. Malleck also held various senior operational and financial positions with several business units of Hewlett-Packard from 1978 to 1999. Mr. Malleck holds a B.S. in Finance and an MBA from the University of Colorado.

Arrangements Concerning Election of Directors

Pursuant to the Certificate of Designations that we filed with the Secretary of State of the State of Delaware on May 12, 2003, the holders of our Series A Convertible Preferred Stock (other than Medtronic, Inc. and The Tail Wind Fund Ltd.) (the “Series A Preferred Holders”) voting as a separate class, are entitled to elect four members to our Board of Directors (the “Series A Preferred Directors”). Eric Hecht was elected to serve as a Class III Series A Preferred Director in December 2003. Mr. Hecht resigned as a director in October 2004. There are currently no Series A Preferred Directors serving on our Board of Directors. A vacancy in any Series A Preferred Directorship can be filled only by vote or written consent in lieu of a meeting of the Series A Preferred Holders or by any remaining Series A Preferred Directors.

Except as described above with regard to the Series A Preferred Directors, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Audit Committee of the Board of Directors

The Board of Directors has established a standing Audit Committee of the Board of Directors, which operates under a charter that has been approved by the Board. A current copy of the charter of the Audit Committee is posted on the Corporate Governance section of our website, www.cambridgeheart.com. The

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members of the Audit Committee of the Board of Directors are Mr. Langan (Chairman), Mr. Malleck and Mr. Hachikian. The Board of Directors has determined that Mr. Langan and Mr. Malleck are each an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% of our Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Based solely on its review of copies of reports filed by the Reporting Persons furnished to us, or written representations from Reporting Persons, we believe that during our fiscal year ended December 31, 2004 the Reporting Persons complied with all Section 16(a) filing requirements, with the following exceptions. Messrs. Cohen, Hecht, Langan, and Khederian each filed a Form 4 on July 29, 2004 reporting a grant of options to purchase shares of Common Stock on June 9, 2004. Messrs. Hecht, Mulvena, Khederian and Langan each filed a Form 4 on July 29, 2004 reporting the grant of shares of restricted Common Stock on June 10, 2004. Messrs. Chazanovitz, Palardy, LaRoche, Sheppard, and Haghighi-Mood each filed a Form 4 on January 13, 2005 reporting the grant of options to purchase shares of Common Stock on December 23, 2004. AFB Fund LLC filed a Form 4 on March 16, 2005 reporting the exercise of warrants by AFB Fund LLC, Blumberg Life Sciences Fund, L.P. and Blumberg Life Sciences Fund, Ltd. on various dates beginning on August 25, 2003.

Code of Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, which is located at www.cambridgeheart.com. In addition, we intend to post on our website all disclosures that are required by law concerning any amendments to, or waivers from, any provision of the code.

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Item 11. Executive Compensation

Compensation of Executive Officers

Summary Compensation

The following table sets forth certain information with respect to the compensation, for the last three fiscal years, of our Chief Executive Officer and each of our four other most highly compensated executive officers who were serving as executive officers on December 31, 2004 (the “Named Executive Officers”), as required under applicable rules of the SEC.

Summary Compensation Table

	Annual Compensation(1)				Long-Term Compensation Awards(2)
Name and Principal Position	Year	Salary	Bonus		Restricted Stock Awards			Securities Underlying Options	All Other Compensation
David A. Chazanovitz President and Chief Executive Officer	2004 2003 2002	$193,195 199,515 225,723	$	— 125,741 62,475	$	— 139,750 —	(3)	120,000 822,750 —	$810 810 810	(4) (4) (4)

Robert B. Palardy Vice President, Finance and Administration, Chief Financial Officer and Secretary	2004 2003 2002	$148,153 144,200 155,062	$	— 41,914 15,350		— — —		27,500 165,000 37,500	— — —

Robert LaRoche(5) Vice President, Sales and Marketing	2004 2003 2002	$176,636 140,961 —	$	— 41,914 —		— — —		135,000 115,000 —	— — —

James W. Sheppard Vice President, Operations	2004 2003 2002	$146,718 137,900 145,043	$	— 29,340 13,825		— — —		56,250 153,750 20,000	— — —

Ali Haghighi-Mood(6) Vice President, Research and Development	2004 2003 2002	$147,933 127,790 —		— — —		— — —		111,750 105,000 —	— — —

(1)	Perquisites for the Named Executive Officers listed in the table did not exceed the lesser of $50,000 or 10% of total salary and bonus for the respective fiscal years and accordingly have been omitted in accordance with the rules of the SEC.

(2)	We do not have a long-term compensation plan that includes long-term incentive payouts. No stock appreciation rights (“SARs”) have been granted to or are held by any of the Named Executive Officers.

(3)	Represents 250,000 shares of restricted stock that vest annually over four years beginning on August 31, 2003. On December 31, 2004, the aggregate value of these shares was $144,750.

(4)	Represents term life insurance premiums paid by us.

(5)	Mr. LaRoche joined us as our Vice President, Sales and Marketing, in February 2003.

(6)	Mr. Haghighi-Mood became our Vice President, Research and Development, in July 2003.

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Option Grant Table. The following table sets forth certain information regarding options granted during Fiscal 2004 to the Named Executive Officers. We granted no SARs in Fiscal 2004.

Option Grants In Last Fiscal Year

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted(1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date
						5%	10%
David A. Chazanovitz	120,000	(3)	19.8%	$0.52	12/23/2014	$39,243	$99,450

Robert B. Palardy	27,500	(3)	4.5%	$0.52	12/23/2014	$8,993	$22,791

Robert LaRoche	135,000	(3)	22.3%	$0.52	12/23/2014	$44,148	$111,881

James W. Sheppard	56,250	(3)	9.3%	$0.52	12/23/2014	$18,395	$46,617

Ali Haghighi-Mood	111,750	(3)	18.4%	$0.52	12/23/2014	$36,545	$92,612

(1)	The securities underlying the options are shares of Common Stock.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account actual appreciation in the price of the Common Stock to date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. The gains shown are net of the option exercise price, but do not reflect taxes or other expenses associated with the exercise.

(3)	The exercise price per share for these options is equal to the fair market value of the Common Stock on the date of grant. These options vest annually in equal installments over four years after the date of grant.

Year End Option Table. The following table sets forth certain information regarding stock options exercised during Fiscal 2004 and held as of December 31, 2004 by the Named Executive Officers. We granted no SARs during Fiscal 2004.

Aggregated Option Exercises In Last Fiscal Year And

Fiscal Year-End Option Values

Number of Shares Underlying Unexercised Options at Fiscal Year-End
Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized($)	Exercisable(#)/ Unexercisable(#)	Exercisable($)/ Unexercisable($)
David A. Chazanovitz	—	—	1,121,437/758,313	$3,514/$17,741
Robert B. Palardy	—	—	213,750/156,250	$1,425/$14,025
Robert LaRoche	—	—	31,378/218,622	$0/$8,100
James W. Sheppard	—	—	168,438/186,562	$1,369/$7,481
Ali Haghighi-Mood			61,563/215,437	$296/$7,594

(1)	Value is based on the difference between the closing sale price per share of Common Stock on December 31, 2004 ($0.58), and the applicable option exercise price, multiplied by the number of shares subject to the option.

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Employment and Consulting Agreements and Other Arrangements

We are a party to a severance agreement with Mr. Chazanovitz. Under this agreement, if Mr. Chazanovitz’s employment is terminated by the Company without cause (as defined in the severance agreement), Mr. Chazanovitz will be entitled to receive severance compensation in an amount equal to $240,000. In the event of a change in control (as defined in the severance agreement) that does not result in termination of Mr. Chazanovitz’s employment, 50% of all Mr. Chazanovitz’s unvested options which are then outstanding will become immediately exercisable. In the event of a change in control resulting in the termination of Mr. Chazanovitz’s employment, all of Mr. Chazanovitz’s unvested options which are then outstanding will become immediately exercisable.

We are a party to severance agreements with Messrs. LaRoche, Palardy, Sheppard and Haghighi-Mood. Under these agreements, if the executive officer’s employment is terminated by the Company without cause (as defined in the severance agreement), the officer will be entitled to receive severance compensation in an amount equal to six months base salary. In the event of a change in control (as defined in the severance agreement) that does not result in termination of the officer’s employment, 50% of all the officer’s unvested options which are then outstanding will become immediately exercisable. In the event of a change in control resulting in the termination of the executive’s employment, the officer will be entitled to receive severance compensation in an amount equal to twelve months base salary and all of the officer’s unvested options which are then outstanding will become immediately exercisable.

We are a party to a consulting and technology agreement with Dr. Cohen pursuant to which Dr. Cohen spends 18 days a year working for us on the development and commercialization of certain technology licensed to us by the Massachusetts Institute of Technology. This agreement, which commenced in February 1993 and has been extended to May 31, 2015, currently requires us to pay certain royalty fees, as stipulated in the agreement. Total payments made during 2004 were $40,274. During the term of the consulting agreement, and for a period of up to two additional years following the termination or expiration of this agreement, Dr. Cohen is obligated not to compete with us so long as we make continuing payments to Dr. Cohen during such two year period.

Compensation of Directors

Our non-employee directors receive a fee of $2,500 per meeting of the Board of Directors and $350 per committee meeting. In January 2004, Messrs. Mulvena, Hecht, Khederian and Langan opted to receive their fees in the form of 10,625, 17,000, 17,000 and 21,250 shares, respectively, of restricted stock each at a purchase price of $.001 per share, all of which vested in full on January 1, 2005. Mr. Hecht resigned as a director in October 2004 before any part of this restricted stock grant vested. All non-employee directors receive reasonable travel and out-of-pocket expenses for attendance at meetings of the Board of Directors. Non-employee directors are also eligible to receive stock options under the 2001 Stock Incentive Plan (the “2001 Plan”) and the 1996 Director Stock Option Plan (the “Director Plan”). See “Director Option Plan” below. On June 9, 2004, Messrs. Cohen, Hecht, Langan and Khederian each received an option to purchase 75,000 shares of Common Stock under the 2001 Plan at an exercise price of $0.75 per share, the closing price of the Common Stock on the OTC Bulletin Board on the date of grant. Mr. Hecht resigned as a director on October 19, 2004 before any part of this option became exercisable. On July 28, 2004, Messrs. Hachikian and Malleck received an option to purchase 90,000 shares of Common Stock under the 2001 Plan on the same date and at the same exercise price as the options granted under the Director Plan as set forth below. Each of these options will vest in equal annual installments over three years after the date of grant, assuming the individual continues to serve as a director, and have a term of ten years.

Mr. Chazanovitz did not receive any compensation during the fiscal year ended December 31, 2004 for services rendered as a director. Mr. Chazanovitz’s compensation for service as our President and Chief Executive Officer is discussed under the heading “Compensation of Executive Officers.”

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Director Option Plan

The Director Plan was adopted by the Board of Directors in May 1996, was approved by the stockholders in June 1996, and became effective on August 7, 1996. Under the terms of the Director Plan, options (the “Director Options”) to purchase 10,000 shares of Common Stock will be granted to each person who becomes a non- employee director and who is not otherwise affiliated with us, effective as of the date of initial election to the Board of Directors. The Director Options will vest in equal annual installments over three years after the date of grant, assuming the individual continues to serve as a director, and have a term of ten years. Director Options will become immediately exercisable upon the occurrence of a change in control (as defined in the Director Plan). The exercise price of options granted under the Director Plan will equal the closing price of the Common Stock on the OTC Bulletin Board on the date of grant. A total of 100,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. On July 28, 2004, the date on which Messrs. Hachikian and Malleck were initially elected to the Board of Directors, each of Messrs. Hachikian and Malleck received an option to purchase 10,000 shares of Common Stock under the Director Plan at an exercise price of $0.80 per share.

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Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information with respect to the beneficial ownership of Common Stock, Series A Convertible Preferred Stock, $.001 par value per share (“Series A Preferred”), and Series B Convertible Preferred Stock, $.001 par value per share (“Series B Preferred”) by:

•	each stockholder known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, Series A Preferred or Series B Preferred;

•	each of our directors;

•	our Chief Executive Officer and the executive officers named in the Summary Compensation Table below; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of January 31, 2005 and the address for each of our directors and executive officers is: c/o Cambridge Heart, Inc., One Oak Park Drive, Bedford, MA 01730.

	Common Stock			Series A Preferred			Series B Preferred
	Number of Shares Beneficially Owned(1)		Percentage of Class Outstanding	Number of Shares Beneficially Owned(1)		Percentage of Class Outstanding	Number of Shares Beneficially Owned(1)		Percentage of Class Outstanding
5% Stockholders
ProMed Partners L.P.	6,109,666	(2)(3)	15.4%	44,112	(4)	24.6%	990	(5)	21.0%
AFB Fund LLC	5,286,868	(6)(7)	13.3%	88,230	(8)	35.8%	—		—
The Tail Wind Fund, Ltd.	3,178,025	(9)	7.8%	50,904	(10)	24.3%	525	(11)	11.2%
Bristol Investment Fund, Ltd.	3,000,000	(12)	7.2%	—		—	1,350	(13)	27.0%
Leaf Offshore Investment Fund Ltd.	1,911,728	(14)	4.7%	147,056	(15)	76.5%	—		—
SDS Capital Group SPC, Ltd.	1,666,667	(16)	4.1%	—		—	750	(17)	15.8%
SF Capital Partners Ltd	1,666,667	(16)	4.1%	—		—	750	(17)	15.8%
Alpha Capital Aktiengesellschaft	1,588,889	(18)	3.9%	—		—	715	(19)	15.0%
T-Wave Investors, L.P.	1,470,560	(20)	3.7%	113,120	(21)	50.0%	—		—
The Alan W. Steinberg Limited Partnership	833,333	(22)	2.1%	—		—	375	(23)	8.1%
Valley Forge Investments Ltd.	833,333	(22)	2.1%	—		—	375	(23)	8.1%
Bluegrass Growth Fund, L.P.	722,222	(24)	1.8%	—		—	325	(25)	7.0%
Bluegrass Growth Fund, Ltd.	722,222	(24)	1.8%	—		—	325	(25)	7.0%
Directors and Named Executive Officers
David A. Chazanovitz	1,300,637	(26)	3.3%	—		—	—		—
Richard J. Cohen, M.D., Ph.D.	1,804,385	(27)	4.6%	—		—	—		—
Kenneth Hachikian	—		—	—		—	—		—
Ali Haghighi-Mood.	63,063	(28)	*	—		—	—		—
Robert P. Khederian	5,993,134	(29)	15.0%	78,054	(30)	33.0%	—		—
Jeffrey J. Langan	68,119	(31)	*	—		—	—		—
Robert LaRoche	39,260	(32)	*	—		—	—		—
Reed Malleck	—		—	—		—	—		—
Robert B. Palardy	228,250	(33)	*	—		—	—		—
James W. Sheppard	182,744	(34)	*	—		—	—		—
All directors and executive officers as a group (10 persons)	9,679,622	(35)	23.0%	78,054	(30)	33.0%	—		—

*	Represents less than 1% of the outstanding Common Stock.

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(1)	We believe that each stockholder has sole voting and investment power with respect to the shares of Common Stock, Series A Preferred and Series B Preferred listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 2005 through the exercise of any stock option, warrant, conversion of preferred stock or other right. Pursuant to the terms of the Series B Certificate of Designations, the holders of shares of Series B Preferred do not have the right to convert their shares of Series B Preferred to Common Stock to the extent that after giving effect to such conversion, the stockholder together with such stockholder’s affiliates would have beneficial ownership of more than 4.99% of the outstanding Common Stock immediately after the conversion. The inclusion herein of any shares of Common Stock, Series A Preferred or Series B Preferred deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of Common Stock, Series A Preferred or Series B Preferred. Shares of Common Stock, Series A Preferred or Series B Preferred which an individual or entity has a right to acquire within the 60-day period following January 31, 2005 pursuant to the exercise of options, warrants or conversion rights are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity shown in the table.

(2)	This information is taken from a Schedule 13G/A (Amendment No. 3) filed with the SEC on January 5, 2005. The Schedule 13G/A was jointly filed by the following entities and individuals, pursuant to a joint filing agreement, reporting beneficial ownership of shares of Common Stock as noted: ProMed Partners, L.P. (1,517,718 shares of Common Stock), ProMed Partners II, L.P. (412,665 shares of Common Stock), ProMed Offshore Fund, Ltd. (253,893 shares of Common Stock), ProMed Offshore Fund II, Ltd. (1,831,221 shares of Common Stock), ProMed Management, Inc. (2,086,114 shares of Common Stock), ProMed Asset Management, L.L.C. (1,930,383 shares of Common Stock), David B. Musket (5,917,443 shares of Common Stock), Barry Kurokawa (4,207,720 shares of Common Stock). ProMed Management, Inc. disclaims beneficial ownership of shares held by ProMed Offshore Fund, Ltd. and ProMed Offshore Fund II, Ltd., which represent the interests of shareholders of ProMed Offshore Fund, Ltd. and ProMed Offshore Fund II, Ltd. ProMed Asset Management, L.L.C. disclaims beneficial ownership of shares held by ProMed Partners, L.P. and ProMed Partners II, L.P., which represent the interests of partners of other partners of ProMed Partners, L.P. and ProMed Partners II, L.P. David B. Musket and Barry Kurokawa disclaim beneficial ownership of shares held by ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. and ProMed Offshore Fund II, Ltd., which represent the interests of such entities’ other partners and shareholders, respectively. The business address of ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd., ProMed Offshore Fund II, Ltd., David B. Musket and Barry Kurokawa is 125 Cambridgepark Drive, Cambridge, MA 02140.

(3)	Includes (i) 647,778 shares issuable upon the exercise of Common Stock warrants, (ii) 573,456 shares of Common Stock issuable upon the conversion of shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants, (iii) 1,466,667 shares of Common Stock issuable upon the conversion of shares of Series B Preferred, and (iv) 733,333 shares of Common Stock issuable upon the conversion of shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants.

(4)	Includes 44,112 shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants.

(5)	Includes 330 shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants.

(6)	As described in a Schedule 13D/A (Amendment No. 1) filed with the SEC on March 7, 2005, the AFB Fund, LLC (“AFB”), the Blumberg Life Sciences Fund L.P. (“BLSF”), the Blumberg Life Sciences Fund Ltd (“BLS”), Blumberg Capital Management, L.L.C. (“BCM”), Blumberg Capital Advisors, L.L.C. (“BCA”), Laurence J. Blumberg and Louis Blumberg may be deemed to beneficially own 5,286,868 shares of Common Stock by virtue of the fact that Messrs. Blumberg and Blumberg, BCM, BCA, BLSF, BLS and AFB may be deemed to be a group for purposes of the filing of the Schedule 13D/A. Laurence J. Blumberg, through his position as managing member of BCM and BCA, is deemed to be the beneficial owner of the 1,009,970 shares of Common Stock beneficially owned by BLSF and the 136,929 shares of Common Stock beneficially owned by BLS. Laurence J. Blumberg also may be deemed to have beneficial ownership of the 316,500 shares that he holds personally. BCM, the investment manager of BLSF and BLS, may be deemed to beneficially own the 1,009,970 shares of Common Stock and 136,929 shares of Common Stock beneficially owned by such entities, respectively. BCA, the general partner of BLSF, may be deemed to beneficially own the 1,009,970 shares of Common Stock beneficially owned by BLSF. Louis Blumberg is deemed to beneficially own the 3,823,469 Common Shares beneficially owned by AFB by virtue of his role as managing member of AFB. The principal business address of AFB is 2050 Center Avenue, Fort Lee, NJ 07024. The principal business address of BLSF is 153 East 53rd Street, 48th Floor, New York, NY 10022.

11

(7)	Includes 1,146,990 shares of Common Stock issuable upon the conversion of shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants.

(8)	Includes 88,230 shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants.

(9)	This information is based upon a Schedule 13G/A (Amendment No. 3) filed with the SEC on February 11, 2005. According to the Schedule 13G/A, The Tail Wind Fund, Ltd. beneficially owns a total of 3,178,025 shares, including (i) 459,770 shares of Common Stock issuable upon the exercise of Common Stock warrants, (ii) 661,752 shares of Common Stock issuable upon conversion of shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants, (iii) 777,778 shares of Common Stock issuable upon conversion of shares of Series B Preferred, and (iv) 388,889 shares of Common Stock issuable upon conversion of shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants. The business address of The Tail Wind Fund, Ltd. is Windermere House, 404 East Bay Street, P.O. Box SS-5539, British Virgin Islands.

(10)	Includes 50,904 shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants.

(11)	Includes 175 shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants.

(12)	Includes (i) 1,888,889 shares of Common Stock issuable upon the conversion of shares of Series B Preferred and (ii) 1,111,111 shares of Common Stock issuable upon conversion of shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants. The business address of Bristol Investment Fund, Ltd. is 10990 Wilshire Blvd, Suite 1410, Los Angeles, California 90024.

(13)	Includes 500 shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants.

(14)	Includes (i) 1,470,560 shares of Common Stock issuable upon the conversion of shares of Series A Preferred and (ii) 441,168 shares of Common Stock issuable upon conversion of shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants. The business address of Leaf Offshore Investment Fund Ltd. is 515 Madison Avenue, 42nd Floor, New York, NY 10022

(15)	Includes 33,936 shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants.

(16)	Includes (i) 1,111,111 shares of Common Stock issuable upon the conversion of shares of Series B Preferred and (ii) 555,556 shares of Common Stock issuable upon the conversion of shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants. The business address of SDS Capital Group SPC, Ltd. is c/o SDS Management, LLC 53 Forest Avenue, 2nd Floor, Old Greenwich, CT 06870. The business address of SF Capital Partners Ltd. is 3600 South Lake Drive, St. Francis, WI 53235.

(17)	Includes 250 shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants.

(18)	Includes 555,556 shares of Common Stock issuable upon the conversion of shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants. The business address of Alpha Capital Aktiengesellschaft is c/o LH Financial, 160 Central Park South, Suite 2701, New York, NY 10019.

(19)	Includes 250 shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants.

(20)	Includes (i) 588,224 shares of Common Stock issuable upon the conversion of shares of Series A Preferred and (ii) 882,336 shares of Common Stock issuable upon the conversion of shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants. The business address of T-Wave Investors, L.P. is Wardenclyffe Group, Inc., 370 Lexington Avenue, 19th Floor, New York, NY 10017.

(21)	Includes 67,872 shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants.

(22)	Includes (i) 555,556 shares of Common Stock issuable upon the conversion of shares of Series B Preferred and (ii) 277,778 shares of Common Stock issuable upon the conversion of shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants. The business address of The Alan W. Steinberg Limited Partnership is 1501 Venera Avenue, Suite 205, Coral Gables, FL 33146. The business address of Valley Forge Investments, Ltd. is 545 Madison Avenue, 8th Floor, New York, NY 10022.

(23)	Includes 125 shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants.

(24)	Includes (i) 444,444 shares of Common Stock issuable upon conversion of shares of Series B Preferred and (ii) 277,778 shares of Common Stock issuable upon conversion of shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants. The business address of Bluegrass Growth Fund, L.P. and Bluegrass Growth Fund, Ltd. is 122 East 42nd Street, Suite 2606, New York, NY 10168.

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(25)	Includes 125 shares of Series B Preferred issuable upon the exercise of Series B Preferred warrants.

(26)	Includes (i) 1,121,437 shares of Common Stock issuable upon the exercise of stock options and (ii) 125,000 shares of restricted stock subject to repurchase by us.

(27)	Includes 445,000 shares of Common Stock issuable upon the exercise of stock options.

(28)	Includes 63,063 shares of Common Stock issuable upon the exercise of stock options.

(29)	Includes (i) 31,244 shares of Common Stock issuable upon the exercise of stock options, (ii) 17,000 shares of restricted stock subject to repurchase by us, (iii) 1,014,702 shares of Common Stock issuable upon the conversion of shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants.

(30)	Includes 78,054 shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants.

(31)	Includes (i) 31,244 shares of Common Stock issuable upon the exercise of stock options and (ii) 34,375 shares of restricted stock subject to repurchase by us.

(32)	Includes 28,750 shares of Common Stock issuable upon the exercise of stock options.

(33)	Includes 221,250 shares of Common Stock issuable upon the exercise of stock options.

(34)	Includes 175,938 shares of Common Stock issuable upon the exercise of stock options.

(35)	Includes (i) 2,117,926 shares of Common Stock issuable upon the exercise of stock options, (ii) 176,375 shares of restricted stock subject to repurchase by us, (iii) 172,414 shares of Common Stock issuable upon the exercise of Common Stock warrants, and (iv) 1,014,702 shares of Common Stock issuable upon the conversion of shares of Series A Preferred issuable upon the exercise of Series A Preferred warrants.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2004. All of our equity compensation plans were adopted with the approval of our stockholders.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders(1)	5,267,625	$1.42	679,417	(3)
Equity compensation plans not approved by security holders	—	$—	—
Total	5,267,625	$1.42	679,417	(3)

(1)	Consists of the Amended and Restated 1993 Incentive and Non-Qualified Stock Option Plan, the 1996 Equity Incentive Plan, the 1996 Employee Stock Purchase Plan, the 1996 Director Option Plan and the 2001 Stock Incentive Plan.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2004, 192,250 shares of Common Stock under the 2001 Stock Incentive Plan may instead be issued in the form of restricted stock.

(3)	Consists of 557,950 shares of Common Stock issuable under the 1996 Equity Incentive Plan and 121,467 shares of Common Stock issuable under the 2001 Stock Incentive Plan.

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Item 13. Certain Relationships and Related Transactions

On December 6, 2004, we entered into a Securities Purchase Agreement for the sale of $5.0 million of our Series B Preferred to certain institutional and other private investors, many of whom are beneficial owners of more than 5% of the outstanding shares of our Common Stock, Series A Preferred and/or Series B Preferred as of January 31, 2005.

Under the terms of the financing, we issued and sold 5,000 shares of its Series B Preferred at a purchase price of $1,000 per share. Each share of Series B Preferred is convertible into a number of shares of Common Stock equal to $1,000 divided by the conversion price of the Series B Preferred, which is initially $0.45 per share. The conversion price of the Series B Preferred is subject to adjustment in certain circumstances. If we issue shares of Common Stock at a purchase price below the conversion price of the Series B Preferred or shares of Preferred Stock with a conversion price below the conversion price of the Series B Preferred, the conversion price of the Series B Preferred will be adjusted to equal such lower purchase price or conversion price, as the case may be. The total number of shares of Common Stock initially issuable upon conversion of the 5,000 shares of Series B Preferred issued and sold in the financing is 11,111,111. We also issued to the investors warrants exercisable for a total of 2,500 shares of Series B Preferred. The warrants expire on December 6, 2009. The exercise price of these warrants is $1,100 per share of Series B Preferred.

In connection with the sale of the Series B Preferred, we paid to the placement agent for the transaction, Musket Research Associates, a fee of $154,700 and a warrant exercisable for a total of 953,333 shares of Common Stock. The placement agent warrant expires on December 6, 2009. The exercise price of the warrant is $0.495 per share of Common Stock. David B. Musket, a principal of Musket Research Associates, is the beneficial owner of more than 5% of the outstanding shares of our Common Stock and Series A Preferred as of January 31, 2005.

We have filed with the SEC a registration statement registering all of the shares of Common Stock issuable upon conversion of the outstanding shares of Series B Preferred and upon exercise and conversion of the warrants described above.

Item 14. Principal Accountant Fees and Services

PricewaterhouseCoopers LLP (“PWC”) was our independent auditor for the fiscal year ended December 31, 2003 and for the review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q during our fiscal year ended December 31, 2004. On November 19, 2004, our Board of Directors dismissed PWC as our independent registered public accounting firm, and approved the engagement of Vitale, Caturano & Company, Ltd. as our independent accounting firm for the fiscal year ending December 31, 2004. The Audit Committee and the Board of Directors have approved the engagement of Vitale, Caturano & Company, Ltd. as our independent accountants.

The following table summarizes the fees of PWC billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category	2004	2003
Audit Fees	$48,750	$116,800
Audit-Related Fees	$6,200	$38,000
Tax Fees	$—	$—
All Other Fees	$—	$—

Total Fees	$54,950	$154,800

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The following table summarizes the fees of Vitale, Caturano & Company, Ltd. billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category	2004	2003
Audit Fees	$75,000	$—
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total Fees	$75,000	$—

Audit Fees

Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to the preparation of registration statements and consents related to such registration statements.

Tax Fees

Tax fees consist of fees for tax compliance, tax advice and tax planning services.

All Other Fees

All Other fees consist of fees for products and services other than the services reported above. Neither PWC nor Vitale, Caturano & Company, Ltd. received any fees from us that may be classified as “All Other Fees” in 2004 or 2003.

The percentage of hours expended by Vitale, Caturano & Company, Ltd. on the audit of our financial statements for the fiscal year ended December 31, 2004 attributed to work performed by persons other than Vitale, Caturano & Company, Ltd.’s full-time, permanent employees did not exceed fifty percent.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent auditor during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent auditor. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

There were no audit or non-audit services provided to the Company for the fiscal year ended December 31, 2004 that were not approved by the Audit Committee or its chairman.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 29, 2005.

CAMBRIDGE HEART, INC.

By:	/S/ DAVID A. CHAZANOVITZ
David A. Chazanovitz President and CEO (Principal executive officer and duly authorized officer)

16

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2005

Commission File Number: 0-20991

CAMBRIDGE HEART, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	13-3679946
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 OAK PARK DRIVE BEDFORD, MASSACHUSETTS	01730
(Address of principal executive offices)	(Zip Code)

781-271-1200

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Number of shares outstanding of each of the issuer’s classes of common stock as of May 11 2005:

Class	Number of Shares Outstanding
Common Stock, par value $.001 per share	39,285,335

CAMBRIDGE HEART, INC.

PART I—FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

CAMBRIDGE HEART, INC.

CONDENSED BALANCE SHEETS

	December 31, 2004	March 31, 2005
Assets		(Unaudited)
Current assets
Cash and cash equivalents	$2,896,963	$1,016,908
Marketable securities	4,750,000	5,750,000
Accounts receivable, net of allowance for doubtful accounts of $102,500 at December 31, 2004 and March 31, 2005, respectively	982,796	868,996
Inventory	491,276	467,753
Prepaid expenses and other current assets	154,272	142,646

Total current assets	$9,275,307	$8,246,303
Fixed assets, net	207,761	178,468
Other assets	166,539	144,530

	$9,649,607	$8,569,301

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$345,876	$303,657
Accrued expenses	643,431	496,262
Short-term debt	2,103	2,103

Total current liabilities	991,410	802,022
Long-term debt	1,578	1,052

Total liabilities	$992,988	$803,074
Convertible Preferred Stock, $.001 par value; 2,000,000 shares authorized at December 31, 2004 and March 31, 2005, respectively; 389,612 and 162,868 shares issued and outstanding at December 31, 2004 and March 31, 2005, respectively. Liquidation preference and redemption value of $6,699,985 and $5,199,987 as of December 31, 2004 and March 31, 2005, respectively	3,701,891	3,046,307
Warrants to acquire Convertible Preferred Stock of 474,203 and 406,330 shares issued and outstanding at December 31, 2004 and March 31, 2005, respectively	2,526,156	2,380,050

	6,228,047	5,426,357
Stockholders’ equity:
Common Stock, $.001 par value; 75,000,000 shares authorized; 34,730,964 and 39,203,893 shares issued and outstanding at December 31, 2004 and March 31, 2005, respectively	34,731	39,204
Additional paid-in capital	58,566,847	59,382,371
Accumulated deficit	(56,114,777)	(57,012,110)
Less: deferred compensation	(58,229)	(69,595)

Total stockholders’ equity	$2,428,572	$2,339,870

	$9,649,607	$8,569,301

The accompanying notes are an integral part of these condensed financial statements.

CAMBRIDGE HEART, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2004	2005
Revenue	$1,265,804	$1,009,483
Cost of goods sold	564,707	479,848

Gross profit	701,097	529,635
Costs and expenses:
Research and development	162,691	212,777
Selling, general and administrative	1,559,815	1,254,167

Loss from operations	(1,021,409)	(937,309)
Interest income	7,341	40,559
Interest expense	(133)	(583)

Net loss attributable to common stockholders	$(1,014,201)	$(897,333)

Net loss per common share-basic and diluted	$(0.04)	$(0.02)

Weighted average common shares outstanding-basic and diluted	22,993,000	37,604,976

The accompanying notes are an integral part of these condensed financial statements.

CAMBRIDGE HEART, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2004	2005
Cash flows from operating activities:
Net loss	$(1,014,201)	$(897,333)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	71,008	51,302
Stock based compensation expense (benefit)	17,545	(16,894)
Changes in operating assets and liabilities:
Accounts receivable	665,414	113,800
Inventory	(218,963)	23,523
Prepaid expenses and other current assets	13,137	11,626
Accounts payable and accrued expenses	(509,834)	(192,909)

Net cash used in operating activities	(975,894)	(906,885)

Cash flows from investing activities:
Purchases of fixed assets	(20,969)	—
Purchases of marketable securities		(1,000,000)

Net cash used in investing activities	(20,969)	(1,000,000)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	484,985	—
Proceeds from issuance of common stock	340	26,830
Repayment of debt	(593)	—

Net cash provided by financing activities	484,732	26,830

Net increase (decrease) in cash and cash equivalents	(512,131)	(1,880,055)
Cash and cash equivalents, beginning of period	5,609,244	2,896,963

Cash and cash equivalents, end of period	$5,097,113	$1,016,908

Supplemental Disclosure of Cash Flow Information

We paid $133 and $583 in interest expense for the three month periods ended March 31, 2004 and March 31, 2005, respectively.

Supplemental Disclosure of Non-Cash Financing Activities

During the three month period ended March 31, 2004 and 2005, investors exercised their rights to convert 525,995 and 256,286 shares of Series A Convertible Preferred Stock, respectively, into 6,837,935 and 3,331,718 shares of the Company’s common stock, respectively, at a conversion price of $0.34 per share.

During the three month period ended March 31, 2005, the Company issued 30,042 shares of its Series A Convertible Preferred Stock to an investor for the cashless exercise of a warrant to acquire 67,873 shares of Series A Convertible Preferred Stock.

During the three month period ended March 31, 2005, investors exercised their rights to convert 500 shares of Series B Convertible Preferred Stock into 1,111,111 shares of the Company’s common stock at a conversion price of $0.45 per share.

The accompanying notes are an integral part of these condensed financial statements

CAMBRIDGE HEART, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. NATURE OF BUSINESS

Cambridge Heart, Inc. (the “Company”) was incorporated in Delaware on January 16, 1990 and is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. The Company sells its products primarily to cardiology group practices, hospitals and research institutions. The Company is subject to risks common to companies in the biotechnology, medical device and diagnostic industries, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with governmental regulations.

The Company’s financial statements have been prepared on a “going concern basis,” which assumes the Company will realize its assets and discharge its liabilities in the ordinary course of business. The Company has experienced recurring losses from operations of $1,021,409 and $937,309 for the three month periods ended March 31, 2004 and 2005, respectively, and recurring negative cash flow from operations of $975,894 and $906,885 for the three month periods ended March 31, 2004 and 2005, respectively. In addition, the Company has an accumulated deficit of $57,012,110 at March 31, 2005. The Company anticipates that it has sufficient cash resources to satisfy its cash requirements through at least March 31, 2006. If the Company is unable to generate sufficient revenue to sustain operations, it will need to seek additional sources of financing. There is no certainty that such efforts will be successful.

Basis of Presentation

The interim financial statements of the Company presented herein are intended to be read in conjunction with the financial statements of the Company for the year ended December 31, 2004.

The interim financial statements as of March 31, 2005 and 2004 are unaudited, and in the opinion of the management reflect all adjustments (consisting solely of normal recurring accruals) necessary for the fair presentation of such information. Interim results are not necessarily indicative of results to be expected for the entire year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed by the Company are as follows:

Cash Equivalents and Marketable Securities

The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. Marketable securities consist of cash invested in municipal bonds with a triple “A” credit rating. In accordance with Statement of Financial Accounting Standards (SFAS) 115, “Accounting for Certain Investments in Debt and Equity Securities,” these investments have been classified as available-for-sale securities and have been reported at fair value, with unrealized gains and losses, if any, excluded from earnings and reported as a separate component of shareholders’ equity. These securities are redeemable at their face value, and bear interest at variable rates which are adjusted on a frequent basis. Accordingly, these investments are subject to minimal credit and market risk. These securities amount to $4,750,000 and $5,750,000 at December 31, 2004 and March 31, 2005, respectively, and no realized or unrealized gains or losses have been recognized during the periods presented. The short-term commercial paper, short-term securities of state government agencies with maturities less than three months from date of purchase and money market securities, totaling $2,727,591 and $969,143 at December 31, 2004 and March 31, 2005, respectively, are classified as cash equivalents. All of the marketable securities have been recorded at amortized cost, which approximates fair market value. The Company maintains its cash and cash equivalents in bank deposit accounts, which may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires that companies either recognize compensation expense for grants of stock options and other equity instruments based on fair market value, or provide pro forma disclosure of net income (loss) and net income (loss) per share in the notes to the financial statements. At December 31, 2004 and March 31, 2005, the Company had four stock-based compensation plans. The Company accounts for employee awards under those plans using the intrinsic value method under the recognition and measurement principles of Accounting Principles Board Opinion No. 25,

“Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no compensation cost has been recognized under SFAS 123 as amended by SFAS 148 – “Accounting for Stock-Based Compensation – Transition and Disclosure” for the Company’s employee stock option plans. Had compensation cost for the awards under those plans been determined based on the grant date fair market values, consistent with the method required under the recognition provisions of SFAS 148, the Company’s net loss and net loss per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended March 31,
	2004	2005
Net loss attributable to common stockholders:
As reported	$1,014,201	$897,333
Stock-based compensation expense included in reported net loss	(17,545)	16,894
Total stock-based compensation under the fair-value-based method for all awards	87,596	74,794

Pro forma	$1,084,252	$989,021

Net loss per share:
As reported-basic and diluted	$0.04	$0.02
Pro forma-basic and diluted	$0.05	$0.03

The fair value of each option grant under SFAS 123 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2004 and 2005, respectively: (i) dividend yield of 0% for all periods; (ii) expected volatility of 118% for all periods; (iii) risk free interest rates of 2.43% and 3.71%; and (iv) expected option terms of 4 years for all periods.

Use of Estimates

The preparation of financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company evaluates its estimates on an on-going basis, including those related to incentive compensation, revenue recognition, product returns, allowance for doubtful accounts, inventory valuation, investments valuation, intangible assets, income taxes, warranty obligations, the fair value of preferred stock and warrants, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which then form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Net Loss Per Share

Consistent with SFAS No. 128, “Earnings Per Share,” basic loss per share amounts are based on the weighted average number of shares of common stock outstanding during the period. Diluted loss per share amounts are based on the weighted average number of shares of common stock and potential dilutive common stock outstanding during the period. The impact of options to purchase 4,617,250 and 5,506,500 shares of common stock, warrants for the purchase of 1,319,695 and 2,102,532 shares of common stock, warrants for the purchase of 471,703 and 403,830 shares of Series A Convertible Preferred Stock, warrants for the purchase of 0 and 2,500 shares of Series B Convertible Preferred Stock, 865,372 and 158,368 shares of Series A Convertible Preferred Stock, and 0 and 4,500 shares of Series B Convertible Preferred Stock have been excluded from the calculation of diluted weighted average share amounts as their inclusion would have been anti-dilutive for the three month period ended March 31, 2004 and 2005, respectively.

Emerging Issues Task Force 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share, was issued in March 2004. EITF 03-06 is intended to clarify what is a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for reporting periods beginning after March 31, 2004. The adoption of this pronouncement did not have an impact on our financial position, results of operations or cash flows as the Company incurred a net loss for the three month periods ended March 31, 2004 and 2005. This pronouncement will have an impact if and when the Company incurs net income and at that time we will evaluate whether our existing securities meet the definition of a “participating security” under the provisions of EITF 03-06.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of two components, net income (loss) and other comprehensive income (loss). The Company has no other comprehensive income for all periods presented.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R “Share Based Payment.” This standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires companies to recognize the compensation cost related to share-based payment transactions with employees in the financial statements. The compensation costs is measured based upon the fair value of the instrument issued. Share-based compensation transactions with employees covered within SFAS No. 123R include share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123 included a fair-value-based method of accounting for share-based payment transactions with employees, but allowed companies to continue to apply the guidance in APB 25 provided that they disclose in the footnotes of the financial statements the pro form net income if the fair-value-based method had been applied. The Company is currently reporting share-based payment transactions with employees in accordance with APB 25 and provides the required disclosures. The Company is required to adopt SFAS No. 123R on January 1, 2006. Based on the current options outstanding, the Company anticipates the adoption of this standard to result in recognition of approximately $278,000 of compensation cost in the year of the adoption. Had compensation costs for the Company’s stock based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company’s net income and earnings per share for the three months ended March 31, 2005 and 2004 would have been reduced to the pro forma amounts indicated above.

3. MAJOR CUSTOMERS, EXPORT SALES AND CONCENTRATION OF CREDIT RISK

There were no major customers that accounted for over 10% of our total revenues and accounts receivable balance for the three month period ended March 31, 2004 and 2005, respectively. During the three month period ended March 31, 2004 and 2005, international sales accounted for 13% and 16% of the total revenues, respectively. Company policy does not require collateral on account receivable balances.

4. INVENTORIES

Inventories at December 31, 2004 and March 31, 2005 consisted of the following:

	December 31,	March 31,
	2004	2005
Raw materials	$466,172	$450,778
Work in process	2,777	2,575
Finished goods	22,327	14,400

	$491,276	$467,753

5. CONVERTIBLE PREFERRED STOCK

Total shares of Convertible Preferred Stock issued and outstanding at December 31, 2004 and March 31, 2005, respectively are as follows:

	December 31,	March 31,
	2004	2005
Series A Convertible Preferred
Shares issued and outstanding	384,612	158,368
Liquidation preference and redemption value	$1,699,985	$699,987

Series B Convertible Preferred
Shares issued and outstanding	5,000	4,500
Liquidation preference and redemption value	$5,000,000	$4,500,000

Total Convertible Preferred
Shares issued and outstanding	389,612	162,868
Liquidation preference and redemption value	$6,699,985	$5,199,987

The preferred stock is entitled to dividends when and if declared by the Board of Directors prior to the payment of any such dividends to the holders of common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of the preferred stock then outstanding are entitled to be paid out of the assets of the corporation before any payment is made to the holders of common stock. Each holder of the preferred stock is entitled to the number of votes equal to the number of shares of common stock the preferred stock is convertible into on any matter preserved to the stockholders of the Company for their action at any meeting of the stockholders of the corporation.

The Company’s authorized capital stock includes 2,000,000 shares of $0.001 par value preferred stock. The preferred stock may be issued at the discretion of our Board of Directors (without further stockholder approval) with such designations, rights and preferences as the Board of Directors may determine from time to time. This preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights, which may be more expansive than the rights of the holders of the common stock.

Series A Convertible Preferred Stock

On May 12, 2003, the Company entered into an agreement for the sale of $6.5 million of Series A Convertible Preferred Stock (the “Series A stock”) to Medtronic and a group of private investors. Under the terms of the financing, the Company issued and sold a total of 1,470,549 shares of Series A stock at a purchase price of $4.42 per share. Each share of Series A stock is convertible into 13 shares of the Company’s common stock at a conversion price of $0.34 per share. As part of the financing, the Company also issued to both Medtronic and the private investors warrants exercisable for the purchase of an additional 471,703 shares of our Series A stock. Medtronic received a warrant for the purchase of an additional 67,873 of our Series A stock at an exercise price of $4.42 per share. The remainder of the warrants issued to the other investors was at an exercise price of $5.525 per share. All of these warrants expire on January 1, 2009. During the quarter ended March 31, 2005, Medtronic executed a cashless exercise of their warrant for 67,873 shares of Series A stock.

During the three month period ended March 31, 2004 and 2005, investors exercised their rights to convert 525,995 and 256,286 shares of Series A stock, respectively, into 6,837,935 and 3,331,718 shares of the Company’s Common Stock, respectively. The Company had 384,612 and 153,368 shares of Series A stock and warrants for the purchase of an additional 471,703 and 403,830 shares of Series A stock outstanding at December 31, 2004 and March 31, 2005, respectively.

During the quarter ended March 31, 2004, short-term warrants for the purchase of 109,725 shares of preferred stock were exercised at a price of $4.42 per share providing the Company with gross proceeds of $484,985.

Series B Convertible Preferred Stock

On December 6, 2004, the Company entered into an agreement for the sale of $5 million of Series B Convertible Preferred Stock (the “Series B stock”) to certain institutional and other private investors. Under the terms of the financing, the Company issued and sold 5,000 shares of Series B stock at a purchase price of $1,000 per share. Each share of Series B stock is convertible into approximately 2,222 shares of the Company’s common stock at a conversion price of $0.45 per share. The conversion price of the Series B stock is subject to adjustment in certain circumstances. If the Company issues shares of common stock at a purchase price below the conversion price of the Series B stock, the conversion price of the Series B stock will be adjusted to equal such purchase price. Investors in the financing also received warrants to purchase an additional 2,500 shares of Series B stock. The exercise price of the warrants is $1,100 per share. The warrants expire on December 6, 2009.

In connection with the sale of the Company’s Series B stock, the Company also issued to the placement agent for the transaction a warrant exercisable for a total of 953,333 shares of the Company’s common stock. The warrant expires on December 6, 2009. The exercise price of the warrant is $.495 per share of common stock.

During the three month period ended March 31, 2005, investors exercised their rights to convert 500 shares of Series B stock into 1,111,111 shares of the Company’s Common Stock. The Company had 5,000 and 4,500 shares of Series B stock and warrants for the purchase of an additional 2,500 and 2,500 shares of Series B stock outstanding at December 31, 2004 and March 31, 2005, respectively.

6. COMMITMENTS AND CONTINGENCIES

Guarantor Arrangements

The Company enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with business partners and customers. Under these provisions the Company generally indemnifies and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company maintains a products liability insurance policy that is intended to limit its exposure. Based on the Company’s historical activity in combination with its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2004 and March 31, 2005.

The Company warrants all of its non-disposable products as to compliance with their specifications and that the products are free from defects in material and workmanship for a period of 12 months from date of delivery. The Company maintains a reserve for the estimated costs of future repairs of its products during this warranty period. The amount of reserve is based on the Company’s actual return and repair cost experience. The Company has $28,235 and $24,832 of accrued warranties at December 31, 2004 and March 31, 2005, respectively.

	For the three months ended March 31,
	2004	2005
Balance at beginning of period	$58,202	$28,235
Provision for warranty for units sold	6,058	(1,694)
Cost of warranty incurred	(18,004)	(1,709)

Balance at end of period	$46,256	$24,832

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, we are addressing the key problem of identification of those at risk of sudden cardiac death. Our proprietary technology and products are the only diagnostic tools currently approved by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-Wave Alternans, an extremely subtle beat-to-beat fluctuation in a patient’s heartbeat.

Our Microvolt T-Wave Alternans Test is performed using our primary products, the Heartwave System and our single use Micro-V Alternans Sensors. We sell both products in the United States primarily through our hybrid distribution organization comprised of a limited number of direct sales representatives supplemented in selected territories by independent manufacturers’ representatives. Outside the United States we sell our products through independent distributors. Profitability for our business requires that we are successful in our efforts to expand the installed base of our Heartwave units in the United States and continually increase the number of Microvolt T-Wave Alternans Tests being performed in order to increase the usage of our Micro-V Alternans Sensors. In addition to our own sales organization, we seek to leverage our relationships with established strategic partners to assist us in gaining access to our primary customer, the clinical cardiologist, to inform them of the large amount of clinical data that has been presented and published on the value and importance of measuring microvolt levels of T-Wave Alternans for their patients.

During the first quarter of 2005, we announced the completion of enrollment in two important clinical studies of Microvolt T-Wave Alternans. The first is the 350 patient Risk Estimation Following Infarction – Noninvasive Evaluation Study, which we call the REFINE Study, led by Derek Exner, M.D., University of Calgary Associate Professor of Medicine, Libin Cardiovascular Institute of Alberta. In this study, patients who had experienced a previous myocardial infarction or heart attack and also had an impaired pumping efficiency of the heart as determined by an ejection fraction of 50% or less were serially tested for Microvolt T-Wave Alternans as well as other non-invasive parameters. The study results are expected to demonstrate that the MTWA Test will have the greatest prognostic utility in predicting sudden cardiac death, resuscitated VF or sustained VT. The second study is the 656 patient MASTER Study sponsored by Medtronic, Inc. This multi-center study is testing MADIT II type patients for Microvolt T-Wave Alternans to determine the tests predictive ability to help identify which of the enrolled patients are most likely to develop life-threatening heart rhythm disturbances and might benefit most from lifesaving ICD therapy. Both studies are expected to present their results sometime during 2006.

In January 2005, following the publication on the Sudden Cardiac Death – Heart Failure Trial, commonly called the SCD-HeFT Study, in of the New England Journal of Medicine, the Center for Medicare and Medicaid Services, commonly known as CMS, granted coverage for ICD therapy to this patient population (New York Heart Association Class II and III Heart Failure who have left ventricular ejection fraction less than or equal to 35%). In the coverage decision, CMS expressed concern that the ICD survival benefit was modest and that 80% of the patients studied never received any therapeutic benefit from the device. As such, CMS established a data registry to collect further information on these patients with the eventual desire to better advice and guide the medical community regarding which patients may or may not benefit from implantable defibrillators. CMS’s initial data registry, which is their start at this process, is collecting only cursory information about the patient, the implant and any procedural complications. CMS has already begun work on a follow-on registry, which is of significance to us as CMS stated in their decision that they “strongly encourage the inclusion of Microvolt T-Wave Alternans testing in the follow-on registry and any other data collection protocols.” We intend to work closely with CMS and all other stakeholders in developing the follow on registry and expect that the inclusion of Microvolt T-Wave Alternans could have a favorable impact on our ability to improve our revenue. Both CMS and the stakeholders have stated that the introduction of the follow-on registry is targeted for January 2006.

In February 2005, we announced that Blue Cross/Blue Shield of Michigan issued a coverage policy for our Microvolt T-Wave Alternans Test making it a covered benefit for at risk cardiac patient populations. This plan covers more than 5 million patient lives in Michigan. The policy states that MTWA testing is payable for patients who have had a previous heart attack and have an ejection fraction less than or equal to 35%. In addition, patients suffering from congestive heart failure are also covered by this policy.

In April 2005, we received clearance from the U.S. Food and Drug Administration to begin marketing our new Heartwave II System. The Heartwave II System, unlike our original Heartwave I System, does not require a host stress exercise system to control the treadmill or to monitor the patient’s electrical activity of the heart during a Microvolt T-Wave Alternans Test. The system, which was developed as a result of feedback from our customer base with respect to ways to increase the utility of the device, was immediately available for sale.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon the financial statements which have been prepared in accordance with U.S. generally accepted accounting principles. The notes to the financial statements contained in our Annual Report on Form 10-K include a summary of our significant accounting policies and methods used in the preparation of our financial statements. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to incentive compensation, revenue recognition, product returns, allowance for doubtful accounts, inventory valuation, investments valuation, intangible assets, income taxes, warranty obligations, the fair value of preferred stock and warrants, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and estimates affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition and Accounts Receivable

Revenue from the sale of product to all of the Company’s customers is recognized upon shipment of goods provided that risk of loss has passed to the customer, all of the Company’s obligations have been fulfilled, persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collectibility is probable. Revenue from the sale of product to all of our third party distributors with whom we have a relationship is subject to the same recognition criteria. These distributors provide all direct repair and support services to their customers. Under Emerging Issue Task Force (“EITF”) 00-21, in multiple element arrangements, separate elements can be considered separate units of accounting when the delivered unit has value to a customer on a stand alone basis and there is objective and reliable evidence of the fair value of the undelivered element. The Company regularly sells maintenance agreements with the Heartwave System. Revenue from maintenance contracts is recognized separately based on amounts charged when sold on a stand alone basis and is recorded over the term of the underlying agreement. Payments of $146,085 at March 31, 2005 ($162,575 at December 31, 2004) received in advance of services being performed is recorded as deferred revenue and included in current liabilities in the accompanying balance sheet.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off when identified. The Company’s actual experience of customer receivables written off directly during the three months ended March 31, 2005 was $0 ($14,900 during fiscal 2004). The Company provided $0 and $2,500 for allowance for doubtful accounts for March 31, 2005 and December 31, 2004, respectively. At March 31, 2005 and December 31, 2004 the allowance for doubtful accounts was $102,500.

Inventory Valuation

We regularly assess the value of our inventory for estimated obsolescence or unmarketable inventory. If necessary, we write-down our inventory value to the estimated fair market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required from time to time that could adversely affect our operating results for the fiscal period in which such write-downs are affected.

Capitalized Software

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require that we exercise considerable judgment with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. The cost of consultants utilized in the development of new features and functionality of our Microvolt T-Wave Alternans software is capitalized as incurred and amortized on a straight-line basis over its estimated life upon release to the market. The estimated life used for the amortization of the costs is currently three years. At each balance sheet date, these costs are evaluated for impairment by comparing the net realizable value of the product containing the software to the unamortized capitalized cost of that software. The amount, by which the unamortized capitalized cost of the software exceeds this net realizable value, if any, is written off. As of March 31, 2005, no such write-downs have been recorded. The net realizable value is determined as the estimated future gross revenue from that product containing the software reduced by the estimated future costs of completing and disposing of that product. If no future revenues were achieved, then we would be required to write off the balance of the unamortized software costs, which was $21,959 at March 31, 2005.

Product Warranty

We warrant all of our non-disposable products as to compliance with their specifications and that the products are free from defects in material and workmanship for a period of 12 months from the date of delivery. We maintain a reserve for the estimated cost of future repairs of our products during this warranty period. The amount of the reserve is based on our actual return and repair cost experience. If the rate and cost of future warranty activities differs significantly from our historical experience, additional costs would have to be reserved that could materially affect our operating results.

Results of Operations

The following table presents our revenue by product line and geographic region for each of the periods indicated. This information has been derived from our Statement of Operations included elsewhere in this Quarterly Report on Form 10-Q. You should not draw any conclusions about our future results from our revenue for any prior period.

Revenues:

	2004	% of Total	2005	% of Total	% Change
Alternans Products:
U.S. (core business)	$928,813	73%	$650,581	64%	-30%
Europe	49,200	4%	17,550	2%	-64%
Asia/Pacific	—	0%	21,900	2%	100%
Rest of World	40,800	3%	—	0%	-100%

Total	1,018,813	80%	690,031	68%	-32%

Stress Products:
U.S	168,292	13%	201,320	20%	20%
Europe	30,109	3%	69,394	7%	130%
Asia/Pacific	48,590	4%	12,681	1%	-74%
Rest of World	—	0%	36,056	4%	100%

Total	246,991	20%	319,451	32%	29%

Total Revenues	$1,265,804	100%	$1,009,482	100%	-20%

Three Month Periods ended March 31, 2004 and 2005

Revenue

Total revenue for the three month periods ended March 31, 2004 and 2005 was $1,265,804 and $1,009,482 respectively, a decrease of 20%. Revenue from the sale of our Microvolt T-Wave Alternans products, which we call our Alternans products, was $1,018,813 during the three month period ended March 31, 2004, compared to $690,031 during the same period of 2005, a decrease of 32%. Our Alternans products accounted for 80% and 68% of total revenue for the three month period ended March 31, 2004 and 2005, respectively. The average selling price of our Heartwave System in the United States increased 21% during the three month period ended March 31, 2005, compared to the three month period ended March 31, 2004, while the average selling price of our Micro-V Alternans Sensors increased 5% during the same period. We believe that the net decrease in our revenue from the sale of Alternans products in the U.S. is associated with some physician reluctance to commit to MTWA testing due to concerns over the limited reimbursement coverage currently available for our Microvolt T-Wave Alternans test by non-Medicare payers and the challenges we face as a single product company in gaining meaningful selling time with our prospective physician customers.

Revenue from the sale of non-Alternans products for the three month periods ended March 31, 2004 and 2005 was $246,991 and $319,451, respectively, an increase of 29%. This is the result of the sale of a limited number of additional CH 2000 Stress Test Systems to our U.S. distribution partner DelMar Reynolds.

Gross Profit

Gross Profit for the three month periods ended March 31, 2004 and 2005 was 55% and 52% of total revenue, respectively. The decline in the profit as a percentage of total sales is primarily attributed to the lower sales volume of Alternans products. Increases in average selling prices of our Alternans products in the United States contributed a modest favorable impact on gross profit.

Operating Expenses

The following table presents, for the periods indicated our operating expenses. This information has been derived from our Statement of Operations included elsewhere in this Quarterly Report on Form 10-Q. Our operating expenses for any period are not necessarily indicative of future trends.

	Three Months Ended
	March 31, 2004	% of Total Revenue	March 31, 2005	% of Total Revenue	% Inc/(Dec) March 31, 2005 vs 2004
Operating Expenses:
Research and development	$162,691	13%	$212,777	21%	31%
Selling, general and administrative	1,559,815	123%	1,254,167	124%	-20%

Total	$1,722,506	136%	$1,466,944	145%	-15%

Research and Development

Research and development expenses for the three month periods ended March 31, 2004 and 2005 were $162,691 and $212,777, respectively, an increase of 31%. The increase can be attributed to costs incurred associated new engineering hires during 2004 as well as selected outside development costs incurred in 2005 for our new Heartwave II System which we received clearance from the U.S. Food and Drug Administration to market in April 2005. We anticipate research and development costs will increase modestly again next quarter associated with costs to complete the data analysis of key clinical studies.

Selling, General and Administrative

Selling, general and administrative, or SG&A expenses, for the three month periods ended March 31, 2004 and 2005 were $1,559,815 and $1,254,167, respectively, a decrease of 20%. Selling and marketing accounted for 64% and 64% of total SG&A expenses for the three month periods ended March 31, 2004 and 2005, respectively. Variable selling costs are lower in fiscal 2005 due to lower sales of commissionable products in the United States. Fixed selling expenses are also lower in fiscal 2005 as we convert the representation in a select number of U.S. sales territories from direct employees to independent manufacturers’ representatives. Administrative expenses decreased 20% for the three month period ended March 31, 2005 when compared to the same period of 2004 due primarily savings of legal and outside accounting costs. We anticipate that administrative expenses will remain at current levels for the balance of fiscal 2005, while selling expenses are expected to increase modestly during the remainder of the year.

Interest Income/Interest Expense

Interest income for the three month periods ended March 31, 2004 and 2005 was $7,341 and $40,559, respectively, an increase of 452%. The increase is the result of higher amounts of invested cash and rising interest rates. Interest expense for the three month periods ended March 31, 2004 and 2005 was $133 and $583, respectively.

Net Loss

As a result of the factors described above, net loss attributable to common stockholders for the three month periods ended March 31, 2004 and 2005 was $1,014,201 and $897,333, respectively.

Liquidity and Capital Resources

Cash, cash equivalents and marketable securities were $6,766,908 at March 31, 2005, compared to $7,646,964 at December 31, 2004, a decrease of $880,056 or 12%. This net decrease primarily reflects our use of cash in support of operations of $906,885. Accounts receivable, net of allowance for doubtful accounts at March 31, 2004, decreased $113,800, or 12%, primarily reflecting the lower sales volume for the three month period ended March 31, 2005 compared to the first quarter of fiscal 2004. Inventory at March 31, 2005 decreased modestly by $23,523, or 5%, compared to December 31, 2004. Prepaid expenses and other current assets at March 31, 2005 decreased $11,626, or 8%, compared to December 31, 2004. There was no fixed asset additions during the three month period ended March 31, 2005.

Our financial statements have been prepared on a “going concern basis,” which assumes we will realize our assets and discharge our liabilities in the normal course of business. We have experienced recurring losses from operations of $1,021,409 and $937,309 for the three month periods ended March 31, 2004 and 2005, respectively recurring negative cash flow from operations for the three month periods ended March 31, 2004 and 2005 of $975,894 and $906,885, respectively. In addition, we have an accumulated deficit on March 31, 2005 of $57,012,110. If we are unable to generate sufficient revenue to sustain operations, we will need to seek additional sources of financing. There is no certainty that such efforts will be successful.

Under the terms of our license, consulting and technology agreements, we are required to pay royalties on sales of our products. Minimum license maintenance fees under these license agreements, which are creditable against royalties otherwise payable for each year, are $10,000 per year through 2007. We are committed to pay an aggregate of $20,000 of such minimum license maintenance fees subsequent to March 31, 2005

We anticipate that our existing cash resources will be sufficient to satisfy our cash requirements for at least the next twelve months.

Contractual Obligations and Commercial Commitments

Our contractual obligations as of March 31, 2005 are included in the table below.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Short-Term Debt Obligations	$—	$—	$—	$—	$—
Capital Lease Obligations	$3,155	$2,103	$1,052
Operating Lease Obligations	$113,739	$97,338	$14,857	$1,544
Purchase Obligations	$20,000	$10,000	$10,000
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet Under U.S. GAAP	$—	$—	$—	$—	$—

Total	$136,894	$109,441	$25,909	$1,544	$—

Off-Balance Sheet Arrangements

We have not created, and are not a party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating parts of our business that are not consolidated into our financial statements. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Factors Which May Affect Future Results

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth below and elsewhere in this Quarterly Report on Form 10-Q.

Risks Related to our Operations

We depend on our Microvolt T-Wave Alternans technology for a significant portion of our revenues, and if it does not achieve broad market acceptance, our ability to execute our business plan and achieve meaningful revenues will be limited.

We believe that our ability to succeed in the future will depend, in large part, upon the successful commercialization and market acceptance of our Microvolt T-Wave Alternans technology. Market acceptance will depend upon our ability to demonstrate the diagnostic advantages and cost-effectiveness of this technology. The failure of our Microvolt T-Wave Alternans technology to achieve broad market acceptance, the failure of the market for our products to grow or to grow at the rate we anticipate, or a decline in the price of our products due to competitive pressures or a decline in the availability of reimbursement, would reduce our revenues and further limit our ability to succeed. This could have a material adverse effect on the market price of our common stock. We can give no assurance that we will be able to successfully commercialize or achieve market acceptance of our Microvolt T-Wave Alternans technology or that our competitors will not develop competing technologies that are perceived to be superior to our technology.

We have never been able to fund our operations from cash generated by sales of our products, and if we cannot meet our capital requirements through the sale of debt or equity securities on terms favorable to us, we may not be able to continue as a going concern.

We have incurred substantial operating losses through March 31, 2005 and may never generate substantial revenues or achieve profitability on a quarterly or annual basis. We have financed our operating losses through the public and private sale of shares of our common stock and preferred stock. We do not expect to generate sufficient cash from our business to fund our operations for the foreseeable future, so that if we cannot obtain additional capital through equity or debt financings we will likely be unable to continue as a going concern. This would have a material adverse effect on our operations and the market price of our common stock. In the current economic environment, financing for technology and medical device companies has become increasingly difficult to obtain. Any additional financing may not be available in the amount we need or on terms favorable to us, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Cambridge Heart by our stockholders would be reduced and the securities issued could have rights, preferences and privileges more favorable than those of our current stockholders.

Our sale of additional shares of common stock or any other securities exchangeable for shares of common stock is likely to dilute the book value of our common stock.

Our authorized capital includes 75,000,000 shares of common stock, of which 51,262,677 shares were issued and outstanding as of March 31, 2005 (assuming the conversion of all shares of preferred stock outstanding on such date). Our board of directors has the authority, without further action or vote of our stockholders, to issue all or a part of any authorized but unissued shares of our common stock. Such stock issuances may be made at a price which reflects a discount from the then-current trading price of our common stock. In addition, in order to raise capital that we need at today’s stock prices, we would likely need to issue securities which are convertible into or exercisable for a significant number of shares of our common stock. These issuances would dilute your percentage ownership interest, which will have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our common stock. You may incur additional dilution of net tangible book value if holders of stock options or warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock.

At March 31, 2005, 158,368 shares of our Series A stock and 4,500 shares of our Series B stock were outstanding, which are currently convertible into 2,058,784 and 10,000,000 shares of our common stock, respectively. At March 31, 2005, investors held warrants to acquire an additional 403,830 shares of our Series A stock and 2,500 shares of our Series B stock, which are currently convertible into 5,249,790 and 5,555,555 shares of our common stock, respectively.

You will incur additional dilution of net tangible book value if the holders of our preferred stock convert their shares of preferred stock into shares of our common stock. As of March 31, 2005, investors had exercised their rights to convert 1,312,181 shares of Series A stock and 500 shares of Series B stock into 17,058,353 and 1,111,111 shares of our common stock, respectively.

Our quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in volatility in our stock price.

Our quarterly revenues and operating results have varied in the past and are likely to continue to vary significantly from quarter to quarter. This may lead to volatility in our stock price. These fluctuations are due to several factors relating to the sale of our products, including:

•	the timing, of our sales transactions;

•	unpredictable sales cycles;

•	the timing of introduction and market acceptance of new products or product enhancements by us or our competitors;

•	changes in our operating expenses;

•	product quality problems; and

•	personnel changes and fluctuations in economic and financial market conditions.

We believe that period-to-period comparisons of our results of operations are not necessarily meaningful. There can be no assurance that future revenues and results of operations will not vary substantially. It is also possible that in future quarters our results of operations will be below the expectations of investors, analysts or our announced guidance, if any. In any such case, the price of our common stock could be materially adversely affected.

Financial investors may have interests different than you or our management, and may be able to impact corporate actions requiring stockholder approval because they own a significant amount of our common stock.

In connection with the December 2004 financing, we issued securities which are currently convertible into approximately 19.5% of the total number of shares of our common stock (on an as-converted basis) that are outstanding at March 31, 2005. Under certain circumstances these securities may become convertible into an even greater number of shares of common stock. In future financings we may also issue securities that are convertible into or exercisable for a significant number of shares of our outstanding common stock. Financial investors may have short-term financial interests different from our long-term goals and the long-term goals of our other stockholders. In addition, based on the significant ownership of our outstanding common stock, financial investors may be able to affect corporate actions requiring stockholder approval.

We will likely need additional financing for our future capital needs and may not be able to raise additional funds on terms acceptable to us, if at all.

We believe that the financial resources available to us, including our current working capital, will be sufficient to finance our planned operations and capital expenditures for at least the next 12 months. If during this time we are unable to increase our revenue and achieve positive cash flow, we will need to raise additional funds. We may also need additional financing sooner if:

•	we decide to accelerate our research and development efforts;

•	we decide to expand our marketing and sales capabilities faster than currently planned;

•	we develop new or enhanced services or products ahead of schedule;

•	we decide to undertake new sales and/or marketing initiatives;

•	we are required to defend or enforce our intellectual property rights;

•	sales of our products do not meet our expectations in the United States or internationally;

•	we need to respond to competitive pressures; or

•	we decide to acquire complementary products, businesses or technologies.

We can provide no assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs which would significantly limit our ability to implement our business plan. In addition, we may have to issue securities that may have rights, preferences and privileges senior to our common stock. If we are unable to obtain sufficient additional funding when needed, we may have to significantly cut back our operations, sell some or all of our assets, license potentially valuable technologies to third parties and/or cease operations. In addition, if we raise additional capital by issuing additional equity or convertible debt securities, our existing stockholders could suffer significant dilution.

The results of future clinical studies may not support the usefulness of our technology.

We are continuing to participate in clinical studies relating to our Microvolt T-Wave Alternans technology and Micro-V Alternans Sensors in order to more firmly establish the predictive value of such technologies. Although studies on high-risk patients to date have indicated that the measurement of Microvolt T-Wave Alternans to predict the vulnerability to ventricular arrhythmia and sudden cardiac death is excellent in certain patient populations, we do not know whether the results of such studies on other patient populations will continue to be favorable. Any clinical studies or trials which fail to demonstrate that the measurement of Microvolt T-Wave Alternans is at least comparable in accuracy to alternative diagnostic tests, or which otherwise call into question the cost-effectiveness, efficacy or safety of our technologies, would have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty responding to changing technology.

The medical device market is characterized by rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competitive innovations. However, we may not be successful in identifying, developing and marketing new products or enhancing our existing products. In addition, we can give no assurance that new products or alternative diagnostic techniques may be developed that will render our current or planned products obsolete or inferior. Rapid technological development by competitors may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to such products.

We depend exclusively on third parties to support the commercialization of our products internationally.

We market our products internationally through independent distributors. These distributors also distribute competing products under certain circumstances. The loss of a significant international distributor could have a material adverse effect on our business if a new distributor, sales representative or other suitable sales organization cannot be found on a timely basis in the relevant geographic market. Because we rely on distributors for international sales, any revenues we receive in those territories will depend upon the efforts of our distributors. Furthermore, we cannot be sure that a distributor will market our products successfully or that the terms of any future distribution arrangements will be acceptable to us. In fiscal 2004, 14% of our revenue came from the sale of product to international distributors.

We face substantial competition in the market for cardiac diagnostic devices from substantially larger and better financed competition, which may result in others discovering, developing or commercializing competing products more successfully than we do.

Competition from competitors’ medical devices that diagnose cardiac disease is intense and likely to increase. Our success will depend on our ability to develop products and apply our technologies, as well as our ability to establish and maintain a market for our products. We compete with manufacturers of electrocardiogram stress tests, the conventional method of diagnosing ischemic heart disease, as well as with manufacturers of other invasive and non-invasive tests, including EP testing, electrocardiograms, Holter monitors, ultrasound tests and systems of measuring cardiac late potentials. GE Medical Systems has introduced an analysis system it claims can measure t-wave alternans. GE Medical Systems has received concurrence from the FDA of its 510(k) allowing it to distribute the product in the United States. Many of our current as well as prospective competitors have substantially greater capital resources, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer broad, well-established product lines and ancillary services not offered by Cambridge Heart. Some of our competitors also enjoy long-term or preferential supply arrangements with physicians and hospitals which may act as a barrier to market entry.

We obtain critical components and subassemblies for the manufacture of our products from a limited group of suppliers, and if our suppliers fail to meet our requirements we may be unable to meet customer demand and our customer relationships would suffer.

We do not have long-term contracts with our suppliers. Our dependence on a single supplier or limited group of smaller suppliers for critical components and sub-assemblies exposes us to several risks, including:

•	a potential for interruption, or inconsistency in the supply of components or sub-assemblies, leading to backorders and product shortages;

•	a potential for inconsistent quality of components or sub-assemblies supplied, leading to reduced customer satisfaction or increased product costs and delays in shipments of our products to customers and distributors; and

•	inconsistent pricing.

From time to time in the past, we have experienced temporary difficulties in receiving timely shipment of key components from our suppliers. We can give no assurance that we would be able to identify and qualify additional suppliers of critical components and sub-assemblies in a timely manner. Further, a significant increase in the price of one or more key components or sub-assemblies included in our products could seriously harm our results of operations.

Risks Related to the Market for Cardiac Diagnostic Equipment

If we are not able to both obtain and maintain adequate levels of third-party reimbursement for our products, it would have a material adverse affect on our business.

Our revenues are primarily derived from sales of our Heartwave systems and Micro-V Alternans Sensors. Our ability to successfully commercialize these products depends on our first obtaining, and then maintaining, adequate levels of third-party reimbursement for use of these products by our customers. The amount of reimbursement in the United States that is available for clinical use of the Microvolt T-Wave Alternans Test varies. In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payers will seek to deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payer, or is experimental, investigations unnecessary or inappropriate. We do not know whether the reimbursement level in the United States for the Microvolt T-Wave Alternans Test will increase in the future or that reimbursement amounts will not reduce the demand for, or the price of, the Heartwave system. Difficulties in obtaining reimbursement, or the inadequacy of the reimbursement obtained, for Microvolt T-Wave Alternans Tests using the Heartwave system could have a material adverse effect on our business.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Although we maintain product liability insurance in the United States and in other countries in which we conduct business, including clinical trials and product marketing and sales, such coverage may not be adequate. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent commercialization of our Heartwave systems, cause a significant financial burden on Cambridge Heart, or both, which in either case could have a material adverse effect on our business, financial condition and ability to market both systems as currently contemplated.

Our ability to build a successful business depends on our ability to first obtain, and then maintain, patent protection for our products and technologies.

Our success will depend, in large part, on our ability to obtain patent protection for our products both in the United States and in other countries and then enforce these patents. However, the patent positions of medical device companies, including Cambridge

Heart, are generally uncertain and involve complex legal and factual questions. We can give no assurance that patents will issue as a result of any patent applications we own or license or that, if patents do issue, the claims allowed will be sufficiently broad to protect our proprietary technologies. In addition, any issued patents we own or license may be challenged, invalidated or circumvented, and the rights granted under issued patents may not provide us with competitive advantages. We also rely on unpatented trade secrets to protect our proprietary technologies, and we can give no assurance that others will not independently develop or otherwise acquire substantially equivalent techniques, or otherwise gain access to our proprietary technologies, or disclose such technology or that we can ultimately protect meaningful rights to such unpatented proprietary technologies.

Any claim by others that we infringe their intellectual property rights, whether intentionally or otherwise, could materially and adversely affect our business.

Our success will depend, in part, on our ability to avoid infringing the intellectual property rights of others and/or breaching the licenses upon which our products and technologies are based. We have licensed significant technology and patents from third parties, including patents and technology relating to Microvolt T-Wave Alternans licensed from The Massachusetts Institute of Technology. Our license of patents and patent applications impose various commercialization, sublicensing, insurance, royalty and other obligations on our part. If we fail to comply with these requirements, licenses could convert from being exclusive to non-exclusive in nature or could terminate, either of which would adversely affect our business.

Any future litigation over intellectual property rights would likely involve significant expense on our part as well as distract our management from day-to-day business operations.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to us, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of others’ proprietary rights. In particular, our competitors and other third parties hold issued patents and are assumed to hold pending patent applications, which may result in claims of infringement against us or other patent litigation. We also may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions, which could result in substantial cost.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We own financial instruments that are sensitive to market risk as part of our investment portfolio. The investment portfolio is used to preserve our capital until it is used to fund operations, including research and development activities. None of these market-risk sensitive instruments are held for trading purposes. We invest our cash primarily in money market mutual funds and U.S. government and other investment grade debt securities. We evaluate these investments quarterly to determine the fair value of the portfolio. Our investment portfolio includes only marketable securities with active secondary or resale markets to help assure liquidity. We have implemented policies regarding the amount and credit ratings of investments. Due to the conservative nature of these policies, we do not believe our portfolio has a material exposure due to market risk.

See Note 2 to our Unaudited Condensed Financial Statements in this Quarterly Report on Form 10-Q for a description of our other financial instruments. We carry the amounts reflected in the balance sheet of cash, cash equivalents, marketable securities, trade receivables, and trade payables at fair value at March 31, 2005 due to the short maturities of these instruments.

We have not had any material exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could cause our products to be less attractive in foreign markets.

ITEM 4. CONTROLS AND PROCEDURES.

(a) Evaluation of Disclosure Controls and Procedures.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of March 31, 2005. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of March 31, 2005, our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

(b) Changes in Internal Controls Over Financial Reporting.

There has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) under the Securities Exchange Act of 1934) during the fiscal quarter ended March 31, 2005 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

ITEM 6. EXHIBITS

Exhibits

The exhibits listed in the Exhibit Index filed as part of this report are filed as part of or are included in this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMBRIDGE HEART, INC.

	By:	/s/ DAVID A. CHAZANOVITZ
Date: May 16, 2005		David A. Chazanovitz President, Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2005

Commission File Number: 0-20991

CAMBRIDGE HEART, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	13-3679946
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 OAK PARK DRIVE BEDFORD, MASSACHUSETTS	01730
(Address of principal executive offices)	(Zip Code)

781-271-1200

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No   ☒

Number of shares outstanding of each of the issuer’s classes of common stock as of August 11, 2005:

Class	Number of Shares Outstanding
Common Stock, par value $.001 per share	40,978,117

CAMBRIDGE HEART, INC.

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PART I—FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

CAMBRIDGE HEART, INC.

CONDENSED BALANCE SHEETS

	December 31, 2004	June 30, 2005
		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,896,963	$690,648
Marketable securities	4,750,000	5,400,000
Accounts receivable, net of allowance for doubtful accounts of $102,500 at December 31, 2004 and June 30, 2005, respectively	982,796	943,693
Inventory	491,276	547,395
Prepaid expenses and other current assets	154,272	45,673

Total current assets	$9,275,307	$7,627,409
Fixed assets, net	207,761	144,358
Other assets	166,539	130,941

	$9,649,607	$7,902,708

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$345,876	$376,063
Accrued expenses	643,431	496,951
Short-term debt	2,103	2,103

Total current liabilities	991,410	875,117
Long-term debt	1,578	526

Total liabilities	992,988	875,643
Commitments and contingencies (Note 13)
Convertible Preferred Stock, $.001 par value; 2,000,000 shares authorized at December 31, 2004 and June 30, 2005, respectively; 389,612 and 49,748 shares issued and outstanding at December 31, 2004 and June 30, 2005, respectively. Liquidation preference and redemption value of $6,699,985 and $4,699,996 as of December 31, 2004 and June 30, 2005, respectively	3,701,891	2,591,788
Warrants to acquire Convertible Preferred Stock of 474,203 and 406,330 shares at December 31, 2004 and June 30, 2005, respectively.	2,526,156	2,380,050

	6,228,047	4,971,838
Stockholders’ equity:
Common Stock, $.001 par value; 150,000,000 shares authorized; 34,730,965 and 40,755,896 shares issued and outstanding at December 31, 2004 and June 30, 2005, respectively	34,731	40,756
Additional paid-in capital	58,566,847	59,812,613
Accumulated deficit	(56,114,777)	(57,743,982)
Less: deferred compensation	(58,229)	(54,160)

Total stockholders’ equity	2,428,572	2,055,227

	$9,649,607	$7,902,708

The accompanying notes are an integral part of these condensed financial statements.

3

CAMBRIDGE HEART, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Revenue	$1,168,494	$1,182,862	$2,434,298	$2,192,345

Cost of goods sold	586,352	545,848	1,151,059	1,025,696

Gross profit	582,142	637,014	1,283,239	1,166,649

Costs and expenses:
Research and development	172,296	176,631	334,986	389,408
Selling, general and administrative	1,615,452	1,238,646	3,175,268	2,492,813

Loss from operations	(1,205,606)	(778,263)	(2,227,015)	(1,715,572)

Interest income	8,420	46,546	15,761	87,105

Interest expense	(200)	(154)	(333)	(737)

Net loss	$(1,197,386)	$(731,871)	$(2,211,587)	$(1,629,204)

Net loss attributable to common stockholders	$(1,197,386)	$(731,871)	$(2,211,587)	$(1,629,204)

Net loss per common share-basic and diluted	$(0.04)	$(0.02)	$(0.08)	$(0.04)

Weighted average common shares outstanding- basic and diluted	29,698,305	39,687,315	26,345,495	38,651,897

The accompanying notes are an integral part of these condensed financial statements.

4

CAMBRIDGE HEART, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2004	2005
Cash flows from operating activities:
Net loss	$(2,211,587)	$(1,629,204)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	154,126	99,001
Stock based compensation expense	37,891	38,547
Changes in operating assets and liabilities:
Accounts receivable	859,813	39,103
Inventory	(95,830)	(56,119)
Prepaid expenses and other current assets	71,711	108,599
Accounts payable and accrued expenses	(670,849)	(122,283)

Net cash used in operating activities	(1,854,725)	(1,522,356)

Cash flows from investing activities:
Purchases of fixed assets	(139,606)	—
Purchases of intangible assets	(28,469)	—
Purchases of marketable securities	(1,200,000)	(650,000)

Net cash used in investing activities	(1,368,075)	(650,000)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	484,985	—
Issuance costs related to issuance of convertible preferred stock	—	(57,370)
Proceeds from issuance of common stock	28,766	24,463
Repayment of debt	(1,294)	(1,052)

Net cash provided by (used in) financing activities	512,457	(33,959)

Net increase (decrease) in cash and cash equivalents	(2,710,343)	(2,206,315)
Cash and cash equivalents, beginning of period	5,609,244	2,896,963

Cash and cash equivalents, end of period	$2,898,901	$690,648

Supplemental Disclosure of Cash Flow Information

We paid $333 and $737 in interest expense for the six month periods ended June 30, 2004 and June 30, 2005, respectively.

Supplemental Disclosure of Non-Cash Financing Activities

During the six month periods ended June 30, 2004 and 2005, investors exercised their rights to convert 825,762 and 369,406 shares of Series A Convertible Preferred Stock, respectively, into 10,734,896 and 4,802,278 shares of the Company’s common stock, respectively, at a conversion price of $0.34 per share.

During the six month period ended June 30, 2005, the Company issued 30,042 shares of its Series A Convertible Preferred Stock to an investor for the cashless exercise of a warrant to acquire 67,873 shares of Series A Convertible Preferred Stock.

During the six month period ended June 30, 2005, investors exercised their right to convert 500 shares of Series B Convertible Preferred Stock into 1,111,111 shares of the Company’s common stock at a conversion price of $0.45 per share.

The accompanying notes are an integral part of these condensed financial statements

5

CAMBRIDGE HEART, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. NATURE OF BUSINESS

Cambridge Heart, Inc. (the “Company”) was incorporated in Delaware on January 16, 1990 and is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. The Company sells its products primarily to cardiology group practices, hospitals and research institutions. The Company is subject to risks common to companies in the biotechnology, medical device and diagnostic industries, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with governmental regulations.

The Company’s financial statements have been prepared on a “going concern basis,” which assumes the Company will realize its assets and discharge its liabilities in the ordinary course of business. The Company has experienced recurring losses from operations of $1,205,606 and $778,263 for the three month periods ended June 30, 2004 and 2005, respectively, and $2,227,015 and $1,715,572 for the six month periods ended June 30, 2004 and 2005, respectively, and recurring negative cash flow from operations of $1,854,725 and $1,522,356 for the six month periods ended June 30, 2004 and 2005, respectively. In addition, the Company has an accumulated deficit of $57,743,982 at June 30, 2005. The Company anticipates that it has sufficient cash resources to satisfy its cash requirements through at least June 30, 2006. If the Company is unable to generate sufficient revenue to sustain operations, it will need to seek additional sources of financing. There is no certainty that such efforts will be successful.

Basis of Presentation

The interim financial statements of the Company presented herein are intended to be read in conjunction with the financial statements of the Company for the year ended December 31, 2004.

The interim financial statements as of June 30, 2005 and 2004 are unaudited, and in the opinion of the management reflect all adjustments (consisting solely of normal recurring accruals) necessary for the fair presentation of such information. Interim results are not necessarily indicative of results to be expected for the entire year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed by the Company are as follows:

Cash Equivalents and Marketable Securities

The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. Marketable securities consist of cash invested in municipal bonds with a triple “A” credit rating. In accordance with Statement of Financial Accounting Standards (SFAS) 115, “Accounting for Certain Investments in Debt and Equity Securities,” these investments have been classified as available-for-sale securities and have been reported at fair value, with unrealized gains and losses, if any, excluded from earnings and reported as a separate component of shareholders’ equity. These securities are redeemable at their face value, and bear interest at variable rates which are adjusted on a frequent basis. Accordingly, these investments are subject to minimal credit and market risk. These securities amount to $4,750,000 and $5,400,000 at December 31, 2004 and June 30, 2005, respectively, and no realized or unrealized gains or losses have been recognized during the periods presented. The short-term commercial paper, short-term securities of state government agencies with maturities less than three months from date of purchase and money market securities, totaling $2,727,591 and $545,044 at December 31, 2004 and June 30, 2005, respectively, are classified as cash equivalents. All of the marketable securities have been recorded at amortized cost, which approximates fair market value. The Company maintains its cash and cash equivalents in bank deposit accounts, which may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires that companies either recognize compensation expense for grants of stock options and other equity instruments based on fair market value, or provide pro forma disclosure of net income (loss) and net income (loss) per share in the notes to the financial statements. At December 31, 2004 and June 30, 2005, the Company had four stock-based compensation plans. The Company accounts for employee awards under those plans using the intrinsic value method under the recognition and measurement principles of Accounting Principles Board Opinion No. 25,

6

“Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no compensation cost has been recognized under SFAS 123 as amended by SFAS 148 – “Accounting for Stock-Based Compensation – Transition and Disclosure” for the Company’s employee stock option plans. Had compensation cost for the awards under those plans been determined based on the grant date fair market values, consistent with the method required under the recognition provisions of SFAS 148, the Company’s net loss and net loss per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Net loss attributable to common stockholders:
As reported	$1,197,386	$731,871	$2,211,587	$1,629,204
Stock-based compensation included in reported net loss	(20,348)	(28,641)	(37,957)	(38,547)
Total stock-based compensation under the fair-value-based method for all awards	98,558	103,434	186,154	188,134

Pro forma net loss	$1,275,596	$806,664	$2,359,784	$1,778,791

Net loss per share:
As reported-basic and diluted	$0.04	$0.02	$0.08	$0.04
Pro forma-basic and diluted	$0.04	$0.02	$0.09	$0.05

The fair value of each option grant under SFAS 123 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2004 and 2005, respectively: (i) dividend yield of 0% for all periods; (ii) expected volatility of 118% for all periods; (iii) risk free interest rates of 2.43% and 3.71%; and (iv) expected option terms of 4 years for all periods.

Use of Estimates

The preparation of financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company evaluates its estimates on an on-going basis, including those related to incentive compensation, revenue recognition, product returns, allowance for doubtful accounts, inventory valuation, investments valuation, intangible assets, income taxes, warranty obligations, the fair value of preferred stock and warrants, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which then form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Net Loss Per Share

Consistent with SFAS No. 128, “Earnings Per Share,” basic loss per share amounts are based on the weighted average number of shares of common stock outstanding during the period. Diluted loss per share amounts are based on the weighted average number of shares of common stock and potential dilutive common stock outstanding during the period. The impact of options to purchase 4,759,875 and 5,415,000 shares of common stock, warrants for the purchase of 1,319,695 and 2,102,532 shares of common stock, warrants for the purchase of 471,703 and 403,830 shares of Series A Convertible Preferred Stock, warrants for the purchase of 0 and 2,500 shares of Series B Convertible Preferred Stock, 565,605 and 45,248 shares of Series A Convertible Preferred Stock, and 0 and 4,500 shares of Series B Convertible Preferred Stock have been excluded from the calculation of diluted weighted average share amounts as their inclusion would have been anti-dilutive for the three and six month periods ended June 30, 2004 and 2005, respectively.

Emerging Issues Task Force 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share, was issued in March 2004. EITF 03-06 is intended to clarify what is a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for reporting periods beginning after March 31, 2004.

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The adoption of this pronouncement did not have an impact on our financial position, results of operations or cash flows as the Company incurred a net loss for the three and six month periods ended June 30, 2004 and 2005. This pronouncement will have an impact if and when the Company incurs net income and at that time we will evaluate whether our existing securities meet the definition of a “participating security” under the provisions of EITF 03-06.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of two components, net income (loss) and other comprehensive income (loss). The Company has no other comprehensive income for all periods presented.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R “Share Based Payment.” This standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires companies to recognize the compensation cost related to share-based payment transactions with employees in the financial statements. The compensation costs is measured based upon the fair value of the instrument issued. Share-based compensation transactions with employees covered within SFAS No. 123R include share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123 included a fair-value-based method of accounting for share-based payment transactions with employees, but allowed companies to continue to apply the guidance in APB 25 provided that they disclose in the footnotes of the financial statements the pro form net income if the fair-value-based method had been applied. The Company is currently reporting share-based payment transactions with employees in accordance with APB 25 and provides the required disclosures. The Company is required to adopt SFAS No. 123R on January 1, 2006. Based on the current options outstanding, the Company anticipates the adoption of this standard to result in recognition of approximately $278,000 of compensation cost in the year of the adoption. Had compensation costs for the Company’s stock based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company’s net income and earnings per share for the three and six month periods ended June 30, 2005 and 2004 would have been reduced to the pro forma amounts indicated above.

3. MAJOR CUSTOMERS, EXPORT SALES AND CONCENTRATION OF CREDIT RISK

There were no major customers that accounted for over 10% of our total revenues and accounts receivable balance for the six month periods ended June 30, 2004 and 2005, respectively. During the three month periods ended June 30, 2004 and 2005, international sales accounted for 11% and 20% of the total revenues, respectively. During the six month periods ended June 30, 2004 and 2005, international sales accounted for 11% and 16% of the total revenues, respectively. Company policy does not require collateral on account receivable balances.

4. INVENTORIES

Inventories at December 31, 2004 and June 30, 2005 consisted of the following:

	December 31, 2004	June 30, 2005
Raw materials	$466,172	$495,354
Work in process	2,777	2,494
Finished goods	22,327	49,547

	$491,276	$547,395

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5. CONVERTIBLE PREFERRED STOCK

Total shares of Convertible Preferred Stock issued and outstanding at December 31, 2004 and June 30, 2005, respectively are as follows:

	December 31, 2004	June 30, 2005
Series A Convertible Preferred
Shares issued and outstanding	384,612	45,248
Liquidation preference and redemption value	$1,699,985	$199,996

Series B Convertible Preferred
Shares issued and outstanding	5,000	4,500
Liquidation preference and redemption value	$5,000,000	$4,500,000

Total Convertible Preferred
Shares issued and outstanding	389,612	49,748
Liquidation preference and redemption value	$6,699,985	$4,699,996

The preferred stock is entitled to dividends when and if declared by the Board of Directors prior to the payment of any such dividends to the holders of common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of the preferred stock then outstanding are entitled to be paid out of the assets of the corporation before any payment is made to the holders of common stock. Each holder of the preferred stock is entitled to the number of votes equal to the number of shares of common stock the preferred stock is convertible into on any matter preserved to the stockholders of the Company for their action at any meeting of the stockholders of the corporation.

The Company’s authorized capital stock includes 2,000,000 shares of $0.001 par value preferred stock. The preferred stock may be issued at the discretion of our Board of Directors (without further stockholder approval) with such designations, rights and preferences as the Board of Directors may determine from time to time. This preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights, which may be more expansive than the rights of the holders of the common stock.

Series A Convertible Preferred Stock

On May 12, 2003, the Company entered into an agreement for the sale of $6.5 million of Series A Convertible Preferred Stock (the “Series A stock”) to Medtronic and a group of private investors. Under the terms of the financing, the Company issued and sold a total of 1,470,549 shares of Series A stock at a purchase price of $4.42 per share. Each share of Series A stock is convertible into 13 shares of the Company’s common stock at a conversion price of $0.34 per share. As part of the financing, the Company also issued to both Medtronic and the private investors warrants exercisable for the purchase of an additional 471,703 shares of our Series A stock. Medtronic received a warrant for the purchase of an additional 67,873 of our Series A stock at an exercise price of $4.42 per share. The remainder of the warrants issued to the other investors was at an exercise price of $5.525 per share. All of these warrants expire on January 1, 2009.

During the six month periods ended June 30, 2004 and 2005, the Company issued 0 and 30,042 shares of its Series A Convertible Preferred Stock to an investor through a cashless exercise of 67,873 shares of Series A Convertible Preferred Stock warrants.

During the six month periods ended June 30, 2004 and 2005, investors exercised their rights to convert 825,762 and 369,406 shares of Series A stock, respectively, into 10,734,906 and 4,802,278 shares of the Company’s Common Stock, respectively. The Company had 384,612 and 45,248 shares of Series A stock and warrants for the purchase of an additional 471,703 and 403,830 shares of Series A stock outstanding at December 31, 2004 and June 30, 2005, respectively.

During the six month period ended June 30, 2004, short-term warrants for the purchase of 109,725 shares of preferred stock were exercised at a price of $4.42 per share providing the Company with gross proceeds of $484,985.

Series B Convertible Preferred Stock

On December 6, 2004, the Company entered into an agreement for the sale of $5 million of Series B Convertible Preferred Stock (the “Series B stock”) to certain institutional and other private investors. Under the terms of the financing, the Company issued and sold 5,000 shares of Series B stock at a purchase price of $1,000 per share. Each share of Series B stock is convertible into approximately 2,222 shares of the Company’s common stock at a conversion price of $0.45 per share.

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The conversion price of the Series B stock is subject to adjustment in certain circumstances. If the Company issues shares of common stock at a purchase price below the conversion price of the Series B stock, the conversion price of the Series B stock will be adjusted to equal such purchase price. Investors in the financing also received warrants to purchase an additional 2,500 shares of Series B stock. The exercise price of the warrants is $1,100 per share. The warrants expire on December 6, 2009.

In connection with the sale of the Company’s Series B stock, the Company also issued to the placement agent for the transaction a warrant exercisable for a total of 953,333 shares of the Company’s common stock. The warrant expires on December 6, 2009. The exercise price of the warrant is $.495 per share of common stock.

During the six month period ended June 30, 2005, investors exercised their rights to convert 500 shares of Series B stock into 1,111,111 shares of the Company’s Common Stock. The Company had 5,000 and 4,500 shares of Series B stock and warrants for the purchase of an additional 2,500 and 2,500 shares of Series B stock outstanding at December 31, 2004 and June 30, 2005, respectively.

6. COMMITMENTS AND CONTINGENCIES

Guarantor Arrangements

The Company enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with business partners and customers. Under these provisions the Company generally indemnifies and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company maintains a products liability insurance policy that is intended to limit its exposure. Based on the Company’s historical activity in combination with its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2004 and June 30, 2005.

The Company warrants all of its non-disposable products as to compliance with their specifications and that the products are free from defects in material and workmanship for a period of 12 months from date of delivery. The Company maintains a reserve for the estimated costs of future repairs of its products during this warranty period. The amount of reserve is based on the Company’s actual return and repair cost experience. The Company has $28,235 and $25,782 of accrued warranties at December 31, 2004 and June 30, 2005, respectively.

	For the three months ended June 30,		For the six months ended June 30,
	2004	2005	2004	2005
Balance at beginning of period	$46,256	$24,832	$58,202	$28,235
Provision for warranty for units sold	(5,078)	10,071	980	8,377
Cost of warranty incurred	(6,501)	(9,121)	(24,505)	(10,830)

Balance at end of period	$34,677	$25,782	$34,677	$25,782

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, we are addressing the key problem of identification of those at risk of sudden cardiac death. Our proprietary technology and products are the only diagnostic tools currently approved by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-Wave Alternans, an extremely subtle beat-to-beat fluctuation in a patient’s heartbeat.

Our Microvolt T-Wave Alternans Test is performed using our primary products, the Heartwave System and our single use Micro-V Alternans Sensors. We sell both products in the United States primarily through our hybrid distribution organization comprised of a limited number of direct sales representatives supplemented in selected territories by independent manufacturers’ representatives. Outside the United States we sell our products through independent distributors. Profitability for our business requires that we are successful in our efforts to expand the installed base of our Heartwave units in the United States and continually increase the number of Microvolt T-Wave Alternans Tests being performed in order to increase the usage of our Micro-V Alternans Sensors. In addition to our own sales organization, we seek to leverage our relationships with established strategic partners to assist us in gaining access to our primary customer, the clinical cardiologist, to inform them of the large amount of clinical data that has been presented and published on the value and importance of measuring microvolt levels of T-Wave Alternans for their patients.

In April 2005, we received clearance from the U.S. Food and Drug Administration to begin marketing our new Heartwave II System. The Heartwave II system operates on Windows XP Operating system and a Pentium IV processor. It represents the third generation MTWA platform and is capable of performing cardiac stress exercise tests in addition to a Microvolt T-Wave Alternans Test. It can store up to 3000 patient tests as compared to the original Heartwave which could only maintain ten tests in its memory. The Heartwave II System, unlike our original Heartwave I System, does not require a host stress exercise system to control the treadmill or to monitor the patient’s electrical activity of the heart during a Microvolt T-Wave Alternans Test. The system was developed as a result of feedback from our customer base with respect to ways to increase the utility of the device. It was immediately available for sale and generated revenues in the second quarter, 2005.

In May 2005 at the Heart Rhythm Society Meeting in New Orleans, LA, Dr. J. Thomas Bigger, from Columbia University College of Physicians and Surgeons, presented data from a 549 patient, heart failure study. The conclusion from this multi-center study is that MTWA is a significantly better predictor of death and sustained ventricular arrhythmia than Ejection Fraction.

In July, 2005 the Centers for Medicare and Medicaid (CMS) opened a National Coverage Determination (NCD) for Microvolt T-Wave Alternans for coverage in patients who are eligible for ICD therapy but have not yet had a symptomatic arrhythmic event. These patients are often referred to as primary prevention patients for ICDs. In January, 2005 CMS agreed to cover ICD implantation in this group of primary prevention candidates, this NCD is directed towards making MTWA more available to the physician in determining the best care for the patient.

During the second quarter, 2005 Cambridge Heart was able to reduce its use of cash, cash equivalents, and marketable securities by $322,000 from the second quarter of 2004 and $204,000 from the previous quarter. The reduction in our spending was due to cost cutting initiatives throughout the business.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon the financial statements which have been prepared in accordance with U.S. generally accepted accounting principles. The notes to the financial statements contained in our Annual Report on Form 10-K includes a summary of our significant accounting policies and methods used in the preparation of our financial statements. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to incentive compensation, revenue recognition, product returns, allowance for doubtful accounts, inventory valuation, investments valuation, intangible assets, income taxes, warranty obligations, the fair value of preferred stock and warrants, and contingencies and litigation.

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We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and estimates affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition and Accounts Receivable

Revenue from the sale of product to all of the Company’s customers is recognized upon shipment of goods provided that risk of loss has passed to the customer, all of the Company’s obligations have been fulfilled, persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collectibility is probable. Revenue from the sale of product to all of our third party distributors with whom we have a relationship is subject to the same recognition criteria. These distributors provide all direct repair and support services to their customers. Under Emerging Issue Task Force (“EITF”) 00-21, in multiple element arrangements, separate elements can be considered separate units of accounting when the delivered unit has value to a customer on a stand alone basis and there is objective and reliable evidence of the fair value of the undelivered element. The Company regularly sells maintenance agreements with the Heartwave System. Revenue from maintenance contracts is recognized separately based on amounts charged when sold on a stand alone basis and is recorded over the term of the underlying agreement. Payments of $118,215 at June 30, 2005 ($162,575 at December 31, 2004) received in advance of services being performed is recorded as deferred revenue and included in current liabilities in the accompanying balance sheet.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off when identified. The Company’s actual experience of customer receivables written off directly during the three and six month periods ended June 30, 2005 was immaterial. The Company provided $0 and $2,500 for allowance for doubtful accounts for June 30, 2005 and December 31, 2004, respectively. At June 30, 2005 and December 31, 2004 the allowance for doubtful accounts was $102,500.

Inventory Valuation

We regularly assess the value of our inventory for estimated obsolescence or unmarketable inventory. If necessary, we write-down our inventory value to the estimated fair market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required from time to time that could adversely affect our operating results for the fiscal period in which such write-downs are affected.

Capitalized Software

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require that we exercise considerable judgment with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. The cost of consultants utilized in the development of new features and functionality of our Microvolt T-Wave Alternans software is capitalized as incurred and amortized on a straight-line basis over its estimated life upon release to the market. The estimated life used for the amortization of the costs is currently three years. At each balance sheet date, these costs are evaluated for impairment by comparing the net realizable value of the product containing the software to the unamortized capitalized cost of that software. The amount, by which the unamortized capitalized cost of the software exceeds this net realizable value, if any, is written off. As of June 30, 2005, no such write-downs have been recorded. The net realizable value is determined as the estimated future gross revenue from that product containing the software reduced by the estimated future costs of completing and disposing of that product. If no future revenues were achieved, then we would be required to write off the balance of the unamortized software costs, which was $13,653 at June 30, 2005.

Product Warranty

We warrant all of our non-disposable products as to compliance with their specifications and that the products are free from defects in material and workmanship for a period of 12 months from the date of delivery. We maintain a reserve for the estimated cost of future repairs of our products during this warranty period. The amount of the reserve is based on our actual return and repair cost experience. If the rate and cost of future warranty activities differs significantly from our historical experience, additional costs would have to be reserved that could materially affect our operating results.

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Results of Operations

The following table presents our revenue by product line and geographic region for each of the periods indicated. This information has been derived from our Statement of Operations included elsewhere in this Quarterly Report on Form 10-Q. You should not draw any conclusions about our future results from our revenue for any prior period.

Revenues:

	Three Months Ended June 30,					Six Months Ended June 30,
	2004	% of Total	2005	% of Total	% Change	2004	% of Total	2005	% of Total	% Change
Alternans Products:
U.S. (core business)	$741,713	63%	$755,040	64%	2%	$1,670,526	69%	$1,405,621	64%	-16%
Europe	26,176	2%	52,700	4%	101%	77,376	3%	70,250	3%	-9%
Asia/Pacific	—	—	24,000	2%	0%	—	—	45,900	2%	0%
Rest of World	40,000	3%	53,900	5%	35%	80,800	3%	53,900	2%	-33%

Total	807,889	69%	885,640	75%	10%	1,828,702	75%	1,575,671	72%	-14%

Stress Products:
U.S	276,241	24%	159,107	13%	-42%	444,533	18%	360,428	16%	-19%
Europe	74,483	6%	95,858	8%	29%	102,592	4%	165,252	8%	61%
Asia/Pacific	9,361	1%	36,984	3%	295%	57,951	2%	49,665	2%	-14%
Rest of World	520	0%	5,273	0%	914%	520	0%	41,329	2%	7848%

Total	360,605	31%	297,222	25%	-18%	605,596	25%	616,674	28%	2%

Total Revenues	$1,168,494	100%	$1,182,862	100%	1%	$2,434,298	100%	$2,192,345	100%	-10%

Three and Six Month Periods ended June 30, 2004 and 2005

Revenue

Total revenue for the three month periods ended June 30, 2004 and 2005 was $1,168,494 and $1,182,862 respectively, an increase of 1%. Revenue from the sale of our Alternans products which we call our Alternans products, was $807,889 during the three month period ended June 30, 2004, compared to $885,640 during the same period of 2005, an increase of 10%. Our Alternans products accounted for 69% and 75% of total revenue for the three month period ended June 30, 2004 and 2005, respectively. The average selling price of our Heartwave System in the United States increased 17% during the three month period ended June 30, 2005, compared to the three month period ended June 30, 2004, while the average selling price of our Micro-V Alternans Sensors decreased 10% during the same period. We believe that the increase in our revenue from the sale of Alternans products in the U.S. is associated with an increase of units as well as sales from our Heartwave II System whose average selling price is approximately 22% more than the Heartwave I System.

Total revenue for the six month periods ended June 30, 2004 and 2005 was $2,434,298 and $2,192,345 respectively, a decrease of 10%. Revenue from the sale of our Alternans products was $1,828,702 during the six month period ended June 30, 2004, compared to $1,575,671 during the same period of 2005, a decrease of 14%. Our Alternans products accounted for 75% and 72% of total revenue for the six month period ended June 30, 2004 and 2005, respectively. The average selling price of our Heartwave System in the United States increased 18% during the six month period ended June 30, 2005, compared to the six month period ended June 30, 2004, while the average selling price of our Micro-V Alternans Sensors decreased 2% during the same period. We believe that the net decrease in our revenue from the sale of Alternans products in the U.S. is associated with the the decreased sales volume in the first quarter as well as some physician reluctance to commit to MTWA testing due to concerns over the limited reimbursement coverage currently available for our Microvolt T-wave Alternans test by non-Medicare payers.

Revenue from the sale of non-Alternans products for the three month periods ended June 30, 2004 and 2005 was $360,605 and $297,222, respectively, a decrease of 18%.

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Gross Profit

Gross profit for the three month periods ended June 30, 2004 and 2005 was 50% and 54% of total revenue, respectively. The increase in the profit as a percentage of total sales is primarily attributed to a higher unit volume of Heartwave systems and CH2000 stress systems. Increases in average selling prices of our Alternans products in the United States contributed a modest favorable impact on gross profit. Gross profit for both the six month periods ended June 30, 2004 and 2005 was 53% of total revenue.

Operating Expenses

The following table presents, for the periods indicated our operating expenses. This information has been derived from our Statement of Operations included elsewhere in this Quarterly Report on Form 10-Q. Our operating expenses for any period are not necessarily indicative of future trends.

	Three Months Ended June 30,					Six Months Ended June 30,
	2004	% of Total Revenue	2005	% of Total Revenue	% Inc/(Dec) 2005 vs 2004	2004	% of Total Revenue	2005	% of Total Revenue	% Inc/(Dec) 2005 vs 2004
Operating Expenses:
R & D	$172,296	15%	$176,631	15%	3%	$334,986	14%	$389,408	18%	16%
Selling, general and administrative	1,615,452	138%	1,238,646	105%	-23%	3,175,268	130%	2,492,813	114%	-21%

Total	$1,787,748	153%	$1,415,277	120%	-21%	$3,510,254	144%	$2,882,221	132%	-18%

Research and Development

Research and development expenses for the three month periods ended June 30, 2004 and 2005 were $172,296 and $176,631, respectively, an increase of 3%. Research and development expenses for the six month periods ended June 30, 2004 and 2005 were $334,986 and $389,408, respectively, an increase of 16%. The increase can be attributed to costs incurred associated new engineering hires during 2004 as well as selected outside development costs incurred in 2005 for our new Heartwave II System which we received clearance from the U.S. Food and Drug Administration to market in April 2005. Research and development costs increased modestly from costs associated with completing the data analysis of key clinical studies.

Selling, General and Administrative

Selling, general and administrative, or SG&A expenses, for the three month periods ended June 30, 2004 and 2005 were $1,615,452 and $1,238,646, respectively, a decrease of 23%. SG&A expenses for the six month periods ended June 30, 2004 and 2005 were $3,175,268 and $2,492,813, respectively, a decrease of 21%. Selling and marketing accounted for 65% and 63% of total SG&A expenses for the six month periods ended June 30, 2004 and 2005, respectively. Variable selling costs were lower in fiscal 2005 due to lower sales of commissionable products in the United States. Fixed selling expenses are also lower in fiscal 2005 as we convert the representation in a select number of U.S. sales territories from direct employees to independent manufacturers’ representatives. Administrative expenses decreased 16% for the six month period ended June 30, 2005 when compared to the same period of 2004 due primarily savings of legal and outside accounting costs. We anticipate that administrative expenses will remain at current levels for the balance of fiscal 2005, while selling expenses are expected to increase modestly during the remainder of the year.

Interest Income/Interest Expense

Interest income for the three month periods ended June 30, 2004 and 2005 was $8,420 and $46,546, respectively, an increase of 453% while interest income for the six month periods ended June 30, 2004 and 2005 was $15,761 and $87,105, respectively, and increase of 453%. The increase is the result of higher amounts of invested cash and rising interest rates. Interest expense for the three month periods ended June 30, 2004 and 2005 was $200 and $154, respectively, while interest expense for the six month periods ended June 30, 2004 and 2005 was $333 and $737, respectively.

Net Loss

As a result of the factors described above, net loss attributable to common stockholders for the three month periods ended June 30, 2004 and 2005 was $1,197,386 and $731,871, respectively. Net loss attributable to common stockholders for the six month periods ended June 30, 2004 and 2005 was $2,211,587 and $1,629,204, respectively.

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Liquidity and Capital Resources

Cash, cash equivalents and marketable securities were $6,090,648 at June 30, 2005, compared to $7,646,963 at December 31, 2004, a decrease of $1,556,315 or 20%. This net decrease primarily reflects our use of cash in support of operations of $1,522,356. Accounts receivable, net of allowance for doubtful accounts at June 30, 2005, decreased $39,103, or 4%, primarily reflecting the lower sales volume for the six month period ended June 30, 2005 compared to the same six month period of fiscal 2004. Inventory at June 30, 2005 increased by $56,120, or 11%, compared to December 31, 2004. This was primarily due to the increased inventory needed for our new Heartwave II product. Prepaid expenses and other current assets at June 30, 2005 decreased $108,599, or 70%, compared to December 31, 2004. There was no fixed asset additions during the six month period ended June 30, 2005.

Our financial statements have been prepared on a “going concern basis,” which assumes we will realize our assets and discharge our liabilities in the normal course of business. We have experienced recurring losses from operations of $1,205,606 and $778,263 for the three month periods ended June 30, 2004 and 2005, respectively, recurring negative cash flow from operations for the six month periods ended June 30, 2004 and 2005 of $1,854,725 and $1,522,356, respectively. In addition, we have an accumulated deficit on June 30, 2005 of $57,743,982. If we are unable to generate sufficient revenue to sustain operations, we will need to seek additional sources of financing. There is no certainty that such efforts will be successful.

Under the terms of our license, consulting and technology agreements, we are required to pay royalties on sales of our products. Minimum license maintenance fees under these license agreements, which are creditable against royalties otherwise payable for each year, are $10,000 per year through 2007. We are committed to pay an aggregate of $20,000 of such minimum license maintenance fees subsequent to June 30, 2005

We anticipate that our existing cash resources will be sufficient to satisfy our cash requirements for the next twelve months.

Contractual Obligations and Commercial Commitments

Our contractual obligations as of June 30, 2005 are included in the table below.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Capital Lease Obligations	$2,629	$2,103	$526
Operating Lease Obligations	$77,463	$66,735	$10,728
Purchase Obligations	$20,000	$10,000	$10,000
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet Under U.S. GAAP	$—	$—	$—	$—	$—

Total	$100,092	$78,838	$21,254	$—	$—

Off-Balance Sheet Arrangements

We have not created, and are not a party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating parts of our business that are not consolidated into our financial statements. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Factors Which May Affect Future Results

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth below and elsewhere in this Quarterly Report on Form 10-Q.

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Risks Related to our Operations

We depend on our Microvolt T-Wave Alternans technology for a significant portion of our revenues, and if it does not achieve broad market acceptance, our ability to execute our business plan and achieve meaningful revenues will be limited.

We believe that our ability to succeed in the future will depend, in large part, upon the successful commercialization and market acceptance of our Microvolt T-Wave Alternans technology. Market acceptance will depend upon our ability to demonstrate the diagnostic advantages and cost-effectiveness of this technology. The failure of our Microvolt T-Wave Alternans technology to achieve broad market acceptance, the failure of the market for our products to grow or to grow at the rate we anticipate, or a decline in the price of our products due to competitive pressures or a decline in the availability of reimbursement, would reduce our revenues and further limit our ability to succeed. This could have a material adverse effect on the market price of our common stock. We can give no assurance that we will be able to successfully commercialize or achieve market acceptance of our Microvolt T-Wave Alternans technology or that our competitors will not develop competing technologies that are perceived to be superior to our technology.

We have never been able to fund our operations from cash generated by sales of our products, and if we cannot meet our capital requirements through the sale of debt or equity securities on terms favorable to us, we may not be able to continue as a going concern.

We have incurred substantial operating losses through June 30, 2005 and may never generate substantial revenues or achieve profitability on a quarterly or annual basis. We have financed our operating losses through the public and private sale of shares of our common stock and preferred stock. We do not expect to generate sufficient cash from our business to fund our operations for the foreseeable future, so that if we cannot obtain additional capital through equity or debt financings we will likely be unable to continue as a going concern. This would have a material adverse effect on our operations and the market price of our common stock. In the current economic environment, financing for technology and medical device companies has become increasingly difficult to obtain. Any additional financing may not be available in the amount we need or on terms favorable to us, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Cambridge Heart by our stockholders would be reduced and the securities issued could have rights, preferences and privileges more favorable than those of our current stockholders.

Our sale of additional shares of common stock or any other securities exchangeable for shares of common stock is likely to dilute the book value of our common stock.

Our authorized capital includes 150,000,000 shares of common stock, of which 51,344,120 shares were issued and outstanding as of June 30, 2005 (assuming the conversion of all shares of preferred stock outstanding on such date). Our board of directors has the authority, without further action or vote of our stockholders, to issue all or a part of any authorized but unissued shares of our common stock. Such stock issuances may be made at a price which reflects a discount from the then-current trading price of our common stock. In addition, in order to raise capital that we need at today’s stock prices, we would likely need to issue securities which are convertible into or exercisable for a significant number of shares of our common stock. These issuances would dilute your percentage ownership interest, which will have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our common stock. You may incur additional dilution of net tangible book value if holders of stock options or warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock.

At June 30, 2005, 45,248 shares of our Series A stock and 4,500 shares of our Series B stock were outstanding, which are currently convertible into 588,224 and 10,000,000 shares of our common stock, respectively. At June 30, 2005, investors held warrants to acquire an additional 403,830 shares of our Series A stock and 2,500 shares of our Series B stock, which are currently convertible into 5,249,790 and 5,555,555 shares of our common stock, respectively.

You will incur additional dilution of net tangible book value if the holders of our preferred stock convert their shares of preferred stock into shares of our common stock. As of June 30, 2005, investors had exercised their rights to convert 1,425,301 shares of Series A stock and 500 shares of Series B stock into 18,528,913 and 1,111,111 shares of our common stock, respectively.

Our revenues and operating results will vary from quarter to quarter, which may result in volatility in our stock price.

Our quarterly revenues and operating results have varied in the past and are likely to continue to vary significantly from quarter to quarter. This may lead to volatility in our stock price. These fluctuations are due to several factors relating to the sale of our products, including:

•	the timing, of our sales transactions;

16

•	unpredictable sales cycles;

•	the timing of introduction and market acceptance of new products or product enhancements by us or our competitors;

•	changes in our operating expenses;

•	product quality problems; and

•	personnel changes and fluctuations in economic and financial market conditions.

We believe that period-to-period comparisons of our results of operations are not necessarily meaningful. There can be no assurance that future revenues and results of operations will not vary substantially. It is also possible that in future quarters our results of operations will be below the expectations of investors, analysts or our announced guidance, if any. In any such case, the price of our common stock could be materially adversely affected.

Financial investors may have interests different than you or our management, and may be able to impact corporate actions requiring stockholder approval because they own a significant amount of our common stock.

In connection with the December 2004 financing, we issued securities which are currently convertible into approximately 19.5% of the total number of shares of our common stock (on an as-converted basis) that are outstanding at June 30, 2005. Under certain circumstances these securities may become convertible into an even greater number of shares of common stock. In future financings we may also issue securities that are convertible into or exercisable for a significant number of shares of our outstanding common stock. Financial investors may have short-term financial interests different from our long-term goals and the long-term goals of our other stockholders. In addition, based on the significant ownership of our outstanding common stock, financial investors may be able to affect corporate actions requiring stockholder approval.

We will likely need additional financing for our future capital needs and may not be able to raise additional funds on terms acceptable to us, if at all.

We believe that the financial resources available to us, including our current working capital, will be sufficient to finance our planned operations and capital expenditures for the next 12 months. If during this time we are unable to increase our revenue and achieve positive cash flow, we will need to raise additional funds. We may also need additional financing sooner if:

•	we decide to accelerate our research and development efforts;

•	we decide to expand our marketing and sales capabilities faster than currently planned;

•	we develop new or enhanced services or products ahead of schedule;

•	we decide to undertake new sales and/or marketing initiatives;

•	we are required to defend or enforce our intellectual property rights;

•	sales of our products do not meet our expectations in the United States or internationally;

•	we need to respond to competitive pressures; or

•	we decide to acquire complementary products, businesses or technologies.

We can provide no assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs which would significantly limit our ability to implement our business plan. In addition, we may have to issue securities that may have rights, preferences and privileges senior to our common stock. If we are unable to obtain sufficient additional funding when needed, we may have to significantly cut back our operations, sell some or all of our assets, license potentially valuable technologies to third parties and/or cease operations. In addition, if we raise additional capital by issuing additional equity or convertible debt securities, our existing stockholders could suffer significant dilution.

The results of future clinical studies may not support the usefulness of our technology.

We are continuing to participate in clinical studies relating to our Microvolt T-Wave Alternans technology and Micro-V Alternans Sensors in order to more firmly establish the predictive value of such technologies. Although studies on high-

17

risk patients to date have indicated that the measurement of Microvolt T-Wave Alternans to predict the vulnerability to ventricular arrhythmia and sudden cardiac death is excellent in certain patient populations, we do not know whether the results of such studies on other patient populations will continue to be favorable. Any clinical studies or trials which fail to demonstrate that the measurement of Microvolt T-Wave Alternans is at least comparable in accuracy to alternative diagnostic tests, or which otherwise call into question the cost-effectiveness, efficacy or safety of our technologies, would have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty responding to changing technology.

The medical device market is characterized by rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competitive innovations. However, we may not be successful in identifying, developing and marketing new products or enhancing our existing products. In addition, we can give no assurance that new products or alternative diagnostic techniques may be developed that will render our current or planned products obsolete or inferior. Rapid technological development by competitors may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to such products.

We depend exclusively on third parties to support the commercialization of our products internationally.

We market our products internationally through independent distributors. These distributors also distribute competing products under certain circumstances. The loss of a significant international distributor could have a material adverse effect on our business if a new distributor, sales representative or other suitable sales organization cannot be found on a timely basis in the relevant geographic market. Because we rely on distributors for international sales, any revenues we receive in those territories will depend upon the efforts of our distributors. Furthermore, we cannot be sure that a distributor will market our products successfully or that the terms of any future distribution arrangements will be acceptable to us. In fiscal 2004, 14% of our revenue came from the sale of product to international distributors.

We face substantial competition in the market for cardiac diagnostic devices from substantially larger and better financed competition, which may result in others discovering, developing or commercializing competing products more successfully than we do.

Competition from competitors’ medical devices that diagnose cardiac disease is intense and likely to increase. Our success will depend on our ability to develop products and apply our technologies, as well as our ability to establish and maintain a market for our products. We compete with manufacturers of electrocardiogram stress tests, the conventional method of diagnosing ischemic heart disease, as well as with manufacturers of other invasive and non-invasive tests, including EP testing, electrocardiograms, Holter monitors, ultrasound tests and systems of measuring cardiac late potentials. GE Medical Systems has introduced an analysis system it claims can measure t-wave alternans. GE Medical Systems has received concurrence from the FDA of its 510(k) allowing it to distribute the product in the United States. Many of our current as well as prospective competitors have substantially greater capital resources, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer broad, well-established product lines and ancillary services not offered by Cambridge Heart. Some of our competitors also enjoy long-term or preferential supply arrangements with physicians and hospitals which may act as a barrier to market entry.

We obtain critical components and subassemblies for the manufacture of our products from a limited group of suppliers, and if our suppliers fail to meet our requirements we may be unable to meet customer demand and our customer relationships would suffer.

We do not have long-term contracts with our suppliers. Our dependence on a single supplier or limited group of smaller suppliers for critical components and sub-assemblies exposes us to several risks, including:

•	a potential for interruption, or inconsistency in the supply of components or sub-assemblies, leading to backorders and product shortages;

•	a potential for inconsistent quality of components or sub-assemblies supplied, leading to reduced customer satisfaction or increased product costs and delays in shipments of our products to customers and distributors; and

•	inconsistent pricing.

From time to time in the past, we have experienced temporary difficulties in receiving timely shipment of key components from our suppliers. We can give no assurance that we would be able to identify and qualify additional suppliers of critical components and sub-assemblies in a timely manner. Further, a significant increase in the price of one or more key components or sub-assemblies included in our products could seriously harm our results of operations.

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Risks Related to the Market for Cardiac Diagnostic Equipment

If we are not able to both obtain and maintain adequate levels of third-party reimbursement for our products, it would have a material adverse affect on our business.

Our revenues are primarily derived from sales of our Heartwave systems and Micro-V Alternans Sensors. Our ability to successfully commercialize these products depends on our first obtaining, and then maintaining, adequate levels of third-party reimbursement for use of these products by our customers. The amount of reimbursement in the United States that is available for clinical use of the Microvolt T-Wave Alternans Test varies. In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payers will seek to deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payer, or is experimental, investigations unnecessary or inappropriate. We do not know whether the reimbursement level in the United States for the Microvolt T-Wave Alternans Test will increase in the future or that reimbursement amounts will not reduce the demand for, or the price of, the Heartwave system. Difficulties in obtaining reimbursement, or the inadequacy of the reimbursement obtained, for Microvolt T-Wave Alternans Tests using the Heartwave system could have a material adverse effect on our business.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Although we maintain product liability insurance in the United States and in other countries in which we conduct business, including clinical trials and product marketing and sales, such coverage may not be adequate. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent commercialization of our Heartwave systems, cause a significant financial burden on Cambridge Heart, or both, which in either case could have a material adverse effect on our business, financial condition and ability to market both systems as currently contemplated.

Our ability to build a successful business depends on our ability to first obtain, and then maintain, patent protection for our products and technologies.

Our success will depend, in large part, on our ability to obtain patent protection for our products both in the United States and in other countries and then enforce these patents. However, the patent positions of medical device companies, including Cambridge Heart, are generally uncertain and involve complex legal and factual questions. We can give no assurance that patents will issue as a result of any patent applications we own or license or that, if patents do issue, the claims allowed will be sufficiently broad to protect our proprietary technologies. In addition, any issued patents we own or license may be challenged, invalidated or circumvented, and the rights granted under issued patents may not provide us with competitive advantages. We also rely on unpatented trade secrets to protect our proprietary technologies, and we can give no assurance that others will not independently develop or otherwise acquire substantially equivalent techniques, or otherwise gain access to our proprietary technologies, or disclose such technology or that we can ultimately protect meaningful rights to such unpatented proprietary technologies.

Any claim by others that we infringe their intellectual property rights, whether intentionally or otherwise, could materially and adversely affect our business.

Our success will depend, in part, on our ability to avoid infringing the intellectual property rights of others and/or breaching the licenses upon which our products and technologies are based. We have licensed significant technology and patents from third parties, including patents and technology relating to Microvolt T-Wave Alternans licensed from The Massachusetts Institute of Technology. Our license of patents and patent applications impose various commercialization, sublicensing, insurance, royalty and other obligations on our part. If we fail to comply with these requirements, licenses could convert from being exclusive to non-exclusive in nature or could terminate, either of which would adversely affect our business.

Any future litigation over intellectual property rights would likely involve significant expense on our part as well as distract our management from day-to-day business operations.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to us, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of others’ proprietary rights. In particular, our competitors and other third parties hold issued patents and are assumed to hold pending patent applications, which may result in claims of infringement against us or other patent litigation. We also may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions, which could result in substantial cost.

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ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We own financial instruments that are sensitive to market risk as part of our investment portfolio. The investment portfolio is used to preserve our capital until it is used to fund operations, including research and development activities. None of these market-risk sensitive instruments are held for trading purposes. We invest our cash primarily in money market mutual funds and U.S. government and other investment grade debt securities. We evaluate these investments quarterly to determine the fair value of the portfolio. Our investment portfolio includes only marketable securities with active secondary or resale markets to help assure liquidity. We have implemented policies regarding the amount and credit ratings of investments. Due to the conservative nature of these policies, we do not believe our portfolio has a material exposure due to market risk.

See Note 2 to our Unaudited Condensed Financial Statements in this Quarterly Report on Form 10-Q for a description of our other financial instruments. We carry the amounts reflected in the balance sheet of cash, cash equivalents, marketable securities, trade receivables, and trade payables at fair value at June 30, 2005 due to the short maturities of these instruments.

We have not had any material exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could cause our products to be less attractive in foreign markets.

ITEM 4. CONTROLS AND PROCEDURES.

(a) Evaluation of Disclosure Controls and Procedures.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of June 30, 2005. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of June 30, 2005, our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

(b) Changes in Internal Controls Over Financial Reporting.

There has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) under the Securities Exchange Act of 1934) during the fiscal quarter ended June 30, 2005 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II—OTHER INFORMATION

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Our Annual Meeting of Stockholders was held on June 10, 2005 (the “Annual Meeting”). At the Annual Meeting, Jeffrey J. Langan and Reed Malleck were elected as Class III Directors for a three year term. The other directors whose terms of office continued after the meeting are as follows: Robert P. Khederian, Kenneth Hachickian, David A. Chazanovitz and Richard J. Cohen, M.D., Ph.D.

The following is a summary of each matter voted at the meeting and the number of votes cast for, against or withheld and abstentions as to each such matter:

1.	To elect the following Class III Directors to serve for the ensuing three years.

Jeffrey J. Langan:	For: 32,193,318	Withheld: 498,275	Abstain: 0
Reed Malleck:	For: 32,196,418	Withheld: 495,175	Abstain: 0

2.	To ratify and approve an amendment to the Company’s Certificate of Incorporation, increasing from 75,000,000 to 150,000,000 the number of shares of Common Stock of the Company authorized for issuance.

For: 30,253,318	Against: 2,377,575	Abstain: 60,700

3.	To ratify and approve an amendment to the Company’s 2001 Stock Incentive Plan, increasing from 5,000,000 to 6,750,000 the total number of shares of Common Stock of the Company authorized for issuance under such plan and increasing from 770,000 to 1,000,000 the number of restricted shares of Common Stock of the Company authorized for issuance under such plan.

For: 14,549,488	Against: 2,491,236	Abstain: 61,535

4.	To ratify the appointment of Vitale, Caturano & Company, Ltd. as the Company’s independent accountants for the year ending December 31, 2005.

For: 32,253,564	Against: 321,346	Abstain: 116,683

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a)	Exhibits

The exhibits listed in the Exhibit Index filed as part of this report are filed as part of or are included in this report.

(b)	Reports on Form 8-K

On June 10, 2005 we furnished a Current Report on Form 8-K to the Securities and Exchange Commission announcing the approval of an amendment to the Company’s 2001 Stock Incentive Plan. The date of this Current Report on Form 8-K is June 10, 2005.

On June 29, 2005 we furnished a Current Report on Form 8-K to the Securities and Exchange Commission announcing the resignation of Robert B. Palardy from his position as the Vice President of Finance and Administration, Chief Financial Officer and Secretary of Cambridge Heart, Inc. effective July 8, 2005. The date of this Current Report on Form 8-K is June 29, 2005.

On July 28, 2005 we furnished a Current Report on Form 8-K to the Securities and Exchange Commission announcing our financial results for the quarter and year to date ended June 30, 2005. The date of this Current Report on Form 8-K is July 28, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMBRIDGE HEART, INC.

	By:	/s/ DAVID A. CHAZANOVITZ
Date: August 15, 2005		David A. Chazanovitz President, Chief Executive Officer, and acting Chief Financial Officer

22

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2005

Commission File Number: 0-20991

CAMBRIDGE HEART, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	13-3679946
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 OAK PARK DRIVE BEDFORD, MASSACHUSETTS	01730
(Address of principal executive offices)	(Zip Code)

781-271-1200

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

Number of shares outstanding of each of the issuer’s classes of common stock as of November 10, 2005:

Class	Number of Shares Outstanding
Common Stock, par value $.001 per share	41,089,227

CAMBRIDGE HEART, INC.

2

PART I—FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

CAMBRIDGE HEART, INC.

CONDENSED BALANCE SHEETS

	December 31, 2004	September 30, 2005
		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,896,963	$670,033
Marketable securities	4,750,000	5,000,000
Accounts receivable, net of allowance for doubtful accounts of $102,500 at December 31, 2004 and September 30, 2005, respectively	982,796	765,310
Inventory	491,276	502,299
Prepaid expenses and other current assets	154,272	61,713

Total current assets	$9,275,307	$6,999,355
Fixed assets, net	207,761	115,064
Other assets	166,539	121,562

	$9,649,607	$7,235,981

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$345,876	$277,972
Accrued expenses	643,431	508,201
Short-term debt	2,103	2,103

Total current liabilities	991,410	788,276
Long-term debt	1,578	—

Total liabilities	992,988	788,276
Commitments and contingencies (Note 13)
Convertible Preferred Stock, $.001 par value; 2,000,000 shares authorized at December 31, 2004 and September 30, 2005, 389,612 and 49,598 shares issued and outstanding at December 31, 2004 and September 30, 2005, respectively. Liquidation preference and redemption value of $6,699,985 and $4,549,996 as of December 31, 2004 and September 30, 2005, respectively	3,701,891	2,513,672
Warrants to acquire Convertible Preferred Stock of 474,203 and 406,330 shares at December 31, 2004 and September 30, 2005, respectively	2,526,156	2,380,051

	6,228,047	4,893,723
Stockholders’ equity:
Common Stock, $.001 par value; 150,000,000 shares authorized; 34,730,964 and 41,089,227 shares issued and outstanding at December 31, 2004 and September 30, 2005, respectively	34,731	41,089
Additional paid-in capital	58,566,847	59,904,512
Accumulated deficit	(56,114,777)	(58,352,893)
Less: deferred compensation	(58,229)	(38,726)

Total stockholders’ equity	2,428,572	1,553,982

	$9,649,607	$7,235,981

The accompanying notes are an integral part of these condensed financial statements.

3

CAMBRIDGE HEART, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Revenue	$1,278,649	$917,327	$3,712,948	$3,109,672
Cost of goods sold	582,696	489,010	1,733,755	1,514,706

Gross profit	695,953	428,317	1,979,193	1,594,966
Costs and expenses:
Research and development	203,358	143,486	538,344	532,894
Selling, general and administrative	1,310,877	941,342	4,486,145	3,434,155

Loss from operations	(818,282)	(656,511)	(3,045,296)	(2,372,083)
Interest income	15,304	50,583	31,064	137,687
Interest expense	(442)	(2,983)	(775)	(3,719)

Net loss attributable to common stockholders	$(803,420)	$(608,911)	$(3,015,007)	$(2,238,115)

Net loss per common share-basic and diluted	$(0.03)	$(0.01)	$(0.11)	$(0.06)

Weighted average common shares outstanding-basic and diluted	32,054,626	40,756,204	28,240,311	39,361,041

The accompanying notes are an integral part of these condensed financial statements.

4

CAMBRIDGE HEART, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2004	2005
Cash flows from operating activities:
Net loss	$(3,015,007)	$(2,238,115)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	231,229	132,857
Loss on disposal of fixed assets	—	4,817
Stock based compensation expense	60,554	71,093
Allowance for doubtful accounts	40,000	—
Changes in operating assets and liabilities:
Accounts receivable	729,654	217,486
Inventory	(53,127)	(11,023)
Prepaid expenses and other current assets	19,089	92,559
Accounts payable and accrued expenses	(728,181)	(212,119)

Net cash used in operating activities	(2,715,789)	(1,942,445)

Cash flows from investing activities:
Purchases of fixed assets	(139,606)	—
Purchases of intangible assets	(25,629)	—
Purchases of marketable securities	(2,200,000)	(250,000)

Net cash used in investing activities	(2,365,235)	(250,000)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	484,985	—
Issuance costs related to issuance of convertible preferred stock	—	(57,370)
Proceeds from issuance of common stock	28,766	24,463
Repayment of debt	(2,170)	(1,578)

Net cash provided by (used in) financing activities	511,581	(34,485)

Net increase (decrease) in cash and cash equivalents	(4,569,443)	(2,226,930)
Cash and cash equivalents, beginning of period	5,609,244	2,896,963

Cash and cash equivalents, end of period	$1,039,801	$670,033

Supplemental Disclosure of Cash Flow Information

The Company paid $775 and $3,719 in interest expense for the nine month periods ended September 30, 2004 and September 30, 2005, respectively.

Supplemental Disclosure of Non-Cash Financing Activities

During the nine month periods ended September 30, 2004 and 2005, investors exercised their rights to convert 825,762 and 369,406 shares of Series A Convertible Preferred Stock, respectively, into 10,734,896 and 4,802,278 shares of the Company’s common stock, respectively, at a conversion price of $0.34 per share.

During the nine month period ended September 30, 2005, the Company issued 30,042 shares of its Series A Convertible Preferred Stock to an investor for the cashless exercise of a warrant to acquire 67,873 shares of Series A Convertible Preferred Stock.

During the nine month period ended September 30, 2005, investors exercised their right to convert 650 shares of Series B Convertible Preferred Stock into 1,444, 444 shares of the Company’s common stock at a conversion price of $0.45 per share.

5

During the nine month period ended September 30, 2005, we issued restricted stock to certain members of our Board of Directors and recorded a non-cash deferred compensation amounting to $26,800, of which $20,100 has been recognized as stock based compensation expense in the statement of operations. We recorded non-cash compensation of our Board of Directors of $35,546 during the nine month period ended September 30, 2004.

The accompanying notes are an integral part of these condensed financial statements.

6

CAMBRIDGE HEART, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. NATURE OF BUSINESS

Cambridge Heart, Inc. (the “Company”) was incorporated in Delaware on January 16, 1990 and is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. The Company sells its products primarily to cardiology group practices, hospitals and research institutions. The Company is subject to risks common to companies in the biotechnology, medical device and diagnostic industries, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with governmental regulations.

The Company’s financial statements have been prepared on a “going concern basis,” which assumes the Company will realize its assets and discharge its liabilities in the ordinary course of business. The Company has experienced recurring losses from operations of $818,282 and $656,511 for the three month periods ended September 30, 2004 and 2005, respectively, and $3,045,296 and $2,372,083 for the nine month periods ended September 30, 2004 and 2005, respectively, and recurring negative cash flow from operations of $2,715,789 and $1,942,445 for the nine month periods ended September 30, 2004 and 2005, respectively. In addition, the Company has an accumulated deficit of $58,352,893 at September 30, 2005. The Company anticipates that it has sufficient cash resources to satisfy its cash requirements for at least 12 months. If the Company is unable to generate sufficient revenue to sustain operations, it will need to seek additional sources of financing. There is no certainty that such efforts will be successful.

Basis of Presentation

The interim financial statements of the Company presented herein are intended to be read in conjunction with the financial statements of the Company for the year ended December 31, 2004.

The interim financial statements as of September 30, 2005 and 2004 are unaudited, and in the opinion of the management reflect all adjustments (consisting solely of normal recurring accruals) necessary for the fair presentation of such information. Interim results are not necessarily indicative of results to be expected for the entire year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed by the Company are as follows:

Cash Equivalents and Marketable Securities

The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. Marketable securities consist of cash invested in municipal bonds with a triple “A” credit rating. In accordance with Statement of Financial Accounting Standards (SFAS) 115, “Accounting for Certain Investments in Debt and Equity Securities,” these investments have been classified as available-for-sale securities and have been reported at fair value, with unrealized gains and losses, if any, excluded from earnings and reported as a separate component of shareholders’ equity. These securities are redeemable at their face value, and bear interest at variable rates which are adjusted on a frequent basis. Accordingly, these investments are subject to minimal credit and market risk. These securities amount to $4,750,000 and $5,000,000 at December 31, 2004 and September 30, 2005, respectively, and no realized or unrealized gains or losses have been recognized during the periods presented. The short-term commercial paper, short-term securities of state government agencies with maturities less than three months from date of purchase and money market securities, totaling $2,727,591 and $420,516 at December 31, 2004 and September 30, 2005, respectively, are classified as cash equivalents. All of the marketable securities have been recorded at amortized cost, which approximates fair market value. The Company maintains its cash and cash equivalents in bank deposit accounts, which may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires that companies either recognize compensation expense for grants of stock options and other equity instruments based on fair market value, or provide pro forma disclosure of net income (loss) and net income (loss) per share in the notes to the financial statements. At December 31, 2004 and September 30, 2005, the Company had four stock-based compensation plans. The Company accounts for employee awards under those plans using the intrinsic value method under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no

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compensation cost has been recognized under SFAS 123 as amended by SFAS 148 – “Accounting for Stock-Based Compensation – Transition and Disclosure” for the Company’s employee stock option plans. Had compensation cost for the awards under those plans been determined based on the grant date fair market values, consistent with the method required under the recognition provisions of SFAS 148, the Company’s net loss and net loss per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Net loss attributable to common stockholders:
As reported	$803,420	$608,911	$3,015,007	$2,238,115
Stock-based compensation (expense) included in reported net loss	(22,529)	(32,546)	(60,554)	(71,093)
Total stock-based compensation under the fair-value-based method for all awards	129,934	118,226	353,001	306,360

Pro forma net loss	$910,825	$694,591	$3,306,259	$2,473,382

Net loss per share:
As reported-basic and diluted	$(0.03)	$(0.01)	$(0.11)	$(0.06)
Pro forma-basic and diluted	$(0.03)	$(0.02)	$(0.12)	$(0.06)

The fair value of each option grant under SFAS 123 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2004 and for the six months ended June 30, 2005, respectively: (i) dividend yield of 0% for all periods; (ii) expected volatility of 118% for all periods; (iii) risk free interest rates of 2.43% and 3.71%; and (iv) expected option terms of four years for all periods. The fair value of each option grant under SFAS 123 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in the three months ended September 30, 2005: (i) dividend yield of 0% for all periods; (ii) expected volatility of 115% (iii) risk free interest rate of 4.13%; and (iv) expected option term of 4 years.

On August 15, 2005, four Company officers entered into option exchange agreements with the Company whereby an aggregate of 2,686,750 options, issued at varying times and varying prices, were cancelled and replaced with an aggregate 2,975,000 options priced at $0.29, the last reported price that day.

On September 19, 2005, five members of the Board of Directors entered into individual option exchange agreements with the Company whereby an aggregate of 805,000 options, issued at varying times with varying prices, were cancelled and replaced with an aggregate of 805,000 options prices at $0.30, the last reported price that day.

On October 24, 2005, the Company’s Board of Directors approved the accelerated vesting of all unvested, out-of-the-money employee stock options. As a result, options to purchase 230,008 unvested shares of the Company’s Common Stock with a weighted average exercise price of $0.73, and exercise prices ranging from $0.45 to $1.30 that would otherwise have vested over the next 38 months became fully vested. The Company took this action in order to reduce future compensation expense that would otherwise be required to be recorded in the statements of operations in period following the effectiveness of the Financial Accounting Standards Board’s new standard, Statement of Financial Accounting Standard No. 123R, “Share-Based Payment” which requires companies to recognize stock-based compensation expense associated with stock options based on the fair value method.

Use of Estimates

The preparation of financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company evaluates its estimates on an on-going basis, including those related to incentive compensation, revenue recognition, product returns, allowance for doubtful accounts, inventory valuation, investments valuation, intangible assets, income taxes, warranty obligations, the fair value of preferred stock and warrants, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which then form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Net Loss Per Share

Consistent with SFAS No. 128, “Earnings Per Share,” basic loss per share amounts are based on the weighted average number of shares of common stock outstanding during the period. Diluted loss per share amounts are based on the weighted average number of shares of common stock and potential dilutive common stock outstanding during the period. The impact of options to purchase 4,895,125 and 6,007,750 shares of common stock, warrants for the purchase of 1,319,695 and 2,102,532 shares of common stock, warrants for the purchase of 471,703 and 403,830 shares of Series A Convertible Preferred Stock, warrants for the purchase of 0 and 2,500 shares of Series B Convertible Preferred Stock, 565,605 and 45,248 shares of Series A Convertible Preferred Stock, and 0 and 4,350 shares of Series B Convertible Preferred Stock have been excluded from the calculation of diluted weighted average share amounts as their inclusion would have been anti-dilutive for the three and nine month periods ended September 30, 2004 and 2005, respectively.

Emerging Issues Task Force 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share, was issued in March 2004. EITF 03-06 is intended to clarify what is a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for reporting periods beginning

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after March 31, 2004. The adoption of this pronouncement did not have an impact on our financial position, results of operations or cash flows as the Company incurred a net loss for the three and nine month periods ended September 30, 2004 and 2005. This pronouncement will have an impact if and when the Company incurs net income and at that time we will evaluate whether our existing securities meet the definition of a “participating security” under the provisions of EITF 03-06.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of two components, net income (loss) and other comprehensive income (loss). The Company has no other comprehensive income for all periods presented.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R “Share Based Payment.” This standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires companies to recognize the compensation cost related to share-based payment transactions with employees in the financial statements. The compensation cost is measured based upon the fair value of the instrument issued. Share-based compensation transactions with employees covered within SFAS No. 123R include share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123 included a fair-value-based method of accounting for share-based payment transactions with employees, but allowed companies to continue to apply the guidance in APB 25 provided that they disclose in the footnotes of the financial statements the pro form net income if the fair-value-based method had been applied. The Company is currently reporting share-based payment transactions with employees in accordance with APB 25 and provides the required disclosures. The Company is required to adopt SFAS No. 123R on January 1, 2006. Based on the current options outstanding, the Company anticipates the adoption of this standard to result in recognition of approximately $337,000 of compensation cost in the year of the adoption. Had compensation costs for the Company’s stock based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company’s net income and earnings per share for the three and nine month periods ended September 30, 2005 and 2004 would have been reduced to the pro forma amounts indicated above.

3. MAJOR CUSTOMERS, EXPORT SALES AND CONCENTRATION OF CREDIT RISK

There were no major customers that accounted for over 10% of our total revenues and accounts receivable balance for the nine month periods ended September 30, 2004 and 2005, respectively. During the three month periods ended September 30, 2004 and 2005, international sales accounted for 15% and 30% of the total revenues, respectively. During the nine month periods ended September 30, 2004 and 2005, international sales accounted for 14% and 22% of the total revenues, respectively. Company policy does not require collateral on account receivable balances.

4. INVENTORIES

Inventories at December 31, 2004 and September 30, 2005 consisted of the following:

	December 31, 2004	September 30, 2005
Raw materials	$466,172	$475,059
Work in process	2,777	2,897
Finished goods	22,327	24,343

	$491,276	$502,299

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5. CONVERTIBLE PREFERRED STOCK

The Company’s authorized capital stock includes 2,000,000 shares of $0.001 par value preferred stock. The preferred stock may be issued at the discretion of our Board of Directors (without further stockholder approval) with such designations, rights and preferences as the Board of Directors may determine from time to time. This preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights, which may be more expansive than the rights of the holders of the common stock.

Total shares of Convertible Preferred Stock issued and outstanding at December 31, 2004 and September 30, 2005, respectively are as follows:

	December 31, 2004	September 30, 2005
Series A Convertible Preferred
Shares issued and outstanding	384,612	45,248
Liquidation preference and redemption value	$1,699,985	$199,996

Series B Convertible Preferred
Shares issued and outstanding	5,000	4,350
Liquidation preference and redemption value	$5,000,000	$4,350,000

Total Convertible Preferred
Shares issued and outstanding	389,612	49,598
Liquidation preference and redemption value	$6,699,985	$4,549,996

The preferred stock is entitled to dividends when and if declared by the Board of Directors prior to the payment of any such dividends to the holders of common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the preferred stock then outstanding are entitled to be paid out of the assets of the corporation before any payment is made to the holders of common stock. Each holder of the preferred stock is entitled to the number of votes equal to the number of shares of common stock the preferred stock is convertible into on any matter preserved to the stockholders of the Company for their action at any meeting of the stockholders of the corporation.

Series A Convertible Preferred Stock

On May 12, 2003, the Company entered into an agreement for the sale of $6.5 million of Series A Convertible Preferred Stock (the “Series A stock”) to Medtronic and a group of private investors. Under the terms of the financing, the Company issued and sold a total of 1,470,549 shares of Series A stock at a purchase price of $4.42 per share. Each share of Series A stock is convertible into 13 shares of the Company’s common stock at a conversion price of $0.34 per share. As part of the financing, the Company also issued to both Medtronic and the private investors warrants exercisable for the purchase of an additional 471,703 shares of our Series A stock. Medtronic received a warrant for the purchase of an additional 67,873 of our Series A stock at an exercise price of $4.42 per share. The remainder of the warrants issued to the other investors had an exercise price of $5.525 per share. All of these warrants expire on January 1, 2009.

During the nine month periods ended September 30, 2004 and 2005, the Company issued 0 and 30,042 shares of its Series A Convertible Preferred Stock to an investor through a cashless exercise of 67,873 shares of Series A Convertible Preferred Stock warrants.

During the nine month periods ended September 30, 2004 and 2005, investors exercised their rights to convert 825,762 and 369,406 shares of Series A stock, respectively, into 10,734,906 and 4,802,278 shares of the Company’s common stock, respectively. The Company had 384,612 and 45,248 shares of Series A stock and warrants for the purchase of an additional 471,703 and 403,830 shares of Series A stock outstanding at December 31, 2004 and September 30, 2005, respectively.

During the nine month period ended September 30, 2004, short-term warrants for the purchase of 109,725 shares of preferred stock were exercised at a price of $4.42 per share providing the Company with gross proceeds of $484,985.

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Series B Convertible Preferred Stock

On December 6, 2004, the Company entered into an agreement for the sale of $5 million of Series B Convertible Preferred Stock (the “Series B stock”) to certain institutional and other private investors. Under the terms of the financing, the Company issued and sold 5,000 shares of Series B stock at a purchase price of $1,000 per share. Each share of Series B stock is convertible into approximately 2,222 shares of the Company’s common stock at a conversion price of $0.45 per share. The conversion price of the Series B stock is subject to adjustment in certain circumstances. If the Company issues shares of common stock at a purchase price below the conversion price of the Series B stock, the conversion price of the Series B stock will be adjusted to equal such purchase price. Investors in the financing also received warrants to purchase an additional 2,500 shares of Series B stock. The exercise price of the warrants is $1,100 per share. The warrants expire on December 6, 2009.

In connection with the sale of the Company’s Series B stock, the Company also issued to the placement agent for the transaction a warrant exercisable for a total of 953,333 shares of the Company’s common stock. The warrant expires on December 6, 2009. The exercise price of the warrant is $.495 per share of common stock.

During the nine month period ended September 30, 2005, investors exercised their rights to convert 650 shares of Series B stock into 1,444,444 shares of the Company’s common stock. The Company had 5,000 and 4,350 shares of Series B stock and warrants for the purchase of an additional 2,500 and 2,500 shares of Series B stock outstanding at December 31, 2004 and September 30, 2005, respectively.

6. COMMITMENTS AND CONTINGENCIES

Guarantor Arrangements

The Company enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with business partners and customers. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company maintains a products liability insurance policy that is intended to limit its exposure. Based on the Company’s historical activity in combination with its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2004 and September 30, 2005.

The Company warrants all of its non-disposable products as to compliance with their specifications and that the products are free from defects in material and workmanship for a period of 12 months from date of delivery. The Company maintains a reserve for the estimated costs of future repairs of its products during this warranty period. The amount of reserve is based on the Company’s actual return and repair cost experience. The Company has $28,235 and $26,141 of accrued warranties at December 31, 2004 and September 30, 2005, respectively.

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2005	2004	2005
Balance at beginning of period	$34,677	$25,782	$58,202	$28,235
Provision for warranty for units sold	8,827	16,828	9,808	25,205
Cost of warranty incurred	(12,656)	(16,469)	(37,162)	(27,299)

Balance at end of period	$30,848	$26,141	$30,848	$26,141

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, we are addressing the key problem of identification of those at risk of sudden cardiac death. Our proprietary technology and products are the first diagnostic tools approved by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-Wave Alternans, an extremely subtle beat-to-beat fluctuation in a patient’s heartbeat.

Our Microvolt T-Wave Alternans Test is performed using our primary products, the Heartwave System and our single use Micro-V Alternans Sensors. We sell both products in the United States primarily through our hybrid distribution organization comprised of a limited number of direct sales representatives supplemented in selected territories by independent manufacturers’ representatives. Outside the United States, we sell our products through independent distributors. Profitability for our business requires that we are successful in our efforts to expand the installed base of our Heartwave units in the United States and continually increase the number of Microvolt T-Wave Alternans Tests being performed in order to increase the usage of our Micro-V Alternans Sensors. In addition to our own sales organization, we seek to leverage our relationships with established strategic partners to assist us in gaining access to our primary customer, the clinical cardiologist, to inform them of the large amount of clinical data that has been presented and published on the value and importance of measuring microvolt levels of T-Wave Alternans for their patients.

In April 2005, we received clearance from the U.S. Food and Drug Administration to begin marketing our new Heartwave II System. The Heartwave II system operates on Windows XP Operating system and a Pentium IV processor. It represents the third generation MTWA platform and is capable of performing cardiac stress exercise tests in addition to a Microvolt T-Wave Alternans Test. It can store up to 3000 patient tests as compared to the original Heartwave which could only maintain ten tests in its memory. The Heartwave II System, unlike our original Heartwave I System, does not require a host stress exercise system to control the treadmill or to monitor the patient’s electrical activity of the heart during a Microvolt T-Wave Alternans Test. The system was developed as a result of feedback from our customer base with respect to ways to increase the utility of the device.

In May 2005, at the Heart Rhythm Society Meeting in New Orleans, Louisiana, Dr. J. Thomas Bigger, from Columbia University College of Physicians and Surgeons, presented data from a 549 patient, heart failure study. The conclusion from this multi-center study is that MTWA is a significantly better predictor of death and sustained ventricular arrhythmia than Ejection Fraction.

In July 2005, the Centers for Medicare and Medicaid (CMS) opened a National Coverage Determination (NCD) for Microvolt T-Wave Alternans for coverage in patients who are eligible for implantable cardioverter defibullator (ICD) therapy but have not yet had a symptomatic arrhythmic event. These patients are often referred to as primary prevention patients for ICDs. In January 2005, CMS agreed to cover ICD implantation in this group of primary prevention candidates. This NCD is directed towards making MTWA more available to the physician in determining the best care for the patient.

In September 2005, St. Jude Medical, Inc., MetroHealth Medical Center and the Company completed patient enrollment in the Alternans Before Cardioverter Defibrillator (ABCD) clinical study. The study compares the predictive value of our MTWA Test with the standard, invasive electrophysiology test in identifying patients at high risk for sudden cardiac death.

In October 2005, Horizon BlueCross/Blue Shield (of New Jersey) issued a coverage policy for the Company’s MTWA Test making it a covered benefit for those individuals who are considered for ICD placement for the primary prevention of sudden cardiac death. The Horizon Blue Cross/Blue Shield plan covers 3.2 million patient lives. Separately, Medical Mutual of Ohio also initiated coverage for our MTWA Test in circumstances where the predictability of ventricular tachycardia/fibrillation (VT/VF) would significantly alter clinical decisions in the management of an individual at risk for sudden cardiac death. Medical Mutual of Ohio covers approximately 1.4 million lives.

Also in October 2005, Roderick de Greef was appointed as Chief Financial Officer of the Company. Since March of 2001, Mr. de Greef has served as Executive Vice President, Chief Financial Officer and Secretary of Cardiac Science, Inc., and currently sits on the board of directors of several publicly held and private medical technology companies.

During the third quarter of 2005, the Company was able to reduce its use of cash, cash equivalents, and marketable securities by $438,000 from the third quarter of 2004 and by $255,000 from the second quarter of 2005. The reduction in our spending was the result of cost cutting initiatives throughout the business.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon the financial statements which have been prepared in accordance with U.S. generally accepted accounting principles. The notes to the financial statements contained in our Annual Report on Form 10-K includes a summary of our significant accounting policies and methods used in the preparation of our financial statements. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to incentive compensation, revenue recognition, product returns, allowance for doubtful accounts, inventory valuation, investments valuation, intangible assets, income taxes, warranty obligations, the fair value of preferred stock and warrants, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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We believe the following critical accounting policies and estimates affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition and Accounts Receivable

Revenue from the sale of product to all of the Company’s customers is recognized upon shipment of goods provided that risk of loss has passed to the customer, all of the Company’s obligations have been fulfilled, persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collectibility is probable. Revenue from the sale of product to all of our third party distributors with whom we have a relationship is subject to the same recognition criteria. These distributors provide all direct repair and support services to their customers. Under Emerging Issue Task Force (“EITF”) 00-21, in multiple element arrangements, separate elements can be considered separate units of accounting when the delivered unit has value to a customer on a stand alone basis and there is objective and reliable evidence of the fair value of the undelivered element. The Company regularly sells maintenance agreements with the Heartwave System. Revenue from maintenance contracts is recognized separately based on amounts charged when sold on a stand alone basis and is recorded over the term of the underlying agreement. Payments of $87,346 at September 30, 2005 ($162,575 at December 31, 2004) received in advance of services being performed is recorded as deferred revenue and included in current liabilities in the accompanying balance sheet.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off when identified. The Company’s actual experience of customer receivables written off directly during the three and nine month periods ended September 30, 2005 was immaterial. The Company provided $0 and $2,500 for allowance for doubtful accounts for September 30, 2005 and December 31, 2004, respectively. At September 30, 2005 and December 31, 2004, the allowance for doubtful accounts was $102,500.

Inventory Valuation

We regularly assess the value of our inventory for estimated obsolescence or unmarketable inventory. If necessary, we write-down our inventory value to the estimated fair market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required from time to time that could adversely affect our operating results for the fiscal period in which such write-downs are affected.

Capitalized Software

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require that we exercise considerable judgment with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. The cost of consultants utilized in the development of new features and functionality of our Microvolt T-Wave Alternans software is capitalized as incurred and amortized on a straight-line basis over its estimated life upon release to the market. The estimated life used for the amortization of the costs is currently three years. At each balance sheet date, these costs are evaluated for impairment by comparing the net realizable value of the product containing the software to the unamortized capitalized cost of that software. The amount by which the unamortized capitalized cost of the software exceeds this net realizable value, if any, is written off. As of September 30, 2005, no such write-downs have been recorded. The net realizable value is determined as the estimated future gross revenue from that product containing the software reduced by the estimated future costs of completing and disposing of that product. If no future revenues were achieved, then we would be required to write off the balance of the unamortized software costs, which was $9,557 at September 30, 2005.

Product Warranty

We warrant all of our non-disposable products as to compliance with their specifications and that the products are free from defects in material and workmanship for a period of 12 months from the date of delivery. We maintain a reserve for the estimated cost of future repairs of our products during this warranty period. The amount of the reserve is based on our actual return and repair cost experience. If the rate and cost of future warranty activities differs significantly from our historical experience, additional costs would have to be reserved that could materially affect our operating results.

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Results of Operations

The following table presents our revenue by product line and geographic region for each of the periods indicated. This information has been derived from our Statement of Operations included elsewhere in this Quarterly Report on Form 10-Q. You should not draw any conclusions about our future results from our revenue for any prior period.

Revenues:

	Three Months Ended September 30,					Nine Months Ended September 30,
	2004	% of Total	2005	% of Total	% Change	2004	% of Total	2005	% of Total	% Change
Alternans Products:
U.S. (core business)	$879,390	69%	$461,659	51%	-48%	$2,549,916	69%	$1,867,280	60%	-27%
Europe	45,340	3%	55,950	6%	23%	122,716	3%	126,200	4%	3%
Asia/Pacific	36,000	3%	122,400	13%	240%	36,000	1%	168,300	5%	368%
Rest of World	11,800	1%	—	0%	-100%	92,600	2%	53,900	2%	-42%

Total	972,530	76%	640,009	70%	-34%	2,801,232	75%	2,215,680	71%	-21%
Stress Products:
U.S	211,305	16%	183,379	20%	-13%	655,838	18%	543,807	17%	-17%
Europe	72,492	6%	61,792	7%	-15%	175,084	5%	227,044	7%	30%
Asia/Pacific	20,073	2%	26,709	3%	33%	78,024	2%	76,374	2%	-2%
Rest of World	2,250	0%	5,438	0%	142%	2,770	0%	46,767	2%	1588%

Total	306,120	24%	277,318	30%	-9%	911,716	25%	893,992	29%	-2%

Total Revenues	$1,278,650	100%	$917,327	100%	-28%	$3,712,948	100%	$3,109,672	100%	-16%

Three and Nine Month Periods ended September 30, 2004 and 2005

Revenue

Total revenue for the three month periods ended September 30, 2004 and 2005 was $1,278,650 and $917, 327, respectively, a decrease of 28%. Revenue from the sale of our Alternans products was $972,530 during the three month period ended September 30, 2004, compared to $640,009 during the same period of 2005, a decrease of 34%. Our Alternans products accounted for 76% and 70% of total revenue for the three month period ended September 30, 2004 and 2005, respectively. Total revenue for the nine month periods ended September 30, 2004 and 2005 was $3,712,948 and $3,109,672 respectively, a decrease of 16%. Revenue from the sale of our Alternans products was $2,801,232 during the nine month period ended September 30, 2004, compared to $2,215,680 during the same period in 2005, a decrease of 21%. Our Alternans products accounted for 75% and 71% of total revenue for the nine month period ended September 30, 2004 and 2005, respectively. The net decrease in revenue for both periods is primarily attributable to lower sales of Alternans products in the United States. We believe this decrease in domestic Alternans product sales results from the combination of our transition from a direct to a hybrid distribution model, and the limited reimbursement coverage for our Microvolt T-wave Alternans test by non-Medicare payers.

Revenue from the sale of non-Alternans products for the three month periods ended September 30, 2004 and 2005 was $306,120 and $277,318, respectively, a decrease of 9%. Revenue from the sale of non-Alternans products for the nine month periods ended September 30, 2004 and 2005 was $911,716 and $893, 992, respectively, a decrease of 2%.

Gross Profit

Gross profit for the three month periods ended September 30, 2004 and 2005 was 54% and 47% of total revenue, respectively. The decrease in gross profit as a percentage of revenue is primarily attributable to lower domestic sales of our Alternans products, which have higher average selling prices and gross margins when compared to Alternans products sold

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outside the United States. Gross profit for both the nine month periods ended September 30, 2004 and 2005 was 53% and 51% of total revenue, respectively.

Operating Expenses

The following table presents, for the periods indicated our operating expenses. This information has been derived from our Statement of Operations included elsewhere in this Quarterly Report on Form 10-Q. Our operating expenses for any period are not necessarily indicative of future trends.

	Three Months Ended September 30,					Nine Months Ended September 30,
	2004	% of Total Revenue	2005	% of Total Revenue	% Inc/ (Dec) 2005 vs 2004	2004	% of Total Revenue	2005	% of Total Revenue	% Inc/ (Dec) 2005 vs 2004
Operating Expenses:
Research and development	$203,358	16%	$143,486	16%	-29%	$538,344	15%	$532,894	17%	-1%
Selling, general and administrative	1,310,877	103%	941,342	103%	-28%	4,486,145	121%	3,434,155	110%	-23%

Total	$1,514,235	119%	$1,084,828	119%	-28%	$5,024,489	136%	$3,967,049	127%	-21%

Research and Development

Research and development expenses for the three month periods ended September 30, 2004 and 2005 were $203,358 and $143,486, respectively, a decrease of 29%. The decrease is primarily attributable to reductions in staffing levels and lower levels of outside engineering consulting expenses as a result of the completion of our Heartwave II System, which received marketing clearance from the U.S. Food and Drug Administration in April 2005. Research and development expenses for the nine month periods ended September 30, 2004 and 2005 were $538,344 and $532,894, respectively, a decrease of 1%. We expect research and development expense to remain at current levels for the remainder of the year.

Selling, General and Administrative

Selling, general and administrative, or SG&A expenses, for the three month periods ended September 30, 2004 and 2005 were $1,310,877 and $941,342, respectively, a decrease of 28%. SG&A expenses for the nine month periods ended September 30, 2004 and 2005 were $4,486,145 and $3,434,155, respectively, a decrease of 23%. Selling and marketing accounted for 66% and 31% of total SG&A expenses for the nine month periods ended September 30, 2004 and 2005, respectively. Variable selling costs were lower in fiscal 2005 due to lower sales of commissionable products in the United States. Fixed selling expenses were also lower in 2005 as we converted a number of U.S. sales territories from direct employees to independent manufacturers’ representatives. Administrative expenses decreased 13% for the nine month period ended September 30, 2005 when compared to the same period of 2004 due primarily to lower legal and outside accounting costs, offset somewhat by severance costs incurred in the three month period ended September 30, 2005. We expect fixed selling expenses and administrative expenses to remain at current levels for the remainder of the year.

Interest Income/Interest Expense

Interest income for the three month periods ended September 30, 2004 and 2005 was $15,304 and $50,583, respectively, an increase of 231%. Interest income for the nine month periods ended September 30, 2004 and 2005 was $31,064 and $137687, respectively, an increase of 343%. The increase in interest income is the result of higher amounts of invested cash and rising interest rates. Interest expense for the three month periods ended September 30, 2004 and 2005 was $442 and $2983, respectively, while interest expense for the nine month periods ended September 30, 2004 and 2005 was $775 and $3,719, respectively.

Net Loss

As a result of the factors described above, net loss attributable to common stockholders for the three month periods ended September 30, 2004 and 2005 was $803,420 and $608,911, respectively. Net loss attributable to common stockholders for the nine month periods ended September 30, 2004 and 2005 was $3,015,007 and $2,238,115, respectively.

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Liquidity and Capital Resources

Cash, cash equivalents and marketable securities were $5,670,033 at September 30, 2005, compared to $7,646,963 at December 31, 2004, a decrease of $1,976,930 or 26%. This net decrease primarily reflects our use of cash in support of operations of $1,942,455 for the nine month period ended September 30, 2005. The decrease in cash, cash equivalents and marketable securities for the three month period ended September 30, 2005 was $420,615. Accounts receivable, net of allowance for doubtful accounts at September 30, 2005, decreased $217,486, or 22%, as a result of lower sales volume for the three month period ended September 30, 2005 compared to the same three month period in 2004. Inventories at September 30, 2005 increased marginally by $11,023, or 2%, compared to December 31, 2004. Prepaid expenses and other current assets at September 30, 2005 decreased $92,559, or 60%, compared to December 31, 2004. There were no fixed asset additions during the three or nine month periods ended September 30, 2005.

Our financial statements have been prepared on a “going concern basis,” which assumes we will realize our assets and discharge our liabilities in the normal course of business. We have experienced recurring losses from operations of $818,282 and $656,511 for the three month periods ended September 30, 2004 and 2005, respectively, recurring negative cash flow from operations for the nine month periods ended September 30, 2004 and 2005 of $2,715,789 and $1,942,445, respectively. In addition, we have an accumulated deficit on September 30, 2005 of $58,352,893. We anticipate that our existing cash resources will be sufficient to satisfy our cash requirements for at least the next twelve months. If we are unable to generate sufficient revenue to sustain operations, we will need to seek additional sources of financing. There is no certainty that such efforts will be successful.

Under the terms of our license, consulting and technology agreements, we are required to pay royalties on sales of our products. Minimum license maintenance fees under these license agreements, which are creditable against royalties otherwise payable for each year, are $10,000 per year through 2007. We are committed to pay an aggregate of $20,000 of such minimum license maintenance fees subsequent to September 30, 2005

Contractual Obligations and Commercial Commitments

Our contractual obligations as of September 30, 2005 are included in the table below.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Capital Lease Obligations	$2,103	$2,103	$—
Operating Lease Obligations	$53,247	$45,529	$7,718
Purchase Obligations	$20,000	$10,000	$10,000
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet Under U.S. GAAP	$—	$—	$—	$—	$—

Total	$75,350	$57,632	$17,718	$—	$—

Off-Balance Sheet Arrangements

We have not created, and are not a party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating parts of our business that are not consolidated into our financial statements. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Factors Which May Affect Future Results

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth below and elsewhere in this Quarterly Report on Form 10-Q.

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Risks Related to our Operations

We depend on our Microvolt T-Wave Alternans technology for a significant portion of our revenues, and if it does not achieve broad market acceptance, our ability to execute our business plan and achieve meaningful revenues will be limited.

We believe that our ability to succeed in the future will depend, in large part, upon the successful commercialization and market acceptance of our Microvolt T-Wave Alternans technology. Market acceptance will depend upon our ability to demonstrate the diagnostic advantages and cost-effectiveness of this technology. The failure of our Microvolt T-Wave Alternans technology to achieve broad market acceptance, the failure of the market for our products to grow or to grow at the rate we anticipate, or a decline in the price of our products due to competitive pressures or a decline in the availability of reimbursement, would reduce our revenues and further limit our ability to succeed. This could have a material adverse effect on the market price of our common stock. We can give no assurance that we will be able to successfully commercialize or achieve market acceptance of our Microvolt T-Wave Alternans technology or that our competitors will not develop competing technologies that are perceived to be superior to our technology.

We have never been able to fund our operations from cash generated by sales of our products, and if we cannot meet our capital requirements through the sale of debt or equity securities on terms favorable to us, we may not be able to continue as a going concern.

We have incurred substantial operating losses through September 30, 2005 and may never generate substantial revenues or achieve profitability on a quarterly or annual basis. We have financed our operating losses through the public and private sale of shares of our common stock and preferred stock. We do not expect to generate sufficient cash from our business to fund our operations for the foreseeable future, so that if we cannot obtain additional capital through equity or debt financings we will likely be unable to continue as a going concern. This would have a material adverse effect on our operations and the market price of our common stock. In the current economic environment, financing for technology and medical device companies has become increasingly difficult to obtain. Any additional financing may not be available in the amount we need or on terms favorable to us, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Cambridge Heart by our stockholders would be reduced and the new securities issued could have rights, preferences and privileges more favorable than those of our current stockholders.

Our sale of additional shares of common stock or any other securities exchangeable for shares of common stock is likely to dilute the book value of our common stock.

Our authorized capital includes 150,000,000 shares of common stock, of which 51,344,120 shares were issued and outstanding as of September 30, 2005 (assuming the conversion of all shares of preferred stock outstanding on such date). Our board of directors has the authority, without further action or vote of our stockholders, to issue all or a part of any authorized but unissued shares of our common stock. Such stock issuances may be made at a price which reflects a discount from the then-current trading price of our common stock. In addition, in order to raise capital that we need at today’s stock prices, we would likely need to issue securities which are convertible into or exercisable for a significant number of shares of our common stock. These issuances would dilute your percentage ownership interest, which will have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our common stock. You may incur additional dilution of net tangible book value if holders of stock options or warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock.

At September 30, 2005, 45,248 shares of our Series A stock and 4,350 shares of our Series B stock were outstanding, which are currently convertible into 588,224 and 9,666,667 shares of our common stock, respectively. At September 30, 2005, investors held warrants to acquire an additional 403,830 shares of our Series A stock and 2,500 shares of our Series B stock, which are currently convertible into 5,249,790 and 5,555,555 shares of our common stock, respectively.

You will incur additional dilution of net tangible book value if the holders of our preferred stock convert their shares of preferred stock into shares of our common stock. As of September 30, 2005, investors had exercised their rights to convert 1,425,301 shares of Series A stock and 650 shares of Series B stock into 18,528,913 and 1,444,444 shares of our common stock, respectively.

Our revenues and operating results will vary from quarter to quarter, which may result in volatility in our stock price.

Our quarterly revenues and operating results have varied in the past and are likely to continue to vary significantly from quarter to quarter. This may lead to volatility in our stock price. These fluctuations are due to several factors relating to the sale of our products, including:

•	the timing, of our sales transactions;

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•	unpredictable sales cycles;

•	the timing of introduction and market acceptance of new products or product enhancements by us or our competitors;

•	changes in our operating expenses;

•	product quality problems; and

•	personnel changes and fluctuations in economic and financial market conditions.

We believe that period-to-period comparisons of our results of operations are not necessarily meaningful. There can be no assurance that future revenues and results of operations will not vary substantially. It is also possible that in future quarters our results of operations will be below the expectations of investors, analysts or our announced guidance, if any. In any such case, the price of our common stock could be materially adversely affected.

Financial investors may have interests different than you or our management, and may be able to impact corporate actions requiring stockholder approval because they own a significant amount of our common stock.

In connection with the December 2004 financing, we issued securities which are currently convertible into approximately 19.5% of the total number of shares of our common stock (on an as-converted basis) that are outstanding at September 30, 2005. Under certain circumstances these securities may become convertible into an even greater number of shares of common stock. In future financings we may also issue securities that are convertible into or exercisable for a significant number of shares of our outstanding common stock. Financial investors may have short-term financial interests different from our long-term goals and the long-term goals of our other stockholders. In addition, based on the significant ownership of our outstanding common stock, financial investors may be able to affect corporate actions requiring stockholder approval.

We will likely need additional financing for our future capital needs and may not be able to raise additional funds on terms acceptable to us, if at all.

We believe that the financial resources available to us, including our current working capital, will be sufficient to finance our planned operations and capital expenditures for the next 12 months. If during this time we are unable to increase our revenue and achieve positive cash flow, we will need to raise additional funds. We may also need additional financing sooner if:

•	we decide to accelerate our research and development efforts;

•	we decide to expand our marketing and sales capabilities faster than currently planned;

•	we develop new or enhanced services or products ahead of schedule;

•	we decide to undertake new sales and/or marketing initiatives;

•	we are required to defend or enforce our intellectual property rights;

•	sales of our products do not meet our expectations in the United States or internationally;

•	we need to respond to competitive pressures; or

•	we decide to acquire complementary products, businesses or technologies.

We can provide no assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs which would significantly limit our ability to implement our business plan. In addition, we may have to issue securities that may have rights, preferences and privileges senior to our common stock. If we are unable to obtain sufficient additional funding when needed, we may have to significantly cut back our operations, sell some or all of our assets, license potentially valuable technologies to third parties and/or cease operations. In addition, if we raise additional capital by issuing additional equity or convertible debt securities, our existing stockholders could suffer significant dilution.

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The results of future clinical studies may not support the usefulness of our technology.

We are continuing to participate in clinical studies relating to our Microvolt T-Wave Alternans technology and Micro-V Alternans Sensors in order to more firmly establish the predictive value of such technologies. Although studies on high- risk patients to date have indicated that the measurement of Microvolt T-Wave Alternans to predict the vulnerability to ventricular arrhythmia and sudden cardiac death is excellent in certain patient populations, we do not know whether the results of such studies on other patient populations will continue to be favorable. Any clinical studies or trials which fail to demonstrate that the measurement of Microvolt T-Wave Alternans is at least comparable in accuracy to alternative diagnostic tests, or which otherwise call into question the cost-effectiveness, efficacy or safety of our technologies, would have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty responding to changing technology.

The medical device market is characterized by rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competitive innovations. However, we may not be successful in identifying, developing and marketing new products or enhancing our existing products. In addition, we can give no assurance that new products or alternative diagnostic techniques may be developed that will render our current or planned products obsolete or inferior. Rapid technological development by competitors may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to such products.

We depend exclusively on third parties to support the commercialization of our products internationally.

We market our products internationally through independent distributors. These distributors also distribute competing products under certain circumstances. The loss of a significant international distributor could have a material adverse effect on our business if a new distributor, sales representative or other suitable sales organization cannot be found on a timely basis in the relevant geographic market. Because we rely on distributors for international sales, any revenues we receive in those territories will depend upon the efforts of our distributors. Furthermore, we cannot be sure that a distributor will market our products successfully or that the terms of any future distribution arrangements will be acceptable to us. In fiscal 2004, 14% of our revenue came from the sale of product to international distributors.

We face substantial competition in the market for cardiac diagnostic devices from substantially larger and better financed competition, which may result in others discovering, developing or commercializing competing products more successfully than we do.

Competition from competitors’ medical devices that diagnose cardiac disease is intense and likely to increase. Our success will depend on our ability to develop products and apply our technologies, as well as our ability to establish and maintain a market for our products. We compete with manufacturers of electrocardiogram stress tests, the conventional method of diagnosing ischemic heart disease, as well as with manufacturers of other invasive and non-invasive tests, including EP testing, electrocardiograms, Holter monitors, ultrasound tests and systems of measuring cardiac late potentials. GE Medical Systems has introduced an analysis system it claims can measure t-wave alternans. GE Medical Systems has received concurrence from the FDA of its 510(k) allowing it to distribute the product in the United States. Many of our current as well as prospective competitors have substantially greater capital resources, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer broad, well-established product lines and ancillary services not offered by Cambridge Heart. Some of our competitors also enjoy long-term or preferential supply arrangements with physicians and hospitals which may act as a barrier to market entry.

We obtain critical components and subassemblies for the manufacture of our products from a limited group of suppliers, and if our suppliers fail to meet our requirements we may be unable to meet customer demand and our customer relationships would suffer.

We do not have long-term contracts with our suppliers. Our dependence on a single supplier or limited group of smaller suppliers for critical components and sub-assemblies exposes us to several risks, including:

•	a potential for interruption, or inconsistency in the supply of components or sub-assemblies, leading to backorders and product shortages;

•	a potential for inconsistent quality of components or sub-assemblies supplied, leading to reduced customer satisfaction or increased product costs and delays in shipments of our products to customers and distributors; and

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•	inconsistent pricing. From time to time in the past, we have experienced temporary difficulties in receiving timely shipment of key components from our suppliers. We can give no assurance that we would be able to identify and qualify additional suppliers of critical components and sub-assemblies in a timely manner. Further, a significant increase in the price of one or more key components or sub-assemblies included in our products could seriously harm our results of operations.

Risks Related to the Market for Cardiac Diagnostic Equipment

If we are not able to both obtain and maintain adequate levels of third-party reimbursement for our products, it would have a material adverse affect on our business.

Our revenue is primarily derived from sales of our Heartwave systems and Micro-V Alternans Sensors. Our ability to successfully commercialize these products depends on our first obtaining, and then maintaining, adequate levels of third-party reimbursement for use of these products by our customers. The amount of reimbursement in the United States that is available for clinical use of the Microvolt T-Wave Alternans Test varies. In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payers will seek to deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payer, or is experimental, investigations unnecessary or inappropriate. We do not know whether the reimbursement level in the United States for the Microvolt T-Wave Alternans Test will increase in the future or that reimbursement amounts will not reduce the demand for, or the price of, the Heartwave system. Difficulties in obtaining reimbursement, or the inadequacy of the reimbursement obtained, for Microvolt T-Wave Alternans Tests using the Heartwave system could have a material adverse effect on our business.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Although we maintain product liability insurance in the United States and in other countries in which we conduct business, including clinical trials and product marketing and sales, such coverage may not be adequate. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent commercialization of our Heartwave systems, cause a significant financial burden on Cambridge Heart, or both, which in either case could have a material adverse effect on our business, financial condition and ability to market both systems as currently contemplated.

Our ability to build a successful business depends on our ability to first obtain, and then maintain, patent protection for our products and technologies.

Our success will depend, in large part, on our ability to obtain patent protection for our products both in the United States and in other countries and then enforce these patents. However, the patent positions of medical device companies, including Cambridge Heart, are generally uncertain and involve complex legal and factual questions. We can give no assurance that patents will issue as a result of any patent applications we own or license or that, if patents do issue, the claims allowed will be sufficiently broad to protect our proprietary technologies. In addition, any issued patents we own or license may be challenged, invalidated or circumvented, and the rights granted under issued patents may not provide us with competitive advantages. We also rely on unpatented trade secrets to protect our proprietary technologies, and we can give no assurance that others will not independently develop or otherwise acquire substantially equivalent techniques, or otherwise gain access to our proprietary technologies, or disclose such technology or that we can ultimately protect meaningful rights to such unpatented proprietary technologies.

Any claim by others that we infringe their intellectual property rights, whether intentionally or otherwise, could materially and adversely affect our business.

Our success will depend, in part, on our ability to avoid infringing the intellectual property rights of others and/or breaching the licenses upon which our products and technologies are based. We have licensed significant technology and patents from third parties, including patents and technology relating to Microvolt T-Wave Alternans licensed from The Massachusetts Institute of Technology. Our license of patents and patent applications impose various commercialization, sublicensing, insurance, royalty and other obligations on our part. If we fail to comply with these requirements, licenses could convert from being exclusive to non-exclusive in nature or could terminate, either of which would adversely affect our business.

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Any future litigation over intellectual property rights would likely involve significant expense on our part as well as distract our management from day-to-day business operations.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to us, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of others’ proprietary rights. In particular, our competitors and other third parties hold issued patents and are assumed to hold pending patent applications, which may result in claims of infringement against us or other patent litigation. We also may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions, which could result in substantial cost.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We own financial instruments that are sensitive to market risk as part of our investment portfolio. The investment portfolio is used to preserve our capital until it is used to fund operations, including research and development activities. None of these market-risk sensitive instruments are held for trading purposes. We invest our cash primarily in money market mutual funds and U.S. government and other investment grade debt securities. We evaluate these investments quarterly to determine the fair value of the portfolio. Our investment portfolio includes only marketable securities with active secondary or resale markets to help assure liquidity. We have implemented policies regarding the amount and credit ratings of investments. Due to the conservative nature of these policies, we do not believe our portfolio has a material exposure due to market risk.

See Note 2 to our Unaudited Condensed Financial Statements in this Quarterly Report on Form 10-Q for a description of our other financial instruments. We carry the amounts reflected in the balance sheet of cash, cash equivalents, marketable securities, trade receivables, and trade payables at fair value at September 30, 2005 due to the short maturities of these instruments.

We have not had any material exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could cause our products to be less attractive in foreign markets.

ITEM 4.	CONTROLS AND PROCEDURES.

(a) Evaluation of Disclosure Controls and Procedures.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of September 30, 2005. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of September 30, 2005, our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

(b) Changes in Internal Controls Over Financial Reporting.

There has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) under the Securities Exchange Act of 1934) during the fiscal quarter ended September 30, 2005 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II—OTHER INFORMATION

ITEM 5.	OTHER INFORMATION.

On August 9, 2005, the Board of Directors of the Company approved an amendment to the Company’s 1996 Equity Incentive Plan increasing the maximum number of shares with respect to which an award may be granted to an employee under the Plan per calendar year from 300,000 to 900,000 shares.

ITEM 6.	EXHIBITS

The exhibits listed in the Exhibit Index filed as part of this report are filed as part of or are included in this report.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: November 14, 2005	By:	/S/ RODERICK DE GREEF
Roderick de Greef
Chief Financial Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2005

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1 Oak Park Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-271-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement with New Executive Officer

In connection with the appointment of Roderick de Greef as Cambridge Heart’s Chief Financial Officer, the Company entered into an offer letter agreement with Mr. de Greef dated September 8, 2005 (the “Offer Letter”) and a severance benefit agreement with Mr. de Greef dated October 3, 2005 (the “Severance Agreement”). Mr. de Greef commenced his employment with the Company on October 3, 2005 (the “Commencement Date”). The material terms of the Offer Letter and the Severance Agreement are described below.

Salary and Bonus. Mr. de Greef will be paid an annual salary of $100,000 per year based on a 60% time commitment. Mr. de Greef is eligible for an annual bonus equal to 15% to 20% of his base salary in accordance with the bonus plan approved each year by the Board of Directors.

Stock Option. Mr. de Greef was granted a stock option to purchase 250,000 shares of common stock on the Commencement Date. The exercise price per share is $0.26, the closing price of our common stock on the date of grant, and vests in three equal annual increments starting on the first anniversary of the grant date.

Separation Benefits. Under certain circumstances related to the termination of Mr. de Greef’s employement, he will be entitled to receive severance benefits as set forth below.

In the event Mr. de Greef’s employment is terminated by the Company without cause (as defined in the Severance Agreement), Mr. de Greef will be entitled to (i) continue to receive his base salary and health benefits for six months; and (ii) the immediate vesting of all options that would have become exercisable during the 12 month period following termination. In the event of a Change of Control (as defined in the Severance Agreement), 50% of the all options held by Mr. de Greef that are not otherwise exercisable as of the date of the Change of Control will become exercisable as of the date of the Change of Control. In the event that, within 12 months after a Change of Control, Mr. de Greef’s employment is terminated by the Company without Cause or by Mr. de Greef for Good Reason (as defined in the Severance Agreement), Mr. de Greef will be entitled to (i) continue to receive his base salary and health benefits for 12 months; and (ii) the immediate vesting of all unvested options.

The above description is qualified in its entirety by reference to the Offer Letter and the Severance Agreement, which are filed as Exhibits 10.01 and 10.02, respectively, to this report on Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective October 3, 2005, Roderick de Greef was appointed to the position of Chief Financial Officer of Cambridge Heart, Inc., replacing Mr. Robert Palardy who resigned the position on July 8, 2005.

Since 2001, Mr. de Greef was Executive Vice President, Chief Financial Officer and Secretary of Cardiac Science, Inc., a provider of defibrillation equipment. From 1995 to 2001 Mr. de Greef provided independent corporate advisory services to a number of early stage companies. Previously, Mr. de Greef served as Chief Financial Officer for several development stage medical technology companies. Mr. de Greef is a member of the board of directors of several companies in the medical technology field. Mr. de Greef has a B.A. in Economics and International Relations from California State University at San Francisco and earned his MBA from the University of Oregon.

The material terms of the Offer Letter and the Severance Agreement between Mr. de Greef and the Company are described in Item 1.01 of this report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

10.01    Offer Letter dated September 8, 2005 between Cambridge Heart, Inc. and Roderick de Greef.

10.02    Severance Agreement dated October 3, 2005 between Cambridge Heart, Inc. and Roderick de Greef.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: October 5, 2005

By: David A. Chazanovitz

        President and Chief Executive Officer

EXHIBIT 10.01

David A. Chazanovitz

Chairman, President and CEO

September 8, 2005

PERSONAL AND CONFIDENTIAL

Roderick de Greef

7 Searles Road

Salem, NH 03087

Dear Rod:

I am very pleased to offer you the position on my Executive Staff as Cambridge Heart’s Chief Financial Officer. As discussed at length the job is assumed to be approximately a 60% time commitment averaging 3 days per week. The offer is made in accordance with the following terms:

1.	Salary: You will be paid twice monthly at the rate of $4,166.67 (annualized $100,000 per year) per pay period.

2.	Bonus: Commencing Jan 1, 2006 you will be eligible for an annual bonus of 15%-20% of your base salary based on the attainment of company and personal objectives in accordance with the bonus plan approved each year by the Board of Directors.

3.	Severance: In the event the Company terminates your employment without cause, you will receive severance pay at your salary rate for a period of six months. A detailed severance letter is enclosed.

4.	Stock Option: You will receive an incentive stock option for 250,000 shares of common stock with 1/3 vesting at each anniversary of your start date. The exercise price of these options will be the closing price of the stock on your start date. This grant is subject to approval by the Stock Option Committee of the Board of Directors. Acceleration of vesting on change of control is discussed on the attached severance agreement

5.	Benefits: You will be entitled to our standard major medical and hospitalization and dental benefits and plus any other benefits as they are generally made available to employees.

6.	Vacation: Three weeks of paid vacation per year (based on 3 days =1 week).

7.	Confidentiality, Non-compete and Non-solicitation: You will be required to sign the Company’s standard form of confidentiality, non-compete and non-solicitation agreement (enclosed).

We will go over benefits and other matters pertinent to your employment in greater detail during your orientation. Please bring proof of citizenship and eligibility to work in the United States with you on your first day of work. A driver’s license and social security card (or birth certificate) will suffice. You should also be aware that this offer or any verbal and written statements made to you by any employee or agent of Cambridge Heart is in no way a guarantee of employment for any specified length of time.

Rod, I am looking forward to working with you to develop and implement strategies which can help restore shareholder value.

Rod de Greef

September 8, 2005

Please confirm your acceptance and your agreement to a start date of October 3, 2005 by signing a copy of this letter below and returning it to me.

Thanks and welcome aboard. We are very pleased to have you as a member of the Cambridge Heart team.

Sincerely,

/s/    David Chazanovitz

David Chazanovitz

President & CEO

Accepted: ____________________________________ Date: ________________

  Roderick de Greef

EXHIBIT 10.02

October 3, 2005

Roderick de Greef

7 Searles Road

Windham, NH 03087

Dear Rod:

Re: Severance Agreement

Cambridge Heart, Inc. (the “Company”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders. The Board of Directors has determined that, while there are no current plans for the Company to engage in a change of control transaction, appropriate steps be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change of control and related events and circumstances.

Accordingly, the Company agrees as follows:

1. In the event that the Company terminates your employment without Cause, then the following shall apply:

•	You will continue to be paid your salary for six (6) months after termination at the rate in effect on the termination date.

•	You will continue for six (6) months to be enrolled in the health insurance program you were enrolled in as of the termination date.

•	The vesting of all stock options you hold as of the termination date will be accelerated as follows: the number of shares under all such options that would have become vested (i.e., exercisable) during the twelve (12) month period following the termination date shall become exercisable; you must exercise all options (including the accelerated portion) within the time periods set forth in your option agreement(s) and the applicable option plan.

2. In the event that a Change in Control occurs, the following shall apply:

•	The vesting of all stock options you hold as of the Change in Control Date will be accelerated as follows: fifty percent (50%) of the number of shares under all such options that were not vested (i.e., exercisable) as of the Change in Control Date shall become exercisable as of the Change in Control Date; you must exercise all options (including the accelerated portion) within the time periods set forth in your options agreement(s) and the applicable option plan.

3. In the event that a Change in Control occurs and, within twelve (12) months after the Change in Control Date, your employment (either with the Company or the successor/acquiror) is terminated without Cause or you terminate your employment for Good Reason, then the following shall apply:

•	You will continue to be paid your salary for twelve (12) months after termination at the rate in effect on the termination date.

•	You will continue for twelve (12) months to be enrolled in the health insurance program you were enrolled in as of the termination date.

•	The vesting of all stock options you hold as of the Change in Control Date will be accelerated as follows: one hundred percent (100%) of the number of shares under all such options that were not vested (i.e., exercisable) as of the termination date shall become exercisable as of the termination date; you must exercise all options (including the accelerated portion) within the time periods set forth in your options agreement(s) and the applicable option plan.

All capitalized terms used in this letter agreement have the meanings set forth in Exhibit A.

This agreement supercedes all other agreements concerning severance.

Sincerely yours,

CAMBRIDGE HEART, INC.

By: David Chazanovitz

Title: President & CEO

AGREED:

_______________________________

Roderick de Greef

EXHIBIT A

1. “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

2. “Change in Control Date” means the first date on which a Change in Control occurs.

3. “Cause” means:

(a) the Employee’s willful and continued failure to substantially perform [his/her] reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Employee gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Employee from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Employee has not substantially performed the Employee’s duties; or

(b) the Employee’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this Section 3, no act or failure to act by the Employee shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Company.

4. “Good Reason” means the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the notice of termination given by the Employee in respect thereof, such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first notice of termination for Good Reason given by the Employee).

(a) the assignment to the Employee of duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”), or any other action or omission by the Company which results in a diminution in such position, authority or responsibilities;

(b) a reduction in the Employee’s annual base salary as in effect on the Measurement Date or as the same was or may be increased from time to time;

(c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation program or policy) (a “Benefit Plan”) in which the Employee participates or which is applicable to the Employee immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Employee in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;

(d) any failure of the Company to pay or provide to the Employee any portion of the Employee’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of any employment agreement with the Employee.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2005

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1 Oak Park Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-271-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 24, 2005, the Board of Directors of Cambridge Heart, Inc., (the “Company”), approved the acceleration of vesting of all unvested, out-of-the-money employee stock options. As a result, options to purchase 230,008 unvested shares of the Company’s Common Stock with a weighted average exercise price of $0.73, and exercise prices ranging from $0.45 to $1.30 that would otherwise have vested over the next 38 months became fully vested. None of the options for which vesting was accelerated were held by the Company’s executive officers or directors.

The Board of Directors of the Company determined to accelerate the vesting of these options to reduce future compensation expense that would otherwise be required to be recorded in the statements of operations of the Company in periods following the effectiveness of the Financial Accounting Standards Board’s new standard, Statement of Financial Accounting Standard No. 123R, “Share-Based Payment,” which requires companies to recognize stock-based compensation expense associated with stock options based on the fair value method

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: October 27, 2005	By:	/s/ David A. Chazanovitz
David A. Chazanovitz President and Chief Executive Officer